   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 13, 2004

                                                     REGISTRATION NO. 333-120383
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                       TO

                                   FORM F-10
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              INTEROIL CORPORATION
             (Exact name of registrant as specified in its charter)

              CANADA                              1311                          NOT APPLICABLE
(Province or other jurisdiction of    (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)       Classification Code Number           Identification Number
                                            (if applicable))                   (if applicable))

                                                                      GARY M. DUVALL
   SUITE 5300, COMMERCE COURT WEST, 199 BAY ST.                 25025 I-45 NORTH, SUITE 420
         TORONTO, ONTARIO MSL 1B9, CANADA                       THE WOODLANDS, TEXAS 77380
                  (416) 869-5500                                      (281) 292-1800
         (Address and telephone number of           (Name, address, (including zip code) and telephone
     registrant's principal executive offices)                            number
                                                     (including area code) of agent for service in the
                                                                      United States)

                                   COPIES TO:

             GEORGE G. YOUNG III, ESQ.                                GARY M. DUVALL
             HAYNES AND BOONE, L.L.P.                              INTEROIL CORPORATION
         1221 MCKINNEY STREET, SUITE 2100                       25025 I-45 NORTH, SUITE 420
               HOUSTON, TEXAS 77010                             THE WOODLANDS, TEXAS 77380
                  (713) 547-2000                                      (281) 292-1800

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:  from time to time after effectiveness of this registration statement.

                              PROVINCE OF ONTARIO
       (Principal jurisdiction regulating this offering (if applicable))

     It is proposed that this filing shall become effective (check appropriate box):

     A. [ ] Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)

     B. [X]  At some future date (check the appropriate box below):

       1. [ ] pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing)

       2. [ ] pursuant to Rule 467(b) on at (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance
       on           .

       3. [X] pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

       4. [ ] After the filing of the next amendment to this form (if preliminary material is being filed).

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf short form prospectus offering procedures, check the following box. [X]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS PROVIDED IN RULE 467 UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), OR SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a) OF THE SECURITIES ACT, MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

         INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

BASE SHELF PROSPECTUS                                          DECEMBER 13, 2004
                              INTEROIL CORPORATION
                                 C$165,000,000
                            4,500,000 COMMON SHARES

     We issued our 8.875% senior convertible debentures ("Debentures") and warrants to purchase our common shares ("Warrants") in private placements on August 27, 2004 and September 3, 2004. This prospectus may be used by selling shareholders in connection with resales of the common shares issuable upon the conversion, redemption, exercise or payment of the Debentures and/or Warrants. Such common shares are sometimes referred to in this prospectus as the "Registrable Securities".

     Our common shares currently trade under the symbol "IOL" on the Toronto Stock Exchange and under the symbol "IOC" on the American Stock Exchange, the Australian Stock Exchange and the Port Moresby Stock Exchange. The last reported sale price of our common shares on the Toronto Stock Exchange on December 10, 2004 was C$42.40 per share and on the American Stock Exchange was U.S.$34.60 per share.

     INVESTING IN OUR COMMON SHARES INVOLVES RISKS. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

     THIS PROSPECTUS HAS NOT BEEN FILED IN RESPECT OF, AND WILL NOT QUALIFY, ANY RESALE OF REGISTRABLE SECURITIES IN ONTARIO AT ANY DATE LATER THAN JANUARY 4, 2005 OR IN ANY OTHER PROVINCE OR TERRITORY OF CANADA AT ANY TIME. THIS PROSPECTUS WILL QUALIFY RESALES OF REGISTRABLE SECURITIES IN ONTARIO WITH A MAXIMUM AGGREGATE VALUE OF UP TO C$165,000,000 ONLY, WHICH AGGREGATE VALUE IS DETERMINED BY MULTIPLYING THE LAST REPORTED SALE PRICE OF OUR COMMON SHARES ON THE TORONTO STOCK EXCHANGE ON NOVEMBER 9, 2004 OF C$36.60 PER SHARE BY 4,500,000 COMMON SHARES.

     NO UNDERWRITER WILL BE INVOLVED IN ANY SALE OR RESALE OF REGISTRABLE SECURITIES IN CANADA UNDER THIS PROSPECTUS.

     UNDER THE MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, WE ARE PERMITTED TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH CANADIAN DISCLOSURE REQUIREMENTS, WHICH ARE DIFFERENT FROM THOSE OF THE UNITED STATES. WE PREPARE OUR FINANCIAL STATEMENTS IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND ARE SUBJECT TO CANADIAN AUDITING AND AUDITOR INDEPENDENCE STANDARDS. OUR FINANCIAL STATEMENTS MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

     YOUR ABILITY TO ENFORCE CIVIL LIABILITIES UNDER THE UNITED STATES FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BECAUSE WE ARE INCORPORATED IN CANADA, SOME OF OUR OFFICERS AND DIRECTORS NAMED IN THIS PROSPECTUS ARE NOT RESIDENT IN THE UNITED STATES AND MOST OF OUR ASSETS ARE LOCATED OUTSIDE THE UNITED STATES.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is December 13, 2004.

                               TABLE OF CONTENTS

REFERENCES..................................................    1
EXCHANGE RATE INFORMATION...................................    1
FORWARD-LOOKING STATEMENTS..................................    2
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES.................    3
SUMMARY.....................................................    4
  Use of this Prospectus....................................    4
  Our Business..............................................    4
  Recent Developments.......................................    5
RISK FACTORS................................................    7
  Risk Related to Our Business..............................    7
  Risk Related to an Investment in our Common Shares........   11
USE OF PROCEEDS.............................................   13
TRADING RANGE OF COMMON SHARES..............................   13
DIVIDENDS...................................................   14
DESCRIPTION OF OUR COMMON SHARES............................   14
  Options...................................................   14
  Convertible Securities....................................   14
DESCRIPTION OF OUR DEBENTURES...............................   15
DESCRIPTION OF OUR WARRANTS.................................   18
CHANGES IN OUR SHARE AND DEBT CAPITAL.......................   20
LIST OF SELLING SHAREHOLDERS................................   20
PLAN OF DISTRIBUTION........................................   23
MATERIAL CONTRACTS..........................................   26
  Securities Purchase Agreement.............................   26
  Registration Rights Agreement.............................   26
  Share Sale Agreement......................................   26
  Facilities Management Contract............................   27
  Engineering Procurement and Construction Contract.........   27
  Crude Supply Agency and Sales Agreement...................   27
  Domestic Sales Agreement..................................   27
  Purchase and Sale Agreement...............................   28
  Export Marketing and Shipping Agreement and Agreement for
     the Sale and Purchase of Naphtha.......................   28
  Refinery State Project Agreement..........................   28
CORPORATE STRUCTURE.........................................   29
WITHHOLDING TAX AND CURRENCY EXCHANGE CONTROLS IN PNG.......   30
LEGAL MATTERS...............................................   30
EXPERTS.....................................................   31
AVAILABLE INFORMATION.......................................   31
DOCUMENTS INCORPORATED BY REFERENCE.........................   31
LIST OF DOCUMENTS FILED WITH THE SEC........................   32
AUDITORS, TRANSFER AGENT AND REGISTRAR......................   32
PURCHASER'S STATUTORY RIGHTS................................   33
AUDITORS' CONSENT...........................................   34
GLOSSARY OF CERTAIN TERMS...................................   35
INDEX TO FINANCIAL INFORMATION..............................   40
CERTIFICATE OF THE COMPANY..................................

                                   REFERENCES

     In this prospectus, unless we state otherwise, "InterOil", the "Company", "we", "us" and "our" refer to InterOil Corporation and all of its subsidiaries. The term "PNG" refers to Papua New Guinea. The term "Shell" refers to subsidiaries of the Royal Dutch Shell Group. The term "BP" refers to subsidiaries of BP p.l.c. See "Glossary of Certain Terms" for additional terms used in this prospectus.

                           EXCHANGE RATE INFORMATION

     Unless we state otherwise or the context otherwise requires, all references to dollar amounts in this prospectus are references to U.S. dollars. The exchange rate between the Canadian dollar and the U.S. dollar used in this prospectus varies depending on the date and context of the information contained herein. Some of the financial information about BP Papua New Guinea Limited, which we acquired in 2004, and which is included herein, in expressed in Kina, the local currency of Papua New Guinea.

     The following table sets forth, for each period indicated, the high and low exchange rates, the average of the exchange rates on the last day of each month during such period indicated, and the exchange rate at the end of the period indicated, for one (1) PNG Kina expressed in Canadian dollars.

                                          FISCAL YEAR ENDED              NINE MONTHS ENDED
                                     ---------------------------   -----------------------------
                                     DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                         2002           2003           2003            2004
(C$)                                 ------------   ------------   -------------   -------------
High...............................    $0.45440       $0.42800       $0.42800        $0.43200
Low................................    $0.35480       $0.37810       $0.37810        $0.39410
Average............................    $0.41150       $0.40291       $0.40216        $0.04198
Close..............................    $0.40490       $0.40130       $0.41420        $0.39620

On December 10, 2004, the noon buying rate was C$0.38799 per K1.

     The following table sets forth, for each period indicated, the high and low exchange rates, the average of the exchange rates on the last day of each month during such period indicated, and the exchange rate at the end of the period indicated, for one PNG Kina expressed in United States dollars.

                                          FISCAL YEAR ENDED              NINE MONTHS ENDED
                                     ---------------------------   -----------------------------
                                     DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                         2002           2003           2003            2004
(U.S.$)                              ------------   ------------   -------------   -------------
High...............................    $0.29150       $0.31000       $0.30800        $0.31200
Low................................    $0.22760       $0.25530       $0.25530        $0.30450
Average............................    $0.26206       $0.28841       $0.28191        $0.31008
Close..............................    $0.25680       $0.31000       $0.30600        $0.31200

On December 10, 2004, the noon buying rate was U.S. $0.31800 per K1.

     The following table sets forth, for each period indicated, the high and low exchange rates, the average of the exchange rates on the last day of each month during such period indicated, and the exchange rate at the end of the period indicated, for one Canadian dollar expressed in United States dollars.

                                          FISCAL YEAR ENDED              NINE MONTHS ENDED
                                     ---------------------------   -----------------------------
                                     DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                         2002           2003           2003            2004
(U.S.$)                              ------------   ------------   -------------   -------------
High...............................    $0.66530       $0.77470       $0.75120        $0.78860
Low................................    $0.61750       $0.63270       $0.63270        $0.71380
Average............................    $0.63724       $0.71629       $0.70153        $0.75340
Close..............................    $0.63440       $0.77270       $0.73910        $0.78760

On December 10, 2004, the noon buying rate was U.S. $0.81960 per C$1.

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in, or incorporated by reference into, this prospectus are forward-looking statements as defined in the U.S. federal securities laws. All statements, other than statements of historical facts, included herein or incorporated by reference herein, including without limitation, statements regarding our drilling plans, business strategy, plans and objectives of management for future operations and those statements preceded by, followed by or that otherwise include the words "believe", "expects", "anticipates", "intends", "estimates" or similar expressions or variations on such expressions are forward-looking statements. We can give no assurances that such forward-looking statements will prove to be correct. Each forward-looking statement reflects our current view of future events and is subject to risks, uncertainties and other factors that could cause actual results to differ materially from any results expressed or implied by our forward-looking statements. Risks and uncertainties include, but are not limited to:

     - our lack of substantial operating history;

     - the operation of our refinery project at less than full capacity;

     - commissioning and start-up costs;

     - profitability of our refinery;

     - our ability to market refinery output;

     - the success of our exploration prospects;

     - political, legal and economic risks related to PNG;

     - anticipated markets for our refined products;

     - dependence on exclusive relationships with our supplier and customers;

     - ability to obtain necessary licences;

     - uninsured risks;

     - the impact of competition;

     - the enforceability of legal rights;

     - the volatility of oil prices;

     - weather and unforeseen operating hazards;

     - the uncertainty of our ability to attract capital;

     - debt covenants limiting ability to raise additional financing; and

     - other factors.

     The information contained in this prospectus and the documents incorporated by reference into this prospectus, including the information set forth under the heading "Risk Factors" contain more information about certain factors that could affect our operating results and performance. Our forward-looking statements are expressly qualified in their entirety by this cautionary statement.

                  ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

     We are a corporation organized under the laws of New Brunswick, Canada and substantially all of our assets are located in PNG. Many of our directors and officers are not residents of the United States of America. As a result, it may be difficult for United States investors to effect service of process within the United States on us or our directors or officers or to enforce in the United States upon judgments of courts of the United States predicated upon civil liability under United States federal securities laws against us or our directors or officers.

     Certain selling shareholders are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or reside outside of Canada. Although certain selling shareholders may have appointed agents for service of process in Ontario, it may not be possible for investors to collect from us or any selling shareholder, judgments obtained in Canadian courts.

                                    SUMMARY

     This summary highlights certain information found in greater detail elsewhere in this Prospectus or in documents incorporated by reference herein. This Prospectus includes documents incorporated by reference. You should read the entire Prospectus and the documents we incorporate by reference, including the financial data and related notes, before making an investment decision.

                             USE OF THIS PROSPECTUS

     This prospectus may be used by selling shareholders in connection with the resale of the Registrable Securities. A selling shareholder may sell some, none or all of the Registrable Securities offered by this prospectus. We cannot predict when or in what amounts a selling shareholder may sell any of the Registrable Securities. For details of how the Registrable Securities may be sold, see "Plan of Distribution."

     This prospectus has not been filed in respect of, and will not qualify, any resale of Registrable Securities in Ontario at any date later than January 4, 2005 or in any other province or territory of Canada at any time. No underwriter will be involved in any sale or resale of Registrable Securities in Canada under this prospectus.

                                  OUR BUSINESS

OVERVIEW

     We are developing a vertically-integrated energy company whose primary focus is PNG and the surrounding region. We operate through five subsidiaries. Please see "Corporate Structure" for additional details on our corporate structure. Our assets consist of an oil refinery, upstream petroleum exploration licenses and retail and commercial distribution facilities.

     BP supplies crude oil feedstock to the refinery. In addition, Shell has agreed to purchase from us the majority of the refinery's anticipated output. We are also undertaking an extensive petroleum exploration program within our 8 million acre license area located in PNG.

     Our operations are organized into three major business segments:

     - The upstream segment, which includes the exploration for and the future production of crude oil and/or natural gas;

     - The midstream segment, which includes the refining of crude oil and the marketing of refined products both domestically and for export; and

     - The downstream segment, which includes distribution of refined products in PNG.

UPSTREAM

     We have an extensive upstream portfolio consisting of approximately 8 million acres of exploration licenses. The vast majority of our licenses are located onshore in the Eastern Papuan Basin and have the logistical advantage of moderate terrain, barge access to infrastructure and proximity to our refinery. We believe that this logistical advantage will allow for lower cost of development, provide cash-flow from early production, and provide access to a local market (our refinery) for oil production in contrast to past oil production activities in PNG. We have not discovered on our licences any oil or gas reserves that are deemed proved, probable or possible. Our exploration activities on these licenses has been suspended while we seek to finance and acquire drilling equipment with a drilling capacity sufficient to reach the total depths we believe are appropriate to explore our licenses more effectively.

MIDSTREAM

     Our refinery is centrally located across the harbour from Port Moresby, the capital city of PNG. Our refinery has a nameplate operating capacity of 32,500 barrels per day and was designed to comply with the

World Bank's environmental standards. However, we expect the refinery to be capable of operating above the nameplate capacity, at up to 36,500 barrels per day, with a 96% annual throughput rate, resulting in an annual production of
12.8 million barrels of refined product. Our refinery is designed to process "sweet" crude, which is low in sulphur content and does not require product processing beyond distillation, reforming and blending. This simplified refinery design is expected to lower the processing cost, which should make the cost per barrel for processing comparable with the processing costs of much larger facilities.

     During the last quarter of 2004, we are in the process of commissioning our refinery. During the commissioning process, we are performing reliability and performance testing activities. These activities will result in sales of refined product at lower quantities than the refinery's nameplate capacity.

     In 2002, we entered into a crude supply contract with BP. Under this agreement, BP will be the exclusive supplier of crude feedstock for our refinery.

     The margin expected to drive refinery profitability is the spread between the sales price of our refined product and the cost of crude. Through an agreement with the government of PNG:

     - We are entitled to sell refined products in PNG for the import parity price, or IPP; and

     - The government of PNG has agreed to prohibit the dumping of imports below the IPP.

     In general, the IPP is the price that would be paid in PNG for a refined product that is being imported. For each refined product produced, the IPP is calculated by adding the cost that would typically be incurred to import such product to the PLATTs posted price for such product in Singapore. The costs that are included in this calculation include freight cost, insurance cost, landing charges, losses incurred in the transportation of refined products, demurrage and taxes.

     We anticipate that between 50 and 60% of our refinery's throughput will be sold into the PNG domestic market. We expect to sell the majority of the remaining product into the export market under our agreement with Shell, with the balance to be sold under a gas sales agreement with Origin Energy Holdings Limited and pursuant to export sales in the spot market.

     We have entered into an operating contract with a PNG subsidiary of Petrofac Facilities Management Limited, a leading facilities management company. Petrofac will manage the day-to-day operations and maintenance of the refinery.

DOWNSTREAM

     We own and operate our own distribution, commercial and retail assets in PNG through a wholly-owned subsidiary. Our assets account for approximately 20% of the wholesale product market in PNG based on total volume of sales for such products. We also have an agreement with Shell to acquire their wholesale and distribution assets in PNG. We will lease these assets back to Shell under a long-term lease back arrangement, and Shell will continue to operate the business. This agreement is contingent upon successfully completing the commissioning process and our issuance of a certificate stating that the construction of the refinery is complete. The agreement is also subject to PNG government approval. We have initiated the formal process to obtain PNG government approval of the acquisition. We expect this process to be complete and approval granted shortly after the commissioning phase of the refinery is completed.

                              RECENT DEVELOPMENTS

ACQUISITION FROM BP

     On April 28, 2004, we acquired BP's distribution assets and commercial and retail operations in PNG, comprising 40 service stations and 10 terminals and depots. In 2003, total sales from these assets were approximately $70 million and through the first nine months of 2004, total sales from these assets were approximately $60 million. We will continue to operate these assets as a stand-alone entity with separate, independent management. Our distribution operations will purchase refined products from our refinery on the same commercial terms as all other unaffiliated PNG distributors. We have begun a re-branding process, with the first service station being branded with the "InterOil" name on September 24, 2004. The re-branding of the remaining service stations and other assets will continue into the fourth quarter of 2004.

     The purchase price was $12.2 million for these BP assets and inventory, of which $1.0 million has been paid, with the balance of funds payable on March 1, 2005. BP agreed to fund the working capital of these assets for one year after the effective date, whereupon we will repay to BP a working capital adjustment, certain dividend amounts and the balance of the purchase price. We expect that the payment will be approximately $12.52 million. As a result of this acquisition, we achieved our first operating revenue in May and June of 2004 of $12.6 million.

     Attached to this prospectus are unaudited pro forma consolidated statements of earnings for us for the nine months ended September 30, 2004 and the year ended December 31, 2003. This illustrates, on a pro forma basis, the effects of the acquisition, based on assumptions described in the notes to such pro forma consolidated statements of earnings. Also attached are certain historical financial statements of the acquired entity.

EXPLORATION PROGRAM

     We suspended drilling on our two exploration projects Sterling Mustang -- 1 and Moose -- 2 during the summer of 2004 in order to acquire drilling rigs with the capacity to drill deeper than our current drilling equipment. We continue to evaluate the acquisition and financing of suitable rigs and have commenced a limited seismic program.

CORPORATE FINANCING ACTIVITIES

     On August 28, 2004 and September 3, 2004, we issued U.S.$45,000,000 in Debentures. These Debentures will mature on August 28, 2009. We may elect to pay interest and the amount payable at maturity in cash or common shares or any combination of cash and common shares. We intend to use the net proceeds for additional working capital and general corporate purposes.

     On November 3, 2004, we amended our credit facility with BNP Paribas (Singapore branch) to increase the maximum availability under the facility from $60,000,000 to $100,000,000. This financing facility supports the ongoing procurement of crude oil for the refinery and includes related hedging transactions. The amended facility comprises a base facility to accommodate the issuance of letters of credit followed by secured loans in the form of short-term advances. In addition to the base facility, the amended agreement offers both a cash-secured short-term advance facility and a discounting facility on specific monetary receivables.

REFINERY ACTIVITY

     Our refinery is currently in the commissioning and benchmark testing phase, which we expect to extend through the fourth quarter of 2004. On June 15, 2004, we received and off-loaded our first cargo of crude feedstock for refinery operations. Subsequent deliveries of crude feedstock have continued as dictated by the commissioning activities. We made our first domestic sale of 22,000 barrels of refined product on August 10, 2004, followed by our first sale of 240,000 barrels of refined product into the export market on September 7, 2004. We expect to continue to make sales into both markets as product is generated during the commissioning phase, and as the refinery units are undergoing reliability and performance testing and are brought into full production.

                                  RISK FACTORS

     An investment in our common shares is speculative and involves a high degree of risk. Before making an investment, you should give careful consideration to the following risk factors relating to our business and our common shares as well as to the other information in this prospectus or incorporated herein. In addition, this prospectus contains or incorporates statements that constitute forward-looking statements regarding, among other matters, our intent, belief or current expectations about our business. These forward-looking statements are subject to risks, uncertainties and assumptions.

RISK RELATED TO OUR BUSINESS

  WE HAVE A LIMITED OPERATING HISTORY.

     We are a development stage company, with limited financial results upon which you may judge our potential. We may not become profitable. We may experience many of the problems, delays and expenses encountered by any early stage business, many of which are beyond our control, This includes, but is not limited to, substantial delays and expenses in commissioning the refinery and conducting our exploration drilling program, difficulty in obtaining financing and competition from larger and more established companies.

  OUR REFINERY IS NOT OPERATING AT FULL CAPACITY.

     We have completed the construction of our refinery in PNG and have substantially completed its commissioning, but it is not yet operating at full capacity. We encountered delays in the construction of the refinery. The likelihood of the success of our refinery project must be considered in light of the risks inherent in, and the difficulties, costs, complications and delays frequently encountered by new start-up companies. These risks include, without limitation, shortages of equipment, materials or labor; delays in delivery of equipment or materials; contractual disagreements; labor disruptions; political events; local or political opposition; accidents and unforeseen engineering, design or environmental problems. Any further delay in the commencement of operation of the refinery at full capacity would delay the anticipated revenues to be realized at the refinery, which would have a corresponding adverse impact upon our financial condition and business. Accordingly, there can be no assurance of the future profitability of us or our refinery.

  REFINERY COMMISSIONING AND START-UP COSTS MAY VARY MATERIALLY FROM OUR ESTIMATES.

     When we arranged for financing to construct our refinery, we estimated the capital, financing and development costs necessary to complete construction and start up of our refinery. Because our refinery project is unique, many of the estimates we made were subject to substantial uncertainties. The actual costs of completing the required work to commence operations at the refinery, including costs associated with commissioning and obtaining feedstock for the refinery, may vary from our estimates as a result of many factors, including changes in market conditions and changes in the costs of crude feedstocks, and may influence the completion of commissioning and final costs associated with commissioning and start-up. In addition, the costs of our financing of any increased start-up costs may be substantial, or such financing may not be available at all.

  OUR REFINERY OPERATIONS MAY NOT BE PROFITABLE.

     Our refining operations are expected to be primarily affected by the difference or margin between the sales prices of our refined products and the costs we incur to purchase crude oil and other feedstocks. Historically, refining margins have been volatile, and we expect this volatility will exist in the future. Therefore, we will be subject to the risk that the difference between the cost to us of our crude oil supply and the price at which we can sell our refined products will not be sufficient for the profitable operation of our company and to allow us to service our indebtedness, including our Debentures. We cannot control the prices at which our feedstocks will be purchased or at which refined petroleum products can be sold.

  WE MAY NOT BE SUCCESSFUL IN OUR EXPLORATION FOR OIL.

     We currently do not have any oil or gas reserves that are deemed proved, probable or possible pursuant to National Instrument 51-101 Standards of Disclosure for Oil and Gas Activities. We have drilled one exploration well, suspended the drilling of two exploration wells and one exploration/appraisal well, and have plans to drill at least 12 additional exploration wells in PNG. We cannot be certain that the exploration wells we drill will be productive or that we will recover all or any portion of the costs to drill these wells. Because of the high cost, topography and subsurface characteristics of the areas we are exploring, we have limited seismic or other geoscience data to assist us in identifying drilling objectives. The lack of this data makes our exploration activities more risky than would be the case if such information were available.

     In addition, our current exploration and development plans may be curtailed, delayed or cancelled as a result of lack of adequate capital and other factors, such as weather, compliance with governmental regulations, mechanical difficulties, materials shortages, delays in the delivery of equipment, success or failure of activities in similar areas, current and forecasted prices for oil and changes in the estimates of costs to complete the projects. We will continue to gather information about our exploration projects, and it is possible that additional information may cause us to alter our schedule or determine that a project should not be pursued at all. You should understand that our plans regarding our projects are subject to change.

  OUR INVESTMENTS IN PNG ARE SUBJECT TO POLITICAL, LEGAL AND ECONOMIC RISKS.

     Our investments in PNG involve risks typically associated with investments in developing countries, such as uncertain political, economic, legal and tax environments; expropriation and nationalization of assets; the risks of war, expropriation, nationalization, renegotiation or nullification of existing contracts; taxation policies; foreign exchange restrictions; international monetary fluctuations; currency controls and foreign governmental regulations that favor or require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction.

     Political conditions have at times been unstable in PNG. We attempt to conduct our business in such a manner that political and economic events of this nature will have minimal effects on our operations. In addition, we believe that the refinery is in the long term best interests of PNG and that we will continue to have the support of the current government. Notwithstanding the current support, our ability to conduct operations or exploration and development activities is subject to changes in government regulations or shifts in political attitudes over which we have no control. There can be no assurance that we have adequate protection against any or all of the risks described above.

     In addition, if a dispute arises with respect to our PNG operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons, especially foreign oil ministries and national oil companies, to the jurisdiction of the United States.

  WE MAY NOT BE ABLE TO MARKET ALL OF OUR REFINERY'S OUTPUT.

     We have entered into an agreement with Shell under which Shell will purchase refined products for distribution in PNG exclusively from us. Currently, Shell sells refined products in PNG and markets products in the region sufficient to utilize approximately 94% of the refinery's estimated output. In addition, the Project Agreement described under "Material Contracts" gives us certain rights to supply the domestic market in PNG with refined products. We have estimated that between 50% and 60% of the refinery's net output will be used to supply the PNG market. We will market the balance of the refinery's output in nearby regional markets. We have signed contracts with Shell, which require Shell to purchase the majority of our output for three years from our issuance of a certificate stating that the construction of the refinery is complete. While we will sell refined products through our domestic retail network, our agreements with Shell are the only commercial agreements for the purchase of our refined products for export. However, we can give no assurances that we will be able to market the refinery's output to these nearby regional markets and we may be unable to market all of the refinery's output we produce. In addition, termination of the Shell agreement could have a material adverse effect on our results of operations and financial condition.

     Further, the Project Agreement between us and the PNG government provides that if there is more than one refinery operating in PNG during the term of the Project Agreement, the right to supply the domestic market will be shared by the refineries in proportion to their refining capacities. Therefore, if one or more additional refineries are built in PNG, our share of the domestic market will be diminished.

  WE MAY NOT BE ABLE TO OBTAIN CRUDE FEEDSTOCKS FOR OUR REFINERY.

     The Project Agreement requires the government of PNG to take action to ensure that domestic crude oil producers sell us their PNG domestic crude production for use in our refinery and that refined products for domestic PNG use will be purchased from us at the IPP. However, our agreement with BP is our only commercial agreement for the delivery of crude feedstock. If our relationship with BP were to terminate for any reason, we cannot assure you that we will be able to enter into other commercial agreements to supply adequate feedstock to our refinery. Termination of the BP agreement could have a material adverse effect on our results of operations and financial condition.

     PNG crude oil production rates are expected to satisfy the refinery's requirements for at least five years after commercial start-up. Alternative crude oils that are suitable for use as project feedstock are available in the nearby region. However, crude oil sourced from outside PNG may be more expensive than domestic crude oil and may reduce our gross profit margins. Alternatively, imported crude oil may be selected to alter the refinery product mix in response to changing market conditions.

  WE MAY NOT BE ABLE TO OBTAIN ALL OF THE LICENSES NECESSARY TO OPERATE OUR BUSINESS.

     Our operations require licenses and permits from various governmental authorities to drill wells, operate the refinery and market our refined products. We believe that we hold, or will hold, all necessary licenses and permits under applicable laws and regulations for our operations in PNG and believe we will be able to comply in all material respects with the terms of such licenses and permits. However, such licenses and permits are subject to change in various circumstances. There can be no guarantee that we will be able to obtain or maintain all necessary licenses and permits that may be required to commission our oil refinery facilities or to maintain continued operations that economically justify the cost.

  OUR REFINING OPERATIONS WILL EXPOSE US TO RISK, NOT ALL OF WHICH ARE INSURED.

     Our refining operations will be subject to various hazards common to the industry, including explosions, fires, toxic emissions, maritime hazards and uncontrollable flows of oil and gas. In addition, our refining operations are subject to hazards of loss from earthquakes and severe weather conditions. As protection against operating hazards, we maintain insurance coverage against some, but not all of such potential losses. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. In addition, losses may exceed coverage limits. As a result of market conditions, premiums and deductibles for certain types of insurance policies for refiners have increased substantially, and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, insurance carriers are now requiring broad exclusions for losses due to risk of war and terrorist acts. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position.

  THE EXPLORATION AND PRODUCTION, AND THE REFINING AND DISTRIBUTION BUSINESSES ARE COMPETITIVE.

     We operate in the highly competitive areas of oil exploration and production, and refining and distribution of refined products. A number of our competitors have materially greater financial and other resources than we possess. Such competitors have a greater ability to bear the economic risks inherent in all phases of the industry.

     In our exploration and production business, the availability of alternate fuel sources, the costs of our drilling program, the development of transportation systems to bring future production to the market and transportation costs of oil are factors that affect our ability to compete in the marketplace. Many of our competitors operate in areas where they are able to sell both the oil and the natural gas that they produce.

     In our refining business, we will compete with numerous other companies for available supplies of crude oil and other feedstocks and for outlets for our refined products. BP has agreed to supply all of our feedstock. However, many of our competitors obtain a significant portion of their feedstocks from company-owned production, which may enable them to obtain feedstocks at a lower cost. The high cost of transporting goods to and from PNG reduces the availability of alternate fuel sources and retail outlets for our refined products. Competitors that have their own production or extensive distribution networks are at times able to offset losses from refining operations with profits from producing or retailing operations, and may be better positioned to withstand periods of depressed refining margins or feedstock shortages. In addition, new technology is making refining more efficient, which could lead to lower prices and reduced margins.

  YOU MAY BE UNABLE TO ENFORCE YOUR LEGAL RIGHTS AGAINST US.

     We are a New Brunswick, Canada corporation. All, or a substantial portion, of our assets are located outside the United States. It may be difficult for investors to enforce, outside the United States, judgments against us that are obtained in the United States in any such actions, including actions predicated upon the civil liability provisions of the securities laws of the United States. In addition, certain of our directors and officers are nationals or residents of countries outside of the United States, and all or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce judgments against them obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States.

  THE VOLATILITY OF OIL PRICES COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     The prices we will receive for the refined products we produce and sell are likely to be subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and a variety of additional factors beyond our control. These factors include but are not limited to the condition of the worldwide economy, the actions of the Organization of Petroleum Exporting Countries, governmental regulations, political stability in the Middle East and elsewhere and the availability of alternate fuel sources. The prices for oil will affect:

     - our revenues, cash flows and earnings;

     - our ability to attract capital to finance our operations, and the cost of such capital;

     - the value of our oil properties;

     - the profit or loss we incur in refining petroleum products; and

     - the profit or loss we incur in exploring and developing our reserves.

  WEATHER AND UNFORESEEN OPERATING HAZARDS MAY ADVERSELY IMPACT OUR OPERATING ACTIVITIES.

     Our operations are subject to risks inherent in the oil and gas industry, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, and other environmental risks. These risks could result in substantial losses due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Our PNG operations are subject to a variety of additional operating risks such as earthquakes, mudslides, tsunamis and other effects associated with active volcanoes, extensive rainfall or other adverse weather conditions. Our operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. As a result, substantial liabilities to third parties or governmental entities may be incurred, the payment of which could have a material adverse effect on our financial condition and results of operations.

  WE MAY NOT BE ABLE TO GENERATE CASH FLOWS IF WE ARE UNABLE TO RAISE CAPITAL.

     We make, and will continue to make, substantial capital expenditures for the completion of commissioning and start-up of our refinery and for the exploration, development, acquisition and production of oil reserves. We believe that we will have sufficient cash provided by operating activities and borrowings under our financing arrangements to fund planned capital expenditures. If our ability to obtain debt or equity financing decreases as a result of lower refining margins, lower oil prices, delays, operating difficulties, construction costs, refinery start-up costs or lack of drilling success, we may have limited ability to expend the capital necessary to undertake or complete future drilling programs. There can be no assurance that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

  OUR SIGNIFICANT DEBT LEVELS AND OUR DEBT COVENANTS MAY LIMIT OUR FUTURE FLEXIBILITY IN OBTAINING ADDITIONAL FINANCING AND IN PURSUING BUSINESS OPPORTUNITIES.

     As of September 30, 2004, we had approximately $136 million in long-term debt, excluding current maturities. The level of our indebtedness will have important effects on our future operations, including:

     - a portion of our cash flow will be used to pay interest and principal on our debt and will not be available for other purposes;

     - our OPIC credit facility, BNP credit facility and Debentures contain financial tests which we must satisfy in order to avoid a default under such credit facilities or under the Debentures;

     - covenants in our OPIC credit facility, BNP credit facility and Debentures require us to meet financial tests in order to borrow additional money, which may have the effect of limiting our flexibility in reacting to changes in our business and our ability to fund future operations and acquisitions; and

     - our ability to obtain additional financing for capital expenditures and other purposes may be limited.

     While any of the Debentures are outstanding, neither we nor our subsidiaries, may incur, guarantee or assume any Indebtedness other than Permitted Indebtedness unless our aggregate Indebtedness is not greater than 400% of EBITDA both prior to and after the incurrence of such Indebtedness or such Indebtedness would qualify as Permitted Defeased Indebtedness. As a result, we may not be able to obtain debt financing to pursue opportunities as they arise, which could adversely affect our cash flows or results of operations.

RISK RELATED TO AN INVESTMENT IN OUR COMMON SHARES

  THE MARKET PRICE OF OUR COMMON SHARES FLUCTUATES.

     The price of our common shares on the Toronto Stock Exchange, the American Stock Exchange, the Australian Stock Exchange and the Port Moresby Stock Exchange fluctuates. Between January 1, 2003 and December 10, 2004, the price of our common shares on the TSX Venture Exchange and subsequently on the Toronto Stock Exchange has fluctuated from a high of C$47.00 to a low of C$11.50. Fluctuation in our common share price is caused by a number of factors, some of which are beyond our control, including:

     - additions or departures of our key personnel;

     - announcements by us of significant acquisitions or capital commitments;

     - prices for oil and gas;

     - quarterly variations in our operating results;

     - short sales of our common shares; and

     - significant sales of our common shares, among other factors.

     In addition, the stock market in recent years has experienced broad price and volume fluctuations that have often been unrelated to the operating performance of companies. These broad market fluctuations could adversely affect the market price of our common shares.

  FUTURE ISSUANCES OF OUR COMMON SHARES MAY ADVERSELY AFFECT THE PRICE OF OUR COMMON SHARES.

     The future issuance of a substantial number of our common shares into the public market, or the perception that such issuances could occur, could adversely affect the prevailing market price of our common shares.

     A decline in the price of our shares could make it more difficult to raise funds through future offerings of common shares or securities convertible into common shares.

     We believe that substantially all of our outstanding common shares and common shares issued in the future upon the exercise of outstanding options and the conversion or exercise of the Debentures and Warrants will be tradeable under the United States federal securities laws following this offering, subject to certain limitations. These limitations include vesting provisions in option agreements, and volume and manner-of-sale restrictions under Rule 144.

  WE MAY NOT HAVE THE FUNDS NECESSARY TO FINANCE THE CHANGE IN CONTROL REPURCHASE OPTION.

     Upon the occurrence of specific kinds of change in control events, we may be required to repurchase outstanding Debentures in cash at 115% of the principal amount, plus accrued but unpaid interest. However, it is possible that we will not have sufficient funds at such time to make the required repurchase of Debentures in cash or that we are otherwise legally restricted from such repurchases, which could be an event of default under the Debentures resulting in a material and adverse effect on our financial condition, which could negatively affect the price of our common shares.

  CONVERSION OF THE DEBENTURES, EXERCISE OF THE WARRANTS AND ADDITIONAL SALES OF COMMON SHARES BY OUR SELLING SHAREHOLDERS MAY DEPRESS THE PRICE OF OUR COMMON SHARES AND SUBSTANTIALLY DILUTE YOUR EQUITY INTEREST.

     If all of the principal and interest on the Debentures are converted into common shares and all of the Warrants are converted into common shares, we may issue up to 4,500,000 common shares. The issuance of all or a significant portion of these shares could result in the substantial dilution to the interests of other shareholders or a decrease in the price of our common shares due to the additional supply of shares relative to demand in the market. A decline in the price of our common shares could encourage short sales of our common shares, which could place further downward pressure on the price of our common shares.

  THE DEBENTURES PROVIDE FOR VARIOUS EVENTS OF DEFAULT THAT WOULD ENTITLE THE SELLING SHAREHOLDERS TO REQUIRE US TO REPAY THE ENTIRE AMOUNT OWED IN CASH WITHIN SEVEN DAYS. IF AN EVENT OF DEFAULT OCCURS, WE MAY BE UNABLE TO IMMEDIATELY REPAY THE AMOUNT OWED, AND ANY REPAYMENT MAY LEAVE US WITH LITTLE OR NO WORKING CAPITAL IN OUR BUSINESS.

     The Debentures provide for various events of default. If an event of default occurs, selling shareholders can require us to repay the full principal amount owed, plus the greater of (i) accrued interest, and an additional 15% of the principal amount owed, and (ii) the product of (A) the highest closing price of the common shares on the Toronto Stock Exchange for the 20 Trading Days immediately preceding acceleration of the Debentures and (B) the conversion ratio. These liquidated damages must be paid within three days of the date of the event of default. Some of the events of default include matters over which we may have some, little or no control. Many other events of default are described in the agreements we executed when we issued the Debentures. If an event of default occurs, we may be unable to repay the entire amount, plus the liquidated damages, in cash. Any such repayment could leave us with little or no working capital for our business.

  THE DEBENTURES RESTRICT OUR ABILITY TO RAISE ADDITIONAL EQUITY, WHICH COULD HINDER OUR EFFORTS TO OBTAIN ADDITIONAL NECESSARY FINANCING TO OPERATE OUR BUSINESS, OR TO REPAY THE HOLDERS OF THE DEBENTURES.

     The agreements we executed when we issued these Debentures prohibit us from obtaining additional equity or equity equivalent financing in a private transaction without first offering the selling shareholders the opportunity to provide up to 30% of such financing upon the terms and conditions proposed. This restriction may make it extremely difficult to raise additional equity capital while the Debentures are outstanding. We may need to raise such additional capital, and if we are unable to do so, we may have little or no working capital for our business, and the market price of our common shares may decline.

  WE DO NOT INTEND TO PAY, AND HAVE RESTRICTIONS UPON OUR ABILITY TO PAY, DIVIDENDS ON OUR COMMON SHARES.

     We have not paid cash dividends in the past and we do not intend to pay dividends on our common stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business. Our ability to make dividend payments in the future will be dependent on our future performance and liquidity. In addition, the Debentures contain restrictions on our ability to pay dividends on our common shares.

                                USE OF PROCEEDS

     We will not receive any proceeds from the resale of Registrable Securities from any of the selling shareholders. All of the net proceeds from sales of Registrable Securities will be retained by the selling shareholders. We will receive proceeds upon the exercise of Warrants, which we anticipate using for working capital and other general corporate purposes.

                         TRADING RANGE OF COMMON SHARES

     Our common shares trade on the Toronto Stock Exchange under the symbol "IOL" in Canadian dollars and on the American Stock Exchange under the symbol "IOC" in U.S. dollars. In addition, on the Australian Stock Exchange our common shares trade in CHESS Depositary Interests, which are the equivalent of 1/10th of a common share. The CHESS Depository Interests trade in Australian dollars under the symbol "IOC". The high and low closing prices of our common shares on the respective exchanges for the periods indicated are set forth in the following table:

                                TORONTO
                            STOCK EXCHANGE
                            AND TSX VENTURE           AMERICAN              AUSTRALIAN
                              EXCHANGE(1)         STOCK EXCHANGE(2)      STOCK EXCHANGE(3)
                           -----------------   -----------------------   -----------------
                            HIGH       LOW        HIGH         LOW        HIGH       LOW
                           -------   -------   ----------   ----------   -------   -------
YEAR ENDED DECEMBER 31,
  2002
First quarter............      n/a       n/a          n/a          n/a   A$16.00   A$ 7.60
Second quarter...........  C$14.22   C$ 9.40          n/a          n/a   A$17.00   A$ 9.70
Third quarter............  C$10.50   C$ 7.50          n/a          n/a   A$12.00   A$ 8.50
Fourth quarter...........  C$12.00   C$ 8.15          n/a          n/a   A$13.00   A$ 9.40
YEAR ENDED DECEMBER 31,
  2003
First quarter............  C$14.50   C$11.50          n/a          n/a   A$16.50   A$12.50
Second quarter...........  C$18.30   C$13.75          n/a          n/a   A$19.50   A$14.50
Third quarter............  C$36.00   C$16.75          n/a          n/a   A$40.50   A$18.30
Fourth quarter...........  C$32.80   C$20.00          n/a          n/a   A$35.40   A$23.00
YEAR ENDED DECEMBER 31,
  2004
First quarter............  C$39.95   C$30.00          n/a          n/a   A$37.80   A$30.00
Second quarter...........  C$36.00   C$28.05          n/a          n/a   A$36.00   A$30.10
Third quarter............  C$30.89   C$19.25   U.S.$24.35   U.S.$15.55   A$31.90   A$21.50
Fourth quarter (through
  December 10, 2004).....  C$47.00   C$27.90   U.S.$40.60   U.S.$22.65   A$49.50   A$29.60

---------------

Notes:

(1) On July 14, 2004, our common shares began trading on the Toronto Stock Exchange. Prior to that time our common shares were traded on the TSX Venture Exchange.

(2) On September 8, 2004, our common shares began trading on the American Stock Exchange.

(3) The Australian Stock Exchange column has been adjusted for a full common share by multiplying the daily quoted price of a CHESS Depository Interest by 10. The Port Moresby Stock Exchange is associated with the Australian Stock Exchange and has been excluded from this table.

     On December 10, 2004, the closing price of our common shares on the Toronto Stock Exchange was C$42.40 and on the American Stock Exchange was U.S.$34.60.

                                   DIVIDENDS

     We have not declared or paid dividends on our common shares in the past two years and we do not anticipate that we will pay dividends in the near future. In addition, the Debentures prohibit us from declaring a dividend. Our anticipated capital requirements are such that we intend to follow a policy of retaining earnings in order to finance further business development.

                        DESCRIPTION OF OUR COMMON SHARES

     Each common share has one vote on all matters voted on by our shareholders, including the election of our directors, and entitles the holder thereof to receive dividends if, as and when declared by our board of directors. Holders of common shares will participate rateably in any distribution of assets upon liquidation, dissolution or winding-up. Our common shares are not convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Our articles contain restrictions on the issuance of common shares or securities convertible into common shares except in certain circumstances including the consent of Petroleum Independent and Exploration Corporation ("PIE"). In addition, certain persons have a pre-emptive right upon the issuance of common shares or securities convertible into common shares. This pre-emptive right does not apply in cases where the consent of PIE is obtained for the issuance. Our by-laws also contain a requirement that we must obtain shareholder approval when we propose to issue common shares that, together with all other common shares we have issued in the prior 12 months, equal more than 15% of our common shares outstanding at the beginning of that 12 month period, unless we offer our common shares on a pro rata basis to all holders of our common shares, but then only if the Port Moresby Stock Exchange so requires such approval. Holders of common shares will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.

     Under New Brunswick corporate law, shareholders have cumulative voting rights in the election of directors. Holders of our common shares are permitted to cast a number of votes equal to the number of common shares held by such person multiplied by the number of directors elected. Such votes may be cast for one candidate or distributed among the candidates in any manner.

     On November 30, 2004, there were 25,888,741 common shares issued and outstanding.

OPTIONS

     On November 30, 2004, there were options outstanding to purchase 1,172,322 common shares.

CONVERTIBLE SECURITIES

     We have entered into an agreement with PIE under which PIE can exchange its 5,000 shares of SPI InterOil LDC ("SPI") on a one-for-one basis for our common shares. This election may be made by PIE at any time. Mr. Phil E. Mulacek, our president and chief executive officer, is the president and majority shareholder of PIE.

     We have granted to PNG Drilling Ventures Limited a right to convert its participating interest in certain wells into a maximum of 628,305 of our common shares under a drilling participation agreement dated July 21, 2003.

                         DESCRIPTION OF OUR DEBENTURES

     Our Debentures were issued on August 27, 2004 and September 3, 2004. The following description summarizes the material provisions of the Debentures. The following summary does not purport to be complete and is subject to, and qualified by reference to, the provisions of the Debentures, including the definitions of certain terms in the Debentures. Copies of the Debentures have been filed on SEDAR. As used in this description, the words "we", "us", "our" and "InterOil" do not include any of our current or future subsidiaries. Definitions for certain capitalized terms used in this section, but that are not defined, can be found in "Glossary of Certain Terms".

GENERAL

     We issued an aggregate principal amount of U.S.$45,000,000 of Debentures. Our Debentures will mature on August 28, 2009 (the "Maturity Date"). The amount payable at maturity of each Debenture is the initial principal plus all accrued but unpaid interest thereon, to the extent such principal amount and interest has not been converted into common shares.

INTEREST

     Commencing on the date the Debenture was issued, interest accrues daily on the principal amount of the Debentures and is compounded quarterly at a rate of 8.875% per year. Interest is payable on the first day of each calendar quarter, commencing on October 1, 2004. We have the option to pay interest either in cash or common shares, or a combination of cash and common shares. In order to exercise such right, we must deliver to all the holders of Debentures an irrevocable written notice stating our election to pay such interest in full on such Interest Payment Date in either cash or common shares or a combination thereof (the "Interest Election Notice"). Such Interest Election Notice shall be delivered at least forty calendar days prior to the applicable Interest Payment Date but no more than sixty calendar days prior to such Interest Payment Date (the "Interest Notice Date"). If we elect or are required to repay any interest in common shares, the number of such shares to be issued for such Interest Payment Date shall be the number determined by dividing (x) the amount of interest, by (y) 90% of the Market Price as of such Interest Payment Date. Such shares shall be issued and delivered within three Trading Days following such Interest Payment Date. We have agreed with the Ontario Securities Commission to not issue common shares in these circumstances unless certain requirements are met.

     Interest will cease to accrue on the Debentures at maturity, or that portion of the Debenture which is converted, including pursuant to a special conversion right, or conversion, which includes special conversion, or redemption. We may not reissue a Debenture that has matured or been converted, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such Debenture.

RANKING OF DEBENTURES

     Our Debentures are unsecured and subordinate to all Senior Debt, whether outstanding on the date of issue of our Debentures or thereafter created, incurred, assumed or guaranteed. Our Debentures shall rank equally in right of payment with, or prior to, all our existing and future unsecured indebtedness that is subordinated to Senior Debt.

CONVERSION RIGHTS

     The holder of a Debenture has the right to convert the outstanding Principal Amount in whole or in part into our common shares at U.S.$20.16 per common share (the "Conversion Price") by delivering to us a Conversion Notice. If we do not deliver the stock certificates within three Trading Days after the Conversion

Date, the holder of the Debenture shall be entitled to rescind such conversion by written notice to us. If a holder of the Debenture does not rescind a Conversion Notice following our failure to deliver common shares upon conversion, we will pay the holder cash in an amount equal to 2% of the Principal Amount per month until such shares are delivered.

SPECIAL CONVERSION RIGHT

     In addition to the conversion rights set forth above, the holder of a Debenture has the right to convert 5.56% of the Principal Amount (a "Special Conversion Amount") on each of the following dates (each, a "Special Conversion Date" and such conversion right, the "Special Conversion Right"): June 25, 2006, July 25, 2006, August 25, 2006, September 25, 2006, October 25, 2006, June 25,
2007, July 25, 2007, August 25, 2007, September 25, 2007, October 25, 2007, June
25, 2008, July 25, 2008, August 25, 2008, September 25, 2008, October 25, 2008,
June 25, 2009, July 25, 2009 and the Maturity Date. Each conversion of a Special Conversion Amount shall be effected at the Special Conversion Price.

REMEDY CONVERSION RIGHT

     Upon the occurrence of a Remedy Triggering Event, the holder of a Debenture has a right to convert the Remedy Conversion Amount on a Remedy Conversion Date (such conversion right, the "Remedy Conversion Right"). In no event shall the holder of a Debenture be permitted to exercise both the Special Conversion Right and the Remedy Conversion Right in the same month.

     A Remedy Triggering Event shall occur upon the occurrence of any of following events:

     - our Average Consolidated EBITDA for the period ending June 30, 2005 is less than U.S.$5 million;

     - our Average Consolidated EBITDA for the period ending September 30, 2005 is less than U.S.$6.25 million;

     - our Average Consolidated EBITDA for any period ending on or after December 31, 2005 is less than U.S.$7.5 million; or

     - an Event of Default has occurred.

     Immediately upon the first occurrence of any Remedy Triggering Event, the Principal Amount shall be automatically adjusted to an amount equal to 110% of such Principal Amount.

     We will give the holders of a Debenture not less than 25 days nor more than 30 days written notice of our irrevocable election to satisfy our obligation with respect to the applicable Special Conversion Date or Remedy Conversion Date. If we do not deliver notice within the prescribed period, we will be deemed to have elected to pay the Special Conversion Amount or Remedy Conversion Amount in cash. Within five Trading Days of receipt of our notice, the holder of a Debenture must deliver written notice of exercise of their applicable additional conversion amount.

REDEMPTION OF DEBENTURES AT OUR OPTION

     Commencing on the date 12 months after the Effective Date, if (i) the daily volume weighted average price of the common shares has been at or above 140% of the Conversion Price for at least 30 consecutive Trading Days (any such 30 Trading Day period being a "Trigger Period"), and (ii) the combined trading volume of the common shares shall have averaged at least 65,000 shares per day on the Toronto Stock Exchange and American Stock Exchange during each Trading Day during the Trigger Period, we have the right to require the holder of a Debenture to convert the Debenture in whole, as set forth and subject to the conditions in the Debenture.

CONVERSION PRICE ADJUSTMENTS

     The conversion price will be adjusted in certain instances, including the payment of dividends or distributions on common shares payable in common shares or other shares, subdivisions or combinations of common shares, distributions to all holders of common shares of evidences of our indebtedness or assets or cash or rights or warrants to subscribe for or purchase any of our securities or any of our subsidiaries, any recapitalization, reorganization, consolidation, merger, spin-off or other business combination (other than a Change in Control Transaction) pursuant to which holders of common shares are entitled to receive securities or other assets with respect to or in exchange for common shares. Upon a Change in Control Transaction, the holder of a Debenture shall have the right at its option, (i) to convert the Debenture (in whole or in part) at the Special Conversion Price into shares of securities, receivable by holders of common shares following such Change in Control Transaction, or (ii) to require us or our successors to redeem the Debenture in cash at 115% of the Principal Amount. If the holder of a Debenture does not notify us of its election within 10 Trading Days, the holder of a Debenture shall be deemed to have waived its rights to do so.

FRACTIONAL SHARES

     We will not issue any fractional common shares. Instead, we will pay cash based on the closing price of a common share at such time. If we elect not to, or are unable to, make such a cash payment, the holder of a Debenture shall be entitled to receive, in lieu of the fraction of a share, one whole common share.

CERTAIN COVENANTS

     Permitted Indebtedness. So long as any Debentures are outstanding, we will not, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness other than Permitted Indebtedness unless certain conditions have been met. Namely, either of the following conditions must be met:

     - both prior to and after giving effect to the incurrence of such Indebtedness, the aggregate Indebtedness on a consolidated basis is not in excess of 400% of EBITDA on a consolidated basis; or

     - such Indebtedness would qualify as Permitted Defeased Indebtedness.

     Dividends. While any Debentures remain outstanding, we will not declare any dividends on any shares of any class of our capital stock, or apply any of our property or assets to the purchase, redemption or other retirement of, or set apart any sum for the payment of any dividends on, or for the purchase, redemption or other retirement of, or make any other distribution by reduction of capital in respect of, any shares of any class of our capital.

     Sale of Equity Securities. Subject to certain exceptions, until the date that no Debentures remain outstanding, we will not, directly or indirectly, offer, sell or grant any option to purchase, or dispose of any of our subsidiaries' equity or equity equivalent securities, including any debt, preferred stock or other instrument or security that is convertible into or exchangeable or exercisable for our common shares or any rights, warrants or options to subscribe for or purchase our common shares or any stock or securities that are convertible into or exercisable or exchangeable for our common shares (a "Subsequent Placement") without first offering the holders of Debentures the opportunity to provide up to 30% of such financing upon the terms and conditions proposed.

     Interest Shares. We are required to deliver cash in lieu of Interest Shares on the applicable Interest Payment Date if at any time from and including the Interest Notice Date until the time at which the holders of Debentures receive such Interest Shares (i) any of the Equity Conditions are not satisfied or (ii) an Event of Default exists or occurs pursuant to the Debenture, or any event which, with the passage of time or notice or both, would constitute an Event of Default, unless otherwise waived in writing by the holder of a Debenture in whole or in part at the holder's option.

OWNERSHIP/ISSUANCE LIMITATIONS

     In the event that payment in Interest Shares would result in the holder of a Debenture exceeding 9.99% in control or direction over, or a combination of both, of the voting rights attached to our voting securities, (i) on the Interest Payment Date, we will pay such portion of interest, in Interest Shares as may be effected without exceeding such limitations, and (ii) the balance of the interest shall be paid in cash. In connection with the delivery of any notices by the holder of a Debenture, we may request, and the holder shall confirm, that in connection with receiving any applicable common shares pursuant thereto whether or not, after giving effect to receipt of the applicable common shares, such holder, together with its Affiliates, will have beneficial ownership of a number of common shares which exceeds 9.99% of our voting securities.

DEFAULT AND RELATED MATTERS

     If an Event of Default occurs, and is continuing with respect to any of our Debentures, the holder may declare all of the then outstanding Principal Amount of the Debenture and all other Debentures held by the holder, to be due and payable immediately in cash, except that in the case of an Event of Default arising from events described in clauses (h) and (i) of the definition of Event of Default in the "Glossary of Certain Terms", the Debenture will become due and payable without further action or notice. In the event of an acceleration, the amount due and owing to the holder of a Debenture shall be the greater of (1) 115% of the Principal Amount of our Debentures held by the holder and (2) the product of (A) the highest closing price for the common shares on the Principal Market for the 20 Trading Days immediately preceding the holder's acceleration and (B) the conversion ratio. In either case we will pay interest on such amount in cash at the Default Rate to the holder of a Debenture if such amount is not paid within seven days of the holder's request. The remedies pursuant to the Debenture are cumulative.

OUR OPTION TO EFFECT COVENANT DEFEASANCE

     If we deposit in an account sufficient funds to cover the payment of principal and interest in the Debentures, many of the covenants related to the Debentures, including those related to transactions with an Affiliate, transfers of assets or the incurrence of additional indebtedness will be waived for the remainder of the terms of the Debentures.

MODIFICATION AND WAIVER

     No provision of the Debenture may be amended other than by a written instrument signed by us and the holders of Debentures representing at least 55% of the aggregate principal amount of our Debentures. Any amendment to the Debenture shall be binding on all holders of the Debentures. No provision may be waived other than by a written instrument signed by the party against whom enforcement is sought. Any amendment must apply to all of the holders of a Debenture then outstanding and any consideration offered or paid to amend or consent to a waiver or modification must be made to all holders of Debentures.

     Each holder of a Debenture may elect to waive (whether permanently or temporarily, and subject to such conditions, if any, as the holder may specify in such notice) any of its rights under the Debenture by providing us notice, in which event such waiver shall be binding against such holder in accordance with its terms; provided, however, such voluntary waiver may not reduce such holder's obligations to us pursuant to the Debenture.

GOVERNING LAW

     Our Debentures are governed by, and construed in accordance with, the laws of the State of New York.

                          DESCRIPTION OF OUR WARRANTS

     The Warrants were issued on August 27, 2004 and September 3, 2004. The following description summarizes the material provisions of the Warrants. The following summary does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the Warrants, including certain defined terms in the Warrants. Copies of the Warrants have been filed on SEDAR. As used in this description, the words "we", "us", "our" and "InterOil" do not include any of our current or future subsidiaries. Definitions for certain capitalized terms used in this section, but that are not defined, can be found in "Glossary of Certain Terms".

GENERAL

     Each Warrant entitles the holder to purchase one common share at an exercise price of $21.91, subject to certain adjustments, until 5:00 p.m. (Toronto time) on August 27, 2009. Any Warrants not exercised prior to such time will expire.

EXERCISE OF WARRANTS

     In the event that a Warrant is not exercised in full, the number of common shares to be available for purchase thereunder shall be reduced by the number of such common shares for which that Warrant is exercised. The holder of a Warrant will only need to physically surrender the Warrant to us upon the purchase of the full amount of common shares represented by the Warrant.

REORGANIZATION, RECLASSIFICATION, MERGER, CONSOLIDATION OR DISPOSITION OF ASSETS

     In the case of a reorganization, reclassification, merger, consolidation, sale, transfer or disposition of assets, the holder of a Warrant has the right to exercise the Warrant and receive the number of common shares of the successor or acquiring corporation or our common shares that would have been exercisable immediately prior to such event.

DISTRIBUTIONS TO COMMON SHAREHOLDERS

     If there is a distribution to our common shareholders, other than as part of a dissolution, we will provide to the holder of the Warrant, without payment of any additional consideration, upon exercise of the Warrant, the amount of the distribution to which the holder of a Warrant would have been entitled to receive had the exercise occurred before the record date for such distribution.

EXERCISE PRICE AND COMMON SHARE ADJUSTMENTS

     The number of securities purchasable upon the exercise of the Warrant and the exercise price will be adjustable upon the occurrence of the following:

     - payment of a dividend or a distribution in common shares to holders of our common shares;

     - subdivision of our outstanding common shares into a greater number of shares;

     - combination of our outstanding common shares into a smaller number of shares; or

     - issuance of any shares of our capital stock in a reclassification of the common shares.

     We will provide notice to the holder of the Warrant upon the occurrence of any such event and the number of shares purchasable upon exercise of the Warrant will be adjusted as though the Warrant had been exercised prior to such event.

FRACTIONAL SHARES

     We will not issue any fractional shares upon the exercise of the Warrant. A cash adjustment will be paid for each such final fraction in an amount equal to such fraction multiplied by the exercise price.

OWNERSHIP/ISSUANCE LIMITATIONS

     We will not effect the exercise of the Warrant, and no holder of a Warrant shall have the right to exercise the Warrant to the extent that after giving effect to such exercise, the number of common shares that may be acquired by the holder, when added to the total number of common shares deemed beneficially owned by such holder at such time, exceeds 9.99% of our voting securities.

TRANSFERABILITY

     Subject to the compliance with applicable securities laws and the terms and conditions of the Warrant, the Warrants are transferable in whole or in part, and may be divided or combined with other Warrants.

MODIFICATION AND WAIVER

     No provision of the Warrants may be amended other than by a written instrument signed by us and the holders of Debentures representing at least 55% of the aggregate principal amount of the Debentures. Any amendment to the Warrants shall be binding on all holders of Warrants. No provision may be waived other than by a written instrument signed by the party against whom enforcement is sought. Any amendment made must apply to all of the holders of a Warrant then outstanding and any consideration offered or paid to amend or consent to a waiver or modification must be made to all holders of the Warrants.

     Each holder of a Warrant may elect to waive (whether permanently or temporarily, and subject to such conditions, if any, as the holder may specify in such notice) any of its rights under the Warrant by providing us notice, in which event such waiver shall be binding against such holder in accordance with its terms; provided, however, such voluntary waiver may not reduce such holder's obligations to us pursuant to the Warrant.

GOVERNING LAW

     The Warrants are governed by, and construed in accordance with, the laws of the State of New York.

                     CHANGES IN OUR SHARE AND DEBT CAPITAL

     Since December 31, 2003, the following changes have occurred in our share and loan capital:

     - we issued 300,095 of our common shares upon the exercise of previously granted options, which has increased our share capital by $2,611,190, increased cash receipts by $1,969,566 and reduced paid in capital by $641,624;

     - we issued U.S.$45,000,000 principal amount of Debentures on August 27, 2004 and September 3, 2004, which will cause an increase to our long-term debt and to our shareholder's equity. The split between debt and equity under Canadian GAAP is debt U.S.$30,705,380 and equity U.S.$14,294,620; and

     - we issued 772,685 of our common shares on conversion of certain previously granted participating interests, which has increased our share capital by $8,929,169, and reduced long-term liabilities in an equal amount.

                          LIST OF SELLING SHAREHOLDERS

     On August 27, 2004 we issued $30,000,000 aggregate principal amount of Debentures and Warrants to purchase 239,612 common shares. We issued an additional $15,000,000 aggregate principal amount of Debentures and Warrants to purchase 119,801 common shares on September 3, 2004. The selling shareholders in the table listed below acquired Debentures and Warrants from us, or are transferees of holders who acquired Debentures and Warrants from us in these private placements on August 27, 2004 and September 3, 2004.

     The common shares listed in the following table as being beneficially owned by a selling shareholder prior to the offering include common shares that are issuable upon conversion of the Debentures held by the selling shareholder, based on the current conversion price of the Debentures of $20.16 per share, and that are issuable upon exercise of Warrants held by the selling shareholder. Beginning on June 25, 2006, holders of Debentures will be permitted to convert their Debentures into common shares at 90% of the market price of our common shares as described under "Description of Our Debentures -- Conversion Rights" and "Description of Our Debentures -- Special Conversion Right." In addition, we have the right to pay interest on the Debentures in common shares as described under "Description of Our Debentures -- Interest." As a result of these and other provisions, holders of the Debentures may acquire more common shares than are currently listed in the following table. In addition, the calculation of the shares beneficially owned does not take into account the limitation on more than 9.99% beneficial ownership contained in the terms of the Debentures and the Warrants.

     Currently, 2,591,556 common shares are issuable upon conversion of the Debentures and exercise of the Warrants. This prospectus covers an additional 1,908,444 common shares that may be acquired upon conversion of the Debentures after June 25, 2006. The selling shareholders listed below are offering all of the common shares beneficially owned by such holders that are issuable upon conversion of the Debentures and exercise of the Warrants.

     The information in this table is as of November 8, 2004, and is based upon information provided by the selling shareholders. Information with respect to selling shareholders in this prospectus will be updated by way of prospectus supplements. The selling shareholders may from time to time offer and sell pursuant to this prospectus any or all of the common shares being registered. To prevent dilution to the selling shareholders, the following numbers may change because of adjustments to reflect stock splits, stock dividends or similar events involving our common shares.

     The term selling shareholders includes the shareholders listed below and their transferees, pledgees, donees and other successors. Unless otherwise indicated, each selling shareholder has sole voting and investment power with respect to the common shares described in this table.

                                             NUMBER OF                     NUMBER OF
                                               SHARES                        SHARES
                                            BENEFICIALLY    NUMBER OF     BENEFICIALLY   PERCENTAGE
                                            OWNED PRIOR    SHARES BEING   OWNED AFTER    OWNED AFTER
NAME OF SELLING SHAREHOLDER                 TO OFFERING      OFFERED        OFFERING     OFFERING(1)
---------------------------                 ------------   ------------   ------------   -----------
AIG Global Investment Corp. (Canada)(2)...    410,975        143,975        267,000          1.0%
BTR Global Arbitrage Trading Limited(3)...    280,561        230,361         50,200            *(12)
Front Street Investment Management(4).....     57,590         57,590              0            0
Kings Road Investments Ltd.(5)............    192,926        192,926              0            0
Manchester Securities Corporation(6)......    863,853        863,853              0            0
Middlemarch Partners Limited(7)...........     43,192         43,192              0            0
Portside Growth and Opportunity Fund(8)...    575,902        575,902              0            0
Provident Premier Master Fund, Ltd.(9)....    287,951        287,951              0            0
TD Asset Management Inc.(10)..............     28,795         28,795              0            0
TD Newcrest(11)...........................     78,795         28,795         50,000            *(12)

---------------

Notes:

 (1) The percentage of shares beneficially owned after the offering is based on 25,852,575 common shares outstanding as of October 31, 2004 plus, with respect to each selling shareholder, the number of common shares being offered by such selling shareholder pursuant to this prospectus. We do not know when or in what amounts the selling shareholders may offer for sale the shares of common stock pursuant to this offering. The selling shareholders may choose not to sell any of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the common shares pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the common shares, we cannot estimate the number of common shares that the selling shareholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling shareholders will have sold all of the shares covered by this prospectus upon the completion of the offering.

 (2) The shares beneficially owned by AIG Global Investment Corp. (Canada) include 124,008 common shares issuable upon conversion of $2,500,000 aggregate principal amount of Debentures and 19,967 common shares issuable upon exercise of Warrants held by AIG Global Investment Corp.

     (Canada). AIG Global Investment Corp. (Canada) shares investment powers with respect to all of these common shares with the Office of the Superintendent of Financial Institutions (Canada).

 (3) The shares beneficially owned by BTR Global Arbitrage Trading Limited include 198,413 common shares issuable upon conversion of $4,000,000 aggregate principal amount of Debentures and 31,948 common shares issuable upon exercise of Warrants held by BTR Global Arbitrage Trading Limited. BTR Global Arbitrage Trading Limited shares voting and investment power with respect to all of these common shares with Salida Capital Corp., third party investment advisor to BTR Global Arbitrage Trading Limited, Danny Guy and Brad White. Danny Guy and Brad White are both portfolio managers of BTR Global Arbitrage Trading Limited.

 (4) The shares beneficially owned by Front Street Investment Management include 49,603 common shares issuable upon conversion of $1,000,000 aggregate principal amount of Debentures and 7,987 common shares issuable upon exercise of Warrants held by Front Street Investment Management.

 (5) The shares beneficially owned by Kings Road Investments Ltd. include 166,171 common shares issuable upon conversion of $3,350,000 aggregate principal amount of Debentures and 26,755 common shares issuable upon exercise of Warrants held by Kings Road Investments Ltd. Kings Road Investments Ltd. is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund, which beneficially owns 47,000 common shares. Polygon Investment Partners LLP and Polygon Investment Partners LP, the investment advisors of Kings Road Investments Ltd. and Polygon Global Opportunities Master Fund, and Alexander Jackson, Reade Griffith and Paddy Dear, the partners of Polygon Investment Partners LLP and the members of the general partner of Polygon Investment Partners LP, share voting and investment power with respect to all of these common shares with Kings Road Investments Ltd. and Polygon Global Opportunities Master Fund. Polygon Investment Partners LLP, Polygon Investment Partners LP, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of these common shares.

 (6) The shares beneficially owned by Manchester Securities Corporation include 744,048 common shares issuable upon conversion of $15,000,000 aggregate principal amount of Debentures and 119,805 common shares issuable upon exercise of Warrants held by Manchester Securities Corporation. Manchester Securities Corporation is a wholly-owned subsidiary of Elliott Associates, L.P. Paul E. Singer and Elliott Capital Advisors, L.P., an entity controlled by Mr. Singer, are the general partners of Elliott Associates, L.P. Manchester Securities Corporation shares voting and investment power with respect to all of these common shares with Elliott Associates, L.P. and Paul E. Singer.

 (7) The shares beneficially owned by Middlemarch Partners Limited include 37,202 common shares issuable upon conversion of $750,000 aggregate principal amount of Debentures and 5,990 common shares issuable upon exercise of Warrants held by Middlemarch Partners Limited.

 (8) The shares beneficially owned by Portside Growth and Opportunity Fund include 496,032 common shares issuable upon conversion of $10,000,000 aggregate principal amount of Debentures and 79,870 common shares issuable upon exercise of Warrants held by Portside Growth and Opportunity Fund. Ramius Capital Group, LLC is the investment advisor of Portside Growth and Opportunity Fund. C4S & Co., LLC is the sole managing member of Ramius Capital Group, LLC. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon, the four managing members of C4S & Co., LLC, and Ramius Capital Group, LLC share voting and investment power with respect to all of these common shares with Portside Growth and Opportunity Fund. Ramius Capital Group, LLC, Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon disclaim beneficial ownership of these common shares.

 (9) The shares beneficially owned by Provident Premier Master Fund, Ltd. include 248,016 common shares issuable upon conversion of $5,000,000 aggregate principal amount of Debentures and 39,935 common shares issuable upon exercise of Warrants held by Provident Premier Master Fund, Ltd. The managing members of Gemini Investment Strategies, LLC, the investment advisor to Provident Premier Master Fund, Ltd., are Steven W. Winters and Richard S. Yakomin. Mr. Winters and Mr. Yakomin share voting and investment power with respect to all of these common shares with Provident Premier Master Fund, Ltd. Mr. Winters and Mr. Yakomin disclaim beneficial ownership of these common shares.

(10) Of the aggregate principal amount of Debentures, $72,000 is for the account of Emerald North American Long Short Fund, $214,000 is for the account of TD Energy Fund and $214,000 is for the account of TD Resource Fund, each of which is managed by TD Asset Management Inc. These shares include 24,802 common shares issuable upon conversion of $500,000 aggregate principal amount of Debentures and 3,993 common shares issuable upon exercise of Warrants.

(11) The shares beneficially owned by TD Newcrest include 24,802 common shares issuable upon conversion of $500,000 aggregate principal amount of Debentures and 3,993 common shares issuable upon exercise of Warrants beneficially owned by TD Newcrest.

(12) Less than 1%.

                              PLAN OF DISTRIBUTION

     Our Debentures and Warrants pursuant to which the Registrable Securities are issuable were issued on August 27, 2004 and September 3, 2004 and offered and sold in the United States, Canada and elsewhere to accredited investors. THIS PROSPECTUS HAS NOT BEEN FILED IN RESPECT OF, AND WILL NOT QUALIFY, ANY RESALE OF REGISTRABLE SECURITIES IN ONTARIO AT ANY DATE LATER THAN JANUARY 4, 2005 OR IN ANY OTHER PROVINCE OR TERRITORY OF CANADA AT ANY TIME. This prospectus will qualify resales of Registrable Securities in Ontario with a maximum aggregate value of up to C$165,000,000 only, which aggregate value is determined by multiplying the last reported sale price of our common shares on the Toronto Stock Exchange on November 9, 2004 of C$36.60 per share by 4,500,000 common shares. No underwriter will be involved in any sale or resale of Registrable Securities in Canada under this prospectus. Our outstanding common shares are listed on the Australian Stock Exchange, Port Moresby Stock Exchange, American Stock Exchange and the Toronto Stock Exchange, each of which has approved the listing of the common shares.

     The holders of our Debentures, Warrants and our Registrable Securities are entitled to the benefits of a registration rights agreement, dated as of August 26, 2004, between us and each selling shareholder (the "Registration Rights Agreement"), pursuant to which we have filed this base shelf prospectus with the Ontario Securities Commission under the Canadian shelf prospectus system and a registration statement including this prospectus with the SEC under the United States Securities Act (the "Shelf Registration Statement") covering resales of the Registrable Securities. Pursuant to this agreement, we have agreed to, at our expense:

          (a) to file with the SEC a registration statement on such form as we deem appropriate covering resales by holders of all Registrable Securities;

          (b) to use our best efforts to cause such registration statement to become effective as promptly as is practicable, but in no event later than 120 days after August 26, 2004; and

          (c) to use our best efforts to keep the registration statement effective until the earlier of:

             (i) two years from the effective date of the registration statement; or

             (ii) until all Registrable Securities may be sold by the holders under Rule 144(k).

     We are registering our Registrable Securities covered by this prospectus under the United States Securities Act to permit any of the selling shareholders to conduct public secondary trading of these securities from time to time after the date of this prospectus in accordance with the federal securities laws of the United States and under the securities laws of the province of Ontario prior to January 4, 2005. There can be no assurance that any of the selling shareholders will sell any or all of the shares offered hereby. Certain beneficial holders of Debentures and Warrants have waived their rights under the Registration Rights Agreement.

     The selling shareholders will be responsible for any fees, disbursements and expenses of any counsel for the selling shareholders in excess of $10,000. All other expenses incurred in connection with the registration and sale of the Registrable Securities, including printer's and accounting fees and the fees, disbursements and expenses of counsel for the Company will be borne by us. Additionally, we have agreed to indemnify the selling shareholders against certain liabilities that they may incur in connection with the sale of the Registrable Securities registered hereunder, including liabilities under the United States Securities Act, and each selling shareholder has agreed to indemnify us, other selling shareholders and any persons who control us, as defined in the federal securities laws of the United States, against any liability with respect to any information furnished by such holder in writing to us (including the selling shareholder's questionnaire) expressly for use in this shelf registration statement. Agents, underwriters, brokers and dealers may be entitled under agreements entered into by the selling shareholders or us to indemnification against certain civil liabilities, including liabilities under the United States Securities Act.

     The selling shareholders may sell all or any portion of the Registrable Securities beneficially owned by them and offered hereby from time to time directly, to or through underwriters or agents designated from time to time, to or through brokers or dealers, or through any combination of these methods of sale. The sales may be effected from time to time in one or more transactions:

     - on the American Stock Exchange;

     - in the over-the-counter market;

     - on any other U.S. national securities exchange or quotation service on which the common shares may be listed or quoted at the time of the sale;

     - in transactions otherwise than on such exchanges or systems or in the over-the-counter market;

     - through the writing of options, whether such options are listed on an options exchange or otherwise;

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     - privately negotiated transactions;

     - short sales;

     - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     - pledges of our common shares as security for any loan or obligation, including pledges of brokers or dealers;

     - firm commitment or best efforts underwriting;

     - in a combination of any such methods of sale; and

     - any other method permitted pursuant to applicable law.

     The Registrable Securities may be sold at:

     - fixed prices that may be changed;

     - market prices prevailing at the time of sale;

     - prices related to the prevailing market prices at the time of sale; or

     - negotiated prices.

     All shelf information omitted from this base shelf prospectus will be contained in a prospectus supplement that will be delivered to purchasers together with this base shelf prospectus. Each prospectus supplement will be incorporated by reference into this base shelf prospectus as at the date of the prospectus supplement and only for purposes of the resale to which the prospectus supplement pertains. Each prospectus supplement to this base shelf prospectus will contain current information with respect to the selling shareholders.

     Any underwriter, agent, broker or dealer may receive compensation in the form of discounts, commissions or concessions from the selling shareholders or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an exchange on which our common shares are traded may be engaged to act as a selling shareholder's agent in the sale of Registrable Securities by such selling shareholder.

     In connection with distributions of the Registrable Securities offered by this prospectus or otherwise, the selling shareholders may enter into hedging transactions with brokers or dealers or other financial institutions with respect to our common shares. In connection with such transactions, such brokers or dealers or other financial institutions may engage in short sales of our common shares in the course of hedging the positions they assume with the selling shareholders. Such hedging transactions may require or permit the selling shareholders to deliver the Registrable Securities to such brokers or dealers or other financial institutions to settle such hedging transactions. The selling shareholders may also sell our common shares short and deliver the Registrable Securities to close out such short positions. If so required by applicable law, this prospectus, as amended or supplemented, may be used to effect:

     - the short sales of our common shares referred to above;

     - the sale or other disposition by the brokers or dealers or other financial institutions of any Registrable Securities they receive pursuant to the hedging transactions referred to above; or

     - the delivery by the selling shareholders of Registrable Securities to close out short positions.

     The selling shareholders may also pledge or grant a security interest in the Registrable Securities registered hereunder to a broker or dealer or other financial institution and, upon a default, such broker or dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also transfer the Registrable Securities registered hereunder to a third party and such transferee may effect sales of the Registrable Securities pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any Registrable Securities covered by this prospectus that qualify for resale in the United States pursuant to Rule 144 under the United States Securities Act, may be sold under Rule 144 rather than pursuant to this prospectus. Any Registrable Securities covered by this prospectus that qualify for resale outside the United States pursuant to Regulation S may, after January 4, 2005, be sold under Regulation S rather than under this prospectus.

     Once sold under the registration statement, of which this prospectus forms a part, the common shares will be freely tradable in the hands of persons other than our affiliates.

     The selling shareholders and any underwriters, brokers, dealers, agents or others that participate with the selling shareholders in the distribution of the Registrable Securities offered by this prospectus may be deemed to be "underwriters" within the meaning of the United States Securities Act and any underwriting discounts, commissions, concessions or fees received by such persons and any profit on the resale of the Registrable Securities purchased by such persons may be deemed to be underwriting commissions or discounts under the United States Securities Act. To the extent the selling shareholders may be deemed to be underwriters, the selling shareholders may be subject to certain statutory liabilities of the United States Securities Act, including, but not limited to, Sections 11, 12 and 17 of the United States Securities Act and Rule 10b-5 under the United States Securities Exchange Act of 1934. In addition and without limiting the foregoing, the selling shareholders will be subject to applicable provisions of the United States Securities Exchange Act of 1934, and the rules and regulations thereunder.

     The selling shareholders and any underwriters, brokers, dealers, agents or others that participate with the selling shareholders in the distribution of the Registrable Securities offered by this prospectus may also be deemed to be "underwriters" within the meaning of the Securities Act (Ontario) (the "OSA"). To the extent the selling shareholders may be deemed to be underwriters, the selling shareholders may be subject to certain statutory obligations and liabilities as underwriters under the OSA.

                               MATERIAL CONTRACTS

DATE                         DESCRIPTION                         PARTIES
----                         -----------                         -------
August 26, 2004    Securities Purchase Agreement     InterOil Corporation and the
                                                     Initial Purchasers signatory
                                                     thereto
August 26, 2004    Registration Rights Agreement     InterOil Corporation and the
                                                     Initial Purchasers signatory
                                                     thereto
March 10, 2004     Share Sale Agreement              InterOil Corporation, SPI
                                                     Distribution Limited, Gas Tank
                                                     Nederland B.V. and BP Papua New
                                                     Guinea Limited
November 9, 2003   Facilities Management Contract    InterOil Limited and Petrofac
                                                     Niugini Limited
March 26, 2002     Engineering Procurement and       InterOil Limited and Clough
                   Construction Contract             Niugini Limited
December 21, 2001  Crude Supply Agency and Sales     EP InterOil, Ltd. and BP
                   Agreement                         Singapore Pte Limited
April 9, 2001      Domestic Sales Agreement          InterOil Limited and Shell Papua
                                                     New Guinea Limited
April 9, 2001      Purchase and Sale Agreement       InterOil Corporation and Shell
                                                     Overseas Holdings Limited
March 26, 2001     Export Marketing and Shipping     EP InterOil, Ltd. and Shell
                   Agreement                         International Eastern Trading
                                                     Company
February 8, 2001   Agreement for the Sale and        EP InterOil, Ltd. and Shell
                   Purchase of Naphtha               International Eastern Trading
                                                     Company
May 29, 1997       Refinery State Project Agreement  InterOil Limited and EP
                                                     InterOil, Ltd. and The
                                                     Independent State of Papua New
                                                     Guinea

SECURITIES PURCHASE AGREEMENT

     This agreement is between us and the selling shareholders. The agreement provides for the issuance of the Debenture and the Warrants. See "Description of Our Debentures" and "Description of Our Warrants".

REGISTRATION RIGHTS AGREEMENT

     This agreement is between us and the selling shareholders. The agreement provides the selling shareholders with the right to have their Registrable Securities registered under the United States Securities Act to permit any of the selling shareholders to conduct public secondary trading of these securities from time to time. See "Plan of Distribution".

SHARE SALE AGREEMENT

     This agreement is between us, SPI Distribution Limited, Gas Tank Nederland B.V. and BP PNG and provides for the sale and purchase by us of the shares in BP PNG. The agreement includes the following key components:

          (a) a BP entity, GAS Tank Nederland agrees to sell its wholly-owned subsidiary, BP PNG, with all of its current assets and business as a going concern to, SPI Distribution Limited; and

          (b) BP agrees to fund the working capital of BP PNG for one year after the effective date, whereupon InterOil will repay to BP the working capital adjustment, certain dividend amounts and the balance of the purchase price.

FACILITIES MANAGEMENT CONTRACT

     This agreement is between InterOil Limited and Petrofac Niugini Limited and provides for the management of the day-to-day operation and maintenance of our refinery. The agreement includes the following key components:

          (a) Initial term of 5 years from "practical completion" of our refinery, subject to a 6-month notice of termination by either party;

          (b) Reimbursable cost basis;

          (c) Contractor remuneration based on a fixed management fee subject to rebate and incentive arrangements according to achievement against key performance indicators;

          (d) Contractor provided performance security and parent company guarantee from Petrofac Facilities Management Limited.

ENGINEERING PROCUREMENT AND CONSTRUCTION CONTRACT

     This agreement is between InterOil Limited and Clough Niugini Limited and provides for the design, procurement, and construction of our refinery. The agreement includes the following key components:

          (a) Lump sum turnkey contract;

          (b) 26 months construction/commissioning period to "practical completion" of our refinery; and

          (c) Liquidated damages against delay in completion and 12-month defect liability period.

CRUDE SUPPLY AGENCY AND SALES AGREEMENT

     This agreement is between EP InterOil, Ltd. and BP Singapore Pte Limited and provides for the supply of feedstock for InterOil's refinery. The agreement includes the following key components:

          (a) Ensures supply (feedstock) to the refinery for a marketing fee;

          (b) Supply will first be sourced from PNG local producers at the prevailing market price for domestically produced crude;

          (c) BP may provide alternative supply at or below the posted price of the domestically produced crude; and

          (d) InterOil may decline acceptance of BP supplied crude and replace with alternative crude.

DOMESTIC SALES AGREEMENT

     This agreement is between InterOil Limited and Shell Papua New Guinea Limited ("Shell PNG") and provides for the supply and purchase of refined product from the refinery for the purposes of re-supply and sale in PNG upon the physical completion and commissioning ("practical completion") of our refinery. The agreement includes the following key components:

          (a) Shell PNG agrees to source all of its product requirements from InterOil and to limit import of product in accordance with the agreement; and

          (b) Shell PNG agrees to pay InterOil under the IPP methodology provided for in the Refinery State Project Agreement.

PURCHASE AND SALE AGREEMENT

     These agreements are executory between us and Shell Overseas Holdings Limited ("Shell Overseas") and provide for the sale and purchase of the shares in Shell PNG upon the physical completion and commissioning ("practical completion") of our refinery. The agreements include the following key components:

          (a) Shell Overseas agrees to sell its PNG operating company with all its physical product distribution assets having transferred its business to a new operating company to be owned by Shell; and

          (b) Shell Overseas will lease the distribution assets back from InterOil to continue Shell's product distribution business unabated.

EXPORT MARKETING AND SHIPPING AGREEMENT AND AGREEMENT FOR THE SALE AND PURCHASE OF NAPHTHA

     These agreements are between EP InterOil, Ltd. and Shell International Eastern Trading Company ("SIETCO") and provide for the purchase for export of refined product from the refinery of volumes not sold domestically. These agreements include the following key components:

          (a) Provide for market-based pricing of product for export; and

          (b) SIETCO agrees to take 100% of any excess volumes, after domestic sales, of all products available for export including unleaded mogas, Jet-A1, kerosene and diesel and to take 100% of the refinery's naphtha production.

REFINERY STATE PROJECT AGREEMENT

     This agreement is between InterOil Limited, EP InterOil, Ltd. and The Independent State of Papua New Guinea and provides the following key components:

          (a) Minimum 30-year term;

          (b) The right for InterOil to construct, manage and operate our refinery and to sell product domestically and by export;

          (c) 5-year tax holiday for income derived from operation of our refinery;

          (d) First call on domestically produced crude oil, at market pricing, for feedstock into the refinery;

          (e) 30-year Import Parity Pricing ("IPP") methodology for pricing of refined products sold from our refinery provides the overall refinery margin; and

          (f) Provides mechanism to require local refined product distributors and wholesalers to purchase their supply first from our refinery using prices determined using the IPP methodology and prevents product dumping at below IPP levels.

                              CORPORATE STRUCTURE

     We have five, majority-owned, principal subsidiaries: SPI InterOil LDC ("SPI"); EP InterOil, Ltd. ("EPI"); InterOil Limited ("IOL"); SPI Exploration and Production Corporation ("SPI E&P"); and InterOil Products Limited ("IPL"). Other than IPL, all companies have integrated, shared management.

INTEROIL CORPORATION

     We were formed under the Business Corporations Act (New Brunswick) by articles of amalgamation dated May 29, 1997. Our registered office is located at Brunswick House, 10th Floor, 44 Chipman Hill, Saint John, New Brunswick E2L 4S6.

SPI INTEROIL, LDC

     SPI was incorporated under the International Business Companies Act, 1989, of the Commonwealth of the Bahamas on November 22, 1996. The registered office of SPI is located in Nassau, the Bahamas. SPI was formed under the laws of the Bahamas to facilitate investment and to maximise the tax advantages available to its investors. The General Manager of SPI is Petroleum Independent and Exploration Corporation ("PIE"), a privately held company registered in Texas, USA and incorporated in 1981. The management fee paid to PIE in 2002 was U.S.$150,000. Mr. Phil E. Mulacek, our president and chief executive officer, is the president and majority shareholder of PIE.

     SPI negotiated the purchase of the refinery assets, which included a modular crude unit, a reformer and two ocean-going American-flagged steel deck barges. After acquiring the equipment, SPI directed the dismantling, loading and transportation of the equipment off the Texas Gulf coast.

     We entered into an agreement with PIE under which PIE can exchange its 5,000 shares of SPI on a one-for-one basis for fully paid and validly issued shares in InterOil. This election may be made by PIE at any time.

EP INTEROIL, LTD.

     EPI was incorporated under the Companies Law of the Cayman Islands in 1996 to form a joint venture with Enron Papua New Guinea Limited ("EPNG"). Its registered office is located in Grand Cayman. Currently, SPI controls EPI, with 100% of the voting stock.

     EPI acquired the crude distillation and reformer units from SPI and arranged for this equipment to be refurbished in Texas by Gulf Copper Manufacturing Corp. It also acquired two PGT-5 gas turbine generators from GM Services of Italy. This equipment has been transferred to IOL in PNG for the construction of the refinery.

INTEROIL LIMITED

     IOL is incorporated in PNG, and was formed in 1994 to construct, own and operate the refinery once the refinery is completed. Its registered office is in Port Moresby, PNG. IOL has played a very active role in working with the PNG government to obtain the permits, authorizations and certificates required under the State Project Agreement and has also obtained a 99-year lease of the refinery site. IOL has received "Pioneer status" in PNG, which grants a five-year income tax holiday to IOL in PNG.

SPI EXPLORATION AND PRODUCTION CORPORATION

     SPI E&P was incorporated under the International Business Companies Act, 1989, of the Commonwealth of the Bahamas on September 3, 1998. The registered office of SPI E&P is located in Nassau, the Bahamas. SPI E&P was formed under the laws of the Bahamas to facilitate investment and to maximise the tax advantages available to its investors.

     SPI E&P owns all of the specific purpose exploration companies holding and operating exploration rights in PNG, including SPI (208) Limited, which is undertaking a drilling program in its petroleum prospecting licence (PPL 238).

INTEROIL PRODUCTS LIMITED

     IPL is incorporated in PNG and was formed in October 1969 as BP Papua New Guinea. IPL changed its name in April 2004 after its acquisition by us. Its registered office is in Lae, Morobe Province, PNG. IPL owns and operates a petroleum products distribution, wholesale and retail business in PNG and has approximately 20% of the wholesale product market in PNG based on total volume of sales for such products, in competition with Shell and ExxonMobil.

        CORPORATE CHART
        ---------------
                                     InterOil Corporation
                                        (New Brunswick)

             100%                            99.9%                           100%
       SPI Distribution                SP InterOil, LDC               SPI Exploration and
            Limited                        (Bahamas)                   Production Corp.
           (Bahamas)                                                       (Bahamas)

             100%                           98.60%
       InterOil Products               EP InterOil, Ltd.
            Limited                    (Cayman Islands)
      (Papua New Guinea)

                                             100%
                                       InterOil Limited
                                      (Papua New Guinea)

PRINCIPAL OPERATIONAL OFFICES

     Our principal operational offices are located at Suite 2, Level 2, Orchid Plaza 79-88 Abbott Street, Cairns, QLD 4870, Australia, our telephone number is
(61) 7 4046 4600 and our website address is www.interoil.com.

             WITHHOLDING TAX AND CURRENCY EXCHANGE CONTROLS IN PNG

     The current rate of dividend withholding tax stipulated by the Income Tax Act 1959 (PNG) is 17%.

     The Central Banking (Foreign Exchange & Gold) Regulation (Ch138) (PNG) regulates the flow of currency into and out of PNG. A PNG company can only send PNG Kina or a foreign currency (other than that which was the subject of a previously approved exchange) out of PNG with the Central Bank's prior approval. These authorities or approvals are delegated to certain commercial banks as authorised dealers up to certain limits. The limits to exchanging and remitting foreign currency overseas from PNG are K 50,000 per transaction without further tax clearance from the Internal Revenue Commission and K 500,000 in aggregate per annum without further Central Bank approval.

                                 LEGAL MATTERS

     Certain Canadian legal matters relating to the issue and sale of common shares offered hereby will be passed upon on behalf of us by Stikeman Elliott LLP. Certain United States legal matters will be passed upon on behalf of us by Haynes and Boone LLP.

                                    EXPERTS

     Our consolidated annual financial statements as at and for the years ended December 31, 2003 and 2002 incorporated by reference herein, have been audited by KPMG. The financial statements of InterOil Products Limited as of December 31, 2003, 2002 and 2001 and for each of the three years in the period ended December 31, 2003 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     Information has been incorporated by reference in this base shelf prospectus from documents filed with the SEC and the securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference and of the permanent information record may be obtained on request without charge from our Vice-President, Corporate Development, Gary M. Duvall (telephone: (281-292-1800)), or by accessing the disclosure documents available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval ("SEDAR") which can be accessed as www.sedar.com, for Canadian filings, and the SEC's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system, which can be accessed at www.sec.gov.

     We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. Such reports and other information filed by the company can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the following regional offices of the SEC: 175 West Jackson Blvd., Suite 900 Chicago, IL 60604; and 233 Broadway New York, NY 10279.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents of ours filed with the SEC and/or securities commissions or similar authorities in Canada are incorporated by reference for purposes of sales by the selling shareholders in Ontario (the document as so used is referred to as the "Canadian Prospectus") and for the purpose of sales by the selling shareholders in the United States (the document as so used is referred to as the "U.S. Prospectus"):

          (a) Annual Information Form dated May 19, 2004; as re-filed on December 9, 2004;

          (b) Comparative consolidated financial statements for the years ended December 31, 2003 and December 31, 2002, together with the auditors' report thereon, contained on pages 29-42 of the 2003 Annual Report of the Company;

          (c) Management's discussion and analysis for the year ended December 31, 2003 contained on pages 43-48 of the 2003 Annual Report of the Company;

          (d) Amended comparative consolidated financial statements for the years ended December 31, 2003, December 31, 2002 and December 31, 2001, together with the notes and the auditors' report thereon;

          (e) Unaudited comparative consolidated financial statements for the nine months ended September 30, 2004 and September 30, 2003;

          (f) Management's discussion and analysis in respect of the nine months ended September 30, 2004;

          (g) Management information circular for the annual and special meeting of shareholders held on June 29, 2004 (excluding those portions, which, in accordance with National Instrument 44-101, need not be incorporated by reference);

          (h) Material change report dated February 2, 2004 in respect of a revision to the estimate for completion of our refinery project in PNG;

          (i) Material change report dated March 16, 2004 in respect of the share sale agreement with BP plc to acquire BP's PNG subsidiary, BP PNG;

          (j) Material change report dated June 17, 2004 in respect of the arrival of the first shipment of crude oil for our refinery at our marine terminal located across the harbour from Port Moresby, PNG;

          (k) Material change report dated July 7, 2004 in respect of the refinery's crude distillation unit accepting feedstock for the first time;

          (l) Material change report dated August 27, 2004 in respect of the definitive agreement for the private placement of U.S.$30 million to U.S.$40 million of Debentures; and

          (m) Material change report dated September 10, 2004 in respect of the closing the issuance of an additional U.S.$15 million of Debentures, raising a total of U.S.$45 million.

     Any document of the type referred to in the preceding paragraph (excluding confidential material change reports) filed by us with a securities commission or similar authority in Canada, after the date of this prospectus and prior to January 5, 2005, shall be deemed to be incorporated by reference into this base shelf prospectus for purposes of any distribution of Registrable Securities in Ontario pursuant to the Canadian Prospectus. Any document of the type referred to in the preceding paragraph filed by us after the date of this prospectus with the SEC shall be deemed to be incorporated by reference into this base shelf prospectus for purposes of any sale of Registrable Securities in the United States pursuant to the U.S. Prospectus.

     Any statement contained herein in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this base shelf prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference therein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this base shelf prospectus.

                      LIST OF DOCUMENTS FILED WITH THE SEC

     The following documents have been filed with the SEC as part of the Registration Statement of which the prospectus forms a part: the documents referred to under the heading "Documents Incorporated by Reference"; U.S. GAAP Reconciliations; documents referred to under the heading "Material Contracts"; reports of the Australian Commonwealth Scientific and Industrial Research Organisation; and the consents of KPMG and PricewaterhouseCoopers.

                     AUDITORS, TRANSFER AGENT AND REGISTRAR

     Our auditors are KPMG, Sydney, Australia.

     The transfer agent and registrar for our common shares is Computershare Trust Company of Canada at its principal transfer office in Toronto, Ontario.

                          PURCHASER'S STATUTORY RIGHTS

     Securities legislation in Ontario provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. The securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages where the base shelf prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to any applicable provisions of the securities legislation for the particulars of these rights or consult with a legal advisor.

                               AUDITORS' CONSENT

The Shareholders
InterOil Corporation

     We consent to the use in this registration statement of our audit report dated March 4, 2004, except as to note 13 which is as at March 24, 2004, on the consolidated balance sheets of InterOil Corporation as at December 31, 2003 and 2002 and the consolidated statements of earnings and cash flows for each of the years in the three year period ended December 31, 2003 and the period from the commencement of the development stage to December 31, 2003 and the statement of shareholders equity for each of the years in the three year period ended December 31, 2003 and our audit report dated March 4, 2004 on the related supplemental note entitled "Reconciliation with United States Generally Accepted Accounting Principles", which are incorporated by reference to Exhibit 5 of the Form 40-F dated May 12, 2004 and to the reference to our firm under the heading "Experts".

KPMG

Sydney, Australia
December 13, 2004

                           GLOSSARY OF CERTAIN TERMS

     Unless otherwise specified in the applicable shelf prospectus supplement, the following defined terms shall have the following meanings:

     "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control", when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Approved Market" means the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market.

     "Average Consolidated EBITDA" means as of the end of any fiscal quarter, the average of the EBITDA for the two consecutive fiscal quarters ending on the date of calculation. If the refinery owned by the Company's subsidiary does not reach Practical Completion by December 31, 2004, the calculation of the earnings interest expense, taxes, depreciation, depletion and amortization comprising EBITDA will be calculated on a pro forma basis as if Practical Completion occurred on December 31, 2004.

     "Bankruptcy Event" means any of the following events:

          (a) the Company or any subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any subsidiary thereof;

          (b) there is commenced against the Company or any subsidiary any such case or proceeding that is not dismissed within 60 days after commencement;

          (c) the Company or any subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered;

          (d) the Company or any subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days;

          (e) the Company or any subsidiary makes a general assignment for the benefit of creditors;

          (f) the Company or any subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due;

          (g) the Company or any subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or

          (h) the Company or any subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

     "Change in Control Transaction" will be deemed to exist if (i) there occurs any consolidation, merger or other business combination of the Company with or into any other corporation or other person (whether or not the Company is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in any of such events the existing voting stockholders of the Company prior to such event cease to own 50% or more of the voting stock, or corresponding voting equity interests, of the surviving corporation after such event (including without limitation any "going private" transaction or tender offer by the Company for 20% or more of the Company's common shares), (ii) any person together with its affiliates and associates beneficially owns or is deemed to beneficially own in excess of 50% of the Company's voting power, (iii) there is a replacement of more than one-half of the members of the Company's Board of Directors which is not approved by those individuals who are members of the Company's Board of Director's on the date thereof, or (iv) in one or a series of related transactions, there is a sale or transfer of all or substantially all of the assets of the Company, determined on a consolidated basis, (v) a transaction occurs as a result of which the common shares ceases to be listed on the Principal Market, or (vi) the occurrence of the closing by the Company pursuant to an agreement to which the Company is a party or which it is bound providing for an event set forth in (i), (ii), (iii), (iv), or (v) above.

     "Common Shares" means the shares of InterOil Corporation, no par value per share, purchased by the Holder or Holders.

     "Contingent Obligation" means, as to any person, any direct or indirect liability, contingent or otherwise, of that person with respect to any indebtedness, lease, dividend or other obligation of another person if the primary purpose or intent of the person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

     "Conversion Notice" means the fully executed notice of conversion in the form attached to the Debenture as Exhibit A that is delivered to the Company when the holder decides to convert the outstanding Principal Amount under the Debenture.

     "Conversion Price" shall equal U.S. $20.16, as adjusted pursuant to the terms hereof.

     "Convertible Securities" means any convertible securities, warrants, options or other rights to subscribe for or to purchase or exchange for, shares of common stock.

     "Default Rate" equals the lower of fifteen percent (15%) per annum or the highest rate permitted by law.

     "Defeasance Amount" means (i) with respect to any Indebtedness incurred solely in connection with the purchase of equipment ("Equipment Financing"), an amount equal to 20% of such Equipment Financing (ii) with respect to any such Indebtedness incurred solely in connection with a Project Financing Indebtedness, and amount equal to 5% of such Project Financing Indebtedness and
(iii) in all other circumstances an amount equal to 25% of such Indebtedness.

     "EBITDA" means for any fiscal quarter, earnings for such quarter plus the sum of the following for such quarter to the extent deducted in calculating earnings for such quarter: interest expense, taxes, depreciation, depletion and amortization, in each case (i) calculated in accordance with Canadian GAAP and consistent with past practice including the allocation of all corporate costs, and (ii) excluding results attributable to the Company's oil and gas exploration and production business.

     "Effective Date" means the date on which the registration statement covering resale of our Registrable Securities becomes effective under the United States Securities Act.

     "Equity Conditions" means each of the following:

          (a) the Company is in compliance with all requirements of the applicable U.S. and Canadian federal, state and provincial securities regulators, including, without limitation, all disclosure requirements;

          (b) the Company shall be in compliance with its obligations under the Registration Rights Agreement;

          (c) during the period beginning on the Initial Closing Date and ending on and including the applicable date of determination, there shall not have occurred an event of default under Section 4(a)(iv);

          (d) on each day during the period beginning on the Initial Closing Date and ending on and including the applicable date of determination, the common shares (including our Registrable Securities) shall be listed on the Principal Market and delisting or suspension by such market or exchange shall not have been threatened either (A) in writing by such market or exchange or (B) by falling below for at least the requisite period the applicable minimum listing maintenance requirements of such market or exchange;

          (e) on the applicable date of determination the registration statement or registration statements required pursuant to the Registration Rights Agreement shall be effective and available for the sale of all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement;

          (f) the Company shall have no knowledge of any fact that would cause the registration statements required pursuant to the Registration Rights Agreement not be effective and available for the sale of at least all of the Registrable Securities in accordance with the terms of the Registration Rights Agreement; and

          (g) on the applicable date of determination, our Registrable Securities may be sold in Canada either pursuant to a qualified prospectus or without any restriction.

     "Event of Default" means any of the following:

          (a) the suspension from trading or failure of the common shares to be listed on the Principal Market for a period of 5 consecutive days or for more than an aggregate of 10 days in any 365 day period;

          (b) at any time following the tenth consecutive Business Day that the number of shares of common shares that the holder would be entitled to receive upon a conversion of the full Principal Amount of the Debenture;

          (c) in the case of a default in payment of the principal amount or accrued but unpaid interest thereon continuing for at least 5 days of any of our Debentures on or after the date such payment is due;

          (d) a default in the timely issuance of Registrable Securities which default continues for 5 business days after the Company has received written notice that it has failed to issue shares within the fifth day following the Conversion date;

          (e) failure by the Company for 10 days after written notice has been received by the Company to comply with any material provision of any Debentures, the Purchase agreement, the warrants or the Registration Rights Agreement;

          (f) a breach by the Company of its material representation or warranties in the Purchase Agreement;

          (g) any default after any cure period under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its subsidiaries for in excess of $500,000;

          (h) a final judgement for the payment of money aggregating in excess of $2,500,000 are rendered against the Company or any of its subsidiaries; or

          (i) if the Company or any of its subsidiaries is subject to any Bankruptcy Event.

     "Indebtedness" of any person means, without duplication:

          (a) all indebtedness for borrowed money;

          (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services;

          (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments;

          (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

          (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property);

          (f) all monetary obligations under any leasing or similar arrangement which, in accordance with Canadian GAAP, is classified as a capital lease;

          (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in any property or assets (including accounts and contract rights) owned by any person, even though the person which owns such assets or property has not assumed or become liable for the payment of such indebtedness; and

          (h) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above;

     "Interest Payment Date" is the date elected through the Interest Election Notice to pay interest on the Debenture either in cash or common shares, or a combination thereof.

     "Interest Shares" means the shares that are issued to the holder when an Interest Election Notice states that the Company elects to pay interest in common shares in lieu of cash.

     "Market Price" shall equal the arithmetic mean of the daily VWAP's during the twenty (20) Trading Days immediately preceding the date as of which such Market Price is being determined. The VWAP's used to determine the Market Price shall be appropriately and equitably adjusted for any stock splits, stock dividends, recapitalizations and the like.

     "NI 44-101" means National Instrument 44-101 Short Form Prospectus Distributions.

     "Permitted Defeased Indebtedness" means Indebtedness incurred by the Company or its Subsidiaries provided that the Company irrevocably deposits in the Collateral Amount cash in U.S. dollars, non-callable U.S. Government Obligations (as defined in the Debentures), or a combination thereof, in an amount equal to or greater than the applicable Defeasance Amount.

     "Permitted Indebtedness" means:

          (a) the BNP Credit Facility and the ANZ Credit Facility;

          (b) Loan Agreement between E.P. InterOil, Ltd. and Overseas Private Investment Corporation (OPIC) dated as of June 12, 2001 in the principal amount not to exceed U.S.$85,000,000;

          (c) Deferred payment of second installment of purchase price of $3,000,000 due February 28, 2005; Promissory Note dated June 11, 2004 by the Company to Gas Tank Nederland B.V. in the principal amount of $8,000,000; Deferred payment of 2003 profits dividend of K13,503,000 ($4,000,000) due February 24, 2005;

          (d) The vendor financing of the balance of the purchase price with respect to the prospective purchase of Shell PNG by the Company or a nominee of the Company under the Purchase and Sale Agreement between Shell Overseas Holdings Limited and the Company not to exceed $18 million;

          (e) Loan of $4.5 million from Aton Select Fund Ltd. and Talras Overseas S.A., through Clarion Finanz AG under Letter Agreement dated June 23, 2004;

          (f) Loan Agreements between Phil Mulacek and Petroleum Independent and Exploration Corporation, as lender, and InterOil Corporation, as borrower, under which Phil Mulacek and Petroleum Independent and Exploration Corporation advanced the principal sum of Cdn$2.1 million to InterOil Corporation;

          (g) Obligations with respect to customary provisions regarding post-closing purchase price adjustments and indemnification in agreement for the purchase or sale of a business or assets;

          (h) Permitted Refinancing Indebtedness;

          (i) Indebtedness arising out of payment obligations under non-speculative hedging transaction; and

          (j) Inter-company Indebtedness.

     "PLATTS" means the Singapore Product Postings located in the PLATT'S Oilgram Price Report published by Standard and Poor's Corporation.

     "Practical Completion" has the meaning given to it in the Engineering, Procurement & Construction Contract described under "Material Contracts".

     "Principal Amount" shall refer to the sum of (i) the outstanding principal amount of the Debenture, (ii) all accrued but unpaid interest thereunder, and
(iii) any default payments owing under the Transaction Documents but not previously paid or added to the Principal Amount.

     "Principal Market" shall mean the Toronto Stock Exchange.

     "Remedy Conversion Amount" shall mean an amount equal to 10% of the Principal Amount.

     "Remedy Conversion Date" shall mean the 25th day of each of the ten consecutive calendar months immediately following the month in which a Remedy Triggering Event shall have been publicly reported; provided, that if such day is not a Trading Day, hen the Remedy Conversion Date shall be the next Trading Day.

     "SEDAR" means the System for Electronic Document Analysis and Retrieval.

     "Selling Shareholder" means the holders of Registrable Securities who have delivered a completed selling shareholder's questionnaire.

     "Senior Debt" shall mean Indebtedness of the Company described in clauses
(a) through (f) and clause (h) in the definition of Permitted Indebtedness. If the Company is not liable for such Indebtedness either directly or indirectly or pursuant to a guarantee or other Contingent Obligation, such Indebtedness shall not be Senior Debt.

     "Special Conversion Price" means the lesser of (i) the Conversion Price and
(ii) 90% of the Market Price.

     "Subsidiaries" means any entity in which the Company, directly or indirectly, owns 25% or more of the capital stock or other equity or similar interest.

     "Trading Day" means a day on which there is trading on the Principal
Market.

     "Transaction Documents" means the Securities Purchase Agreement dated August 26, 2004, as amended by an amending agreement dated September 2, 2004, the Debentures, the Warrants, and the Registration Rights Agreement.

     "VWAP" shall mean the daily volume weighted average of: (1) the daily volume weighted average price of the common shares on the Principal Market, expressed in U.S. dollars based upon the most current Bank of Canada buy rate on the day such price determined and (2) the daily volume weighted average price of the common shares on the Approved Market, where (1) and (2) are as reported by Bloomberg Financial LP (based on the trading day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time) using the "Volume at Price" function on the date in question. If the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time (or such other time as the Principal Market and the Approved Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York City Time (or such other time as the Principal Market and the Approved Market publicly announces is the official open of trading) as reported by Bloomberg.

                         INDEX TO FINANCIAL INFORMATION

                                                                    PAGE
                                                                    ----
INTEROIL CORPORATION
      PRO FORMA FINANCIAL STATEMENTS
A.
      Compilation Report..........................................   41
      Statement of Earnings for the nine months ended September
      30, 2004....................................................   43
      Statement of Earnings for the year ended December 31,
      2003........................................................   44
      Notes.......................................................   45
      RECONCILIATION OF UNAUDITED INTERIM CONSOLIDATED FINANCIAL
      STATEMENTS..................................................
B.                                                                   48
      FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30,
      2004 AND 2003 AND CUMULATIVE PERIOD ENDED SEPTEMBER 30, 2004
      FROM CANADIAN GAAP TO U.S. GAAP
INTEROIL PRODUCTS LIMITED (FORMERLY BP PAPUA NEW GUINEA LIMITED)
      ANNUAL FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31,
      2003, 2002 AND 2001
A.
      Annual Report of the Directors to the Shareholders..........   57
      Auditors' Report............................................   58
      Balance Sheet...............................................   59
      Statement of Earnings.......................................   60
      Statement of Cash Flows.....................................   61
      Statement of Changes in Equity..............................   62
      Notes to the Financial Statements...........................   63
      INTERIM FINANCIAL STATEMENTS FOR THE THREE-MONTH PERIODS
      ENDED MARCH 31, 2004 AND 2003
B.
      Balance Sheet...............................................   74
      Statement of Earnings.......................................   75
      Statement of Cash Flows.....................................   76
      Statement of Changes in Equity..............................   77
      Notes to the Financial Statements...........................   78

                               COMPILATION REPORT

The Board of Directors of
InterOil Corporation

     We have read the accompanying unaudited pro forma consolidated statements of earnings for the nine months ended September 30, 2004 and for the year ended December 31, 2003 and have performed the following procedures:

     1. Compared the figures in the columns captioned "InterOil Corporation" to the unaudited financial statements of InterOil Corporation (the "Company") for the nine months ended September 30, 2004, and the audited financial statements of the Company for the year ended December 31, 2003, respectively, and found them to be in agreement.

     2. Compared the figures in the columns captioned "BP Papua New Guinea Limited" to the unaudited financial statements of BP Papua New Guinea Limited (now renamed InterOil Products Limited) for the three months ended March 31, 2004, and the audited financial statements of BP Papua New Guinea Limited for the year ended December 31, 2003, respectively, and found them to be in agreement.

     3. Made enquiries of certain officials of the Company who have responsibility for financial and accounting matters about:

          (a) The basis for determination of the pro forma adjustments; and

          (b) Whether the unaudited pro forma consolidated statements of earnings comply as to form in all material respects with the Ontario Securities Act and the related regulations.

          The officials:

          (c) described to us the basis for determination of the pro forma adjustments, and

          (d) stated that the unaudited pro forma consolidated statements of earnings comply as to form in all material respects with the Ontario Securities Act and the related regulations.

     4. Read the notes to the unaudited pro forma consolidated statements of earnings, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

     5. Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned "InterOil Corporation" for the nine months ended September 30, 2004, and for the year ended December 31, 2003 and "BP Papua New Guinea Limited" for the three months ended March 31, 2004, and for the year ended December 31, 2003, and found the amounts in the column captioned "Pro forma" to be arithmetically correct.

     A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review. The objective of an audit or a review is the expression of assurance with respect to management's assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the unaudited pro forma consolidated statements of earnings, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.

                                          /s/ KPMG

Sydney, Australia
December 13, 2004

 COMMENTS FOR UNITED STATES READERS ON DIFFERENCES BETWEEN CANADIAN AND UNITED
                           STATES REPORTING STANDARDS

     The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the unaudited pro forma consolidated statements of earnings requires an examination or review substantially greater in scope than the review we have conducted. Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma consolidated statements of earnings.

                                          /s/ KPMG

Sydney, Australia
December 13, 2004

                              INTEROIL CORPORATION

                 PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004

                                                         CANADIAN GAAP
                             ---------------------------------------------------------------------
                                               BP PAPUA                                                      U.S. GAAP
                                              NEW GUINEA                                             -------------------------
                              INTEROIL         LIMITED                    PRO FORMA                     GAAP
                             CORPORATION     (UNAUDITED)                 ADJUSTMENTS    PRO FORMA    ADJUSTMENTS    PRO FORMA
                             (UNAUDITED)   (MARCH 31, 2004)              (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                              ($'000S)         ($'000S)       NOTE        ($'000S)      ($'000S)      ($'000S)      ($'000S)
                             -----------   ----------------   ----       -----------   -----------   -----------   -----------
                                                                        (UNAUDITED)
                                               (EXPRESSED IN UNITED STATES DOLLARS, UNLESS OTHERWISE STATED)
REVENUE
Sales and operating
  revenues.................      59,990         18,698         4(a)         8,619          87,307          --          87,307
Interest...................         276             32         4(a)            36             344          --             344
Rent.......................          --             31         4(a)             8              39          --              39
Other......................         143             69                         --             212          --             212
                             ----------         ------                      -----      ----------      ------      ----------
                                 60,409         18,830                      8,663          87,902          --          87,902
                             ----------         ------                      -----      ----------      ------      ----------
EXPENSES
Cost of sales and operating
  expenses.................      56,390         14,853         4(b)         6,701          77,944          --          77,944
Administrative and general
  expenses.................       6,949          1,962         4(c)(d)(e)    1,297         10,208       1,946          12,154
Exploration costs..........       1,501             --                         --           1,501          --           1,501
Legal and professional
  fees.....................       1,496             --                         --           1,496          --           1,496
Foreign exchange loss
  (gain)...................          84            141         4(f)          (450)           (225)         --            (225)
                             ----------         ------                      -----      ----------      ------      ----------
                                 66,420         16,956                      7,548          90,924       1,946          92,870
                             ----------         ------                      -----      ----------      ------      ----------
Profit (loss) before income
  taxes and non-controlling
  interest.................      (6,011)         1,874                      1,115          (3,022)     (1,946)         (4,968)
Income tax (expense).......      (1,136)          (554)        4(g)            49          (1,641)         --          (1,641)
                             ----------         ------                      -----      ----------      ------      ----------
Profit (loss) before non-
  controlling interest.....      (7,147)         1,320                      1,164          (4,663)     (1,946)         (6,609)
                             ----------         ------                      -----      ----------      ------      ----------
Non-controlling interest...           2             --                         --               2          --               2
                             ----------         ------                      -----      ----------      ------      ----------
Net profit (loss)..........      (7,145)         1,320                      1,164          (4,661)     (1,946)         (6,607)
                             ----------         ------                      -----      ----------      ------      ----------
Basic loss ($ per share)...       (0.28)                                                    (0.18)                      (0.26)
Diluted loss ($ per
  share)...................       (0.28)                                                    (0.18)                      (0.26)
Shares used in per share
  calculation -- basic.....  25,204,493                                                25,204,493                  25,204,493
Shares used in per share
  calculation -- diluted...  25,204,493                                                25,204,493                  25,204,493

  See accompanying notes to the unaudited pro forma consolidated statements of earnings

                              INTEROIL CORPORATION

                 PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS
                          YEAR ENDED DECEMBER 31, 2003

                                                               CANADIAN GAAP
                                      ---------------------------------------------------------------           U.S. GAAP
                                                     BP PAPUA                                           -------------------------
                                       INTEROIL     NEW GUINEA               PRO FORMA                     GAAP
                                      CORPORATION     LIMITED               ADJUSTMENTS    PRO FORMA    ADJUSTMENTS    PRO FORMA
                                      (UNAUDITED)   (UNAUDITED)             (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                         $'000         $'000      NOTE         $'000         $'000         $'000         $'000
                                      -----------   -----------   ----      -----------   -----------   -----------   -----------
                                                     (EXPRESSED IN UNITED STATES DOLLARS, UNLESS OTHERWISE STATED)
REVENUE
Sales and operating revenues........          --      69,897                     --           69,897          --          69,897
Interest............................         247         146                     --              393          --             393
Rent................................          --         157                     --              157          --             157
Other...............................          12          86                     --               98          --              98
                                      ----------      ------                   ----       ----------      ------      ----------
                                             259      70,286                     --           70,545          --          70,545
                                      ----------      ------                   ----       ----------      ------      ----------
EXPENSES
Cost of sales and operating
  expenses..........................          --      55,640                     --           55,640          --          55,640
Administrative and general
  expenses..........................       2,337       7,348       4(d)(h)     (125)           9,560          --           9,560
Management fees for prior periods
  waived............................        (840)         --                     --             (840)         --            (840)
Exploration costs...................         165          --                     --              165          --             165
Legal and professional fees.........       1,421          --                     --            1,421          --           1,421
Foreign exchange loss (gain)........         679      (1,644)                    --             (965)     (8,071)         (9,036)
                                      ----------      ------                   ----       ----------      ------      ----------
                                           3,762      61,344                   (125)          64,981      (8,071)         56,910
                                      ----------      ------                   ----       ----------      ------      ----------
Profit (loss) before income taxes
  and non-controlling interest......      (3,503)      8,942                    125            5,564       8,071          13,635
Income tax (expense)................         (37)     (2,593)                    --           (2,630)         --          (2,630)
                                      ----------      ------                   ----       ----------      ------      ----------
Profit (loss) before non-controlling
  interest..........................      (3,540)      6,349                    125            2,934       8,071          11,005
                                      ----------      ------                   ----       ----------      ------      ----------
Non-controlling interest............          23          --                     --               23        (117)            (94)
                                      ----------      ------                   ----       ----------      ------      ----------
Net profit (loss)...................      (3,517)      6,349                    125            2,957       7,954          10,911
                                      ----------      ------                   ----       ----------      ------      ----------
Basic profit/(loss) ($ per share)...       (0.16)                                               0.13                        0.48
Diluted profit/(loss) ($ per
  share)............................       (0.16)                                               0.12                        0.45
Shares used in per share
  calculation -- basic..............  22,649,924                                          22,649,924                  22,649,924
Shares used in per share
  calculation -- diluted............  22,649,924                   4(i)                   24,192,138                  24,192,138

  See accompanying notes to the unaudited pro forma consolidated statements of earnings

                              INTEROIL CORPORATION

           NOTES TO THE PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS
     NINE MONTHS ENDED SEPTEMBER 30, 2004 AND YEAR ENDED DECEMBER 31, 2003
                                  (UNAUDITED)
         (EXPRESSED IN UNITED STATES DOLLARS, UNLESS OTHERWISE STATED)

1.  BASIS OF PRESENTATION

     (a) Actual historic financial information

     On March 10, 2004, InterOil Corporation ("the Company") signed an agreement to acquire 100% of BP Papua New Guinea Limited (renamed InterOil Products Limited or "IPL"). IPL is a distributor of refined petroleum products in Papua New Guinea. The results of IPL's operations have been included in the actual historic consolidated financial statements of InterOil Corporation from that date.

     Under the acquisition agreement, InterOil Corporation was entitled to the profit of IPL from March 1, 2004. However, control of IPL's shares was not transferred to InterOil Corporation until April 28, 2004. Accordingly, the profit earned after tax between March 1, 2004 and April 28, 2004 was recognized as a reduction in the Company's acquisition cost. The results of IPL's operations from April 29, 2004 have been included in the Company's actual historic consolidated statement of earnings.

     (b) Pro forma consolidated financial information

     The unaudited pro forma consolidated statements of earnings have been prepared to illustrate the notional earnings of the consolidated group as it was structured at September 30, 2004 as if that group had existed at January 1, 2003.

     Accordingly, the pro forma assumptions are as follows:

          (i) InterOil Corporation obtained 100% control of IPL on January 1, 2003 and was entitled to 100% of IPL's results of operations for the year ended December 31, 2003 and the nine months ended September 30, 2004.

          (ii) Imputed interest is recognized on the basis that the amounts payable to the vendor were repaid one year after control of IPL was assumed to have passed to InterOil Corporation.

          (iii) The pro forma consolidated financial information disclosed in the consolidated statements of earnings is based on:

        Nine Months Ended September 30, 2004

        - The unaudited statement of earnings of InterOil Corporation for the nine months ended September 30, 2004 which includes the results of IPL for the five months from April 29, 2004.

        - The unaudited statement of earnings of IPL for the three months ended March 31, 2004. The average Kina to United States Dollar exchange rate for the three months ended March 31, 2004 is 0.3093.

        - The pro forma adjustments set out in Note 4.

          Year Ended December 31, 2003

        - The audited statement of earnings of InterOil Corporation for the year ended December 31, 2003.

        - The audited statement of earnings of IPL for the year ended December 31, 2003. The average Kina to United States Dollar exchange rate for the twelve months ended December 31, 2003 is 0.2884.

        - The pro forma adjustments set out in Note 4.

     It is management's opinion that these unaudited pro forma consolidated statements of earnings include all adjustments necessary for the fair presentation, in all material respects, of the transaction described in Note 3 in accordance with the pro forma assumptions on a basis consistent with InterOil Corporation's accounting policies.

     The unaudited pro forma consolidated statements of earnings are not intended to reflect the results of operations of InterOil Corporation which would have actually resulted had the proposed transaction been effected on the date indicated. Further, the pro forma consolidated financial information is not necessarily indicative of the results of operations that may be obtained in the future.

     The unaudited pro forma consolidated statements of earnings should be read in conjunction with the historical financial statements and notes thereto of InterOil Corporation and IPL described above.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The unaudited pro forma consolidated statements of earnings have been compiled using the significant accounting policies as set out in the audited financial statements of InterOil Corporation for the year ended December 31, 2003 and the unaudited financial statements of InterOil Corporation for the nine months ended September 30, 2004 which are incorporated by reference in this prospectus. The generally accepted accounting principles ("GAAP") applied by InterOil Corporation in its financial statements are those applicable to Canadian public enterprises. The significant accounting policies of IPL after adjustment to Canadian GAAP conform in all material respects to those of InterOil Corporation.

     The unaudited pro forma consolidated statements of earnings have also been restated in conformity with Unites States GAAP.

3.  BUSINESS ACQUISITION

     As indicated in Note 1, the Company, through its wholly owned subsidiary, S.P.I. Distribution Limited, acquired 100% of the outstanding common shares of BP Papua New Guinea Limited which was subsequently renamed InterOil Products Limited.

     This acquisition has been accounted for using the purchase method and results from IPL's operations have been included in InterOil Corporation's results of operations from April 28, 2004. The allocation of the purchase price is summarised in the table below:

                                                                  $
                                                              ----------
PURCHASE PRICE:
Cash paid...................................................   1,000,000
Payable to vendor on March 1, 2005 (net of imputed interest
  of $559,118...............................................  10,667,736
Payable to vendor on March 1, 2005 under related service
  agreement.................................................   1,000,000
Acquisition costs...........................................     227,613
                                                              ----------
                                                              12,895,349
                                                              ----------
NET ASSETS ACQUIRED:
Cash........................................................   5,859,517
Non-cash working capital....................................   3,215,018
Property, plant and equipment...............................   3,180,530
Future income tax benefits..................................     640,284
                                                              ----------
                                                              12,895,349
                                                              ----------

4.  PRO FORMA ADJUSTMENTS

     The unaudited pro forma consolidated statements of earnings include the following adjustments which reflect the pro forma assumptions described in Note 1(b):

          (a) To record the revenues earned by IPL during the period April 1, 2004 to April 28, 2004.

          (b) To record the cost of sales and operating expenses incurred by IPL during the period April 1, 2004 to April 28, 2004.

          (c) To record the administrative and general expenses incurred by IPL during the period April 1, 2004 to April 28, 2004.

          (d) To record changes in depreciation expense resulting from adjustments to the property, plant and equipment carrying values made on the consolidation of IPL into IOC.

          (e) To reverse the imputed interest expense included in the September 30, 2004 InterOil Corporation statement of earnings relating to the purchase price payable by InterOil Corporation to the vendor of IPL one year from the date of control. This amount was assumed to have been paid by December 31, 2003.

          (f) To record the foreign exchange gain incurred by IPL during the period April 1, 2004 to April 28, 2004.

          (g) To record the income tax expense incurred by IPL during the period April 1, 2004 to April 28, 2004.

          (h) To record imputed interest expense on the portion of the purchase price payable by InterOil Corporation to the vendor of IPL one year from the date of control.

          (i) Certain securities that were previously antidilutive are considered dilutive as a result of the pro forma adjustments that generated a pro forma profit.

                              INTEROIL CORPORATION

         RECONCILIATION OF THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
 THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND 2003 AND CUMULATIVE
                          (EXPRESSED IN U.S. DOLLARS)

     InterOil Corporation's (the "Company" or "InterOil") primary business interest is the development of an oil refinery (the "Project") in Papua New Guinea ("PNG"). The Company is also engaged in oil and gas exploration and development activity in PNG and acquired control of downstream operation in April 2004.

     The unaudited interim consolidated financial statements of the Company for the three and nine month periods ended September 30, 2004 and 2003 and the period from the commencement of the development stage to September 30, 2004 have been prepared in accordance with generally accepted accounting principles in Canada ("Canadian GAAP") which, in most respects, conforms with generally accepted accounting principles in the United States ("U.S. GAAP"). The following are the significant differences in accounting principles as they pertain to the unaudited interim consolidated financial statements for the three and nine month periods then ended:

     1. Derivative Instruments and Hedging: SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133") established accounting and reporting standards requiring all derivative instruments be recorded in the consolidated balance sheet at their fair value. If hedge accounting is appropriate based upon specific criteria, the impact of recording the derivative instrument is offset to the extent that the hedging relationship is effective. All ineffectiveness in the hedging relationship as well as derivative instruments not qualifying for hedge accounting is reflected immediately in the consolidated statement of operations.

     The Company elected not to adopt the FASB's optional hedge accounting provisions when SFAS 133 became effective. Accordingly, for U.S. GAAP reporting purposes only, effective January 1, 2001 and through December 31, 2003, unrealized gains and losses resulting from the valuation of derivatives at fair value are recognized in income as the gains and losses arise and not concurrently with the recognition of the transactions being hedged. In its Canadian GAAP financial statements for the corresponding period, the Company continued to recognize the gains and losses on derivative contracts designated as hedges concurrently with the recognition of the transactions being hedged.

     On initial adoption of SFAS 133, the Company recorded additional liabilities of $5,179,131, and a resulting cumulative transitional adjustment to increase accumulated losses, for the fair value of derivatives which did not qualify as hedges on January 1, 2001.

     The Canadian Institute of Chartered Accountants issued Accounting Guideline 13 "Hedging Relationships" ("AcG-13"), which became effective January 1, 2004. This guideline was issued to align Canadian GAAP with SFAS 133, including hedge documentation and assessing hedge effectiveness. The Company adopted the hedge accounting provisions in AcG-13 and SFAS 133 in respect of the commodity forward contracts it transacted beginning in July 2004. The hedge accounting for the new hedges has been disclosed in note 7 to the unaudited interim consolidated financial statements of the Company for the three and nine month periods ended September 30, 2004 and 2003.

     2. Stock Based Compensation: SFAS 123, "Accounting for Stock-based Compensation" ("SFAS 123"), establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. The Company issues options to non-employees, and to employees that are direct awards of stock or call for settlement by the issuance of equity instruments using the fair value based method.

     The Company applies the recommendations of the Canadian Institute of Chartered Accountants in Handbook Section 3870, "Stock-based compensation and other stock-based payments", which result in recognition of compensation expense for stock options issued to non-employees under Canadian GAAP on a basis consistent with the requirements of SFAS 123.

     No compensation cost was recorded for stock-based employee compensation awards for the three and nine months ended September 30, 2003 under Canadian GAAP. Under U.S. GAAP, certain pro forma disclosures were made to show what the impact would have been on net income if the compensation cost had been recorded. In the unaudited comparative consolidated financial statements for the three and nine months ended September 30, 2004 under Canadian GAAP, compensation cost was recorded in deriving net income. There is no difference between Canadian and U.S. GAAP in respect of the compensation expense recorded in these two periods. Consideration paid by employees on the exercise of stock options is recorded as share capital and contributed surplus. Disclosure required under SFAS 123 is included after the reconciliations to U.S. GAAP.

     3. Convertible Debentures with Warrants Attached: The Company issued $45,000,000 of 8 7/8% senior convertible debentures with warrants attached during the quarter ended September 30, 2004. In accordance with APB 14 "Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants", the Company assigned a value to the individual debenture and warrant components based on their relative fair market values at the date of issue under U.S. GAAP.

     Under Canadian GAAP, the Company applies the recommendations of the Canadian Institute of Chartered Accountants in Handbook Section 3860, "Financial instruments disclosure and presentation," which resulted in the debenture being recognized as three individual components: debt, conversion options and warrants.

     The differing treatment of the convertible debentures with warrants attached under US and Canadian GAAP gives rise to the following differences. The debentures were recorded at a higher fair value under US GAAP with no value allocated to the conversion options due to the lack of beneficial conversion at issuance, and the warrants were recorded at a higher fair value under US GAAP. The discount recognized under U.S. GAAP is lower than the discount recognized under Canadian GAAP, resulting in different accretion expense. During the three and nine months ended 30 September 2004 the accretion expense of the discount under Canadian GAAP was higher than under U.S. GAAP given the larger discount recorded under Canadian GAAP at inception of the debt securities.

     The Canadian and U.S. GAAP balances are depicted in the table below at inception and at September 30, 2004 for the debentures, conversion options, warrants and discount.

                                             CANADIAN GAAP                      U.S. GAAP
                                     ------------------------------   ------------------------------
                                                    SEPTEMBER 30,                    SEPTEMBER 30,
                                      ISSUANCE           2004          ISSUANCE           2004
                                     (UNAUDITED)     (UNAUDITED)      (UNAUDITED)     (UNAUDITED)
                                       (U.S.$)         (U.S.$)          (U.S.$)         (U.S.$)
                                     -----------   ----------------   -----------   ----------------
Debentures.........................  45,000,000       45,000,000      45,000,000       45,000,000
Discount...........................  14,294,620       14,145,945       2,638,645        2,604,544
Conversion options.................  12,382,014       12,382,014              --               --
Warrants...........................   1,912,606        1,912,606       2,638,645        2,638,645

     4. Financing Costs: The Company capitalized certain financing costs as pre-operating expenses to deferred project costs under Canadian GAAP at September 30, 2004. Capitalization of the financing costs is not allowed under U.S. GAAP. Financing costs of $2,060,523 were recorded to the unaudited consolidated statement of earnings under U.S. GAAP, reducing deferred project costs by the same amount as of, and for the three and nine month periods ended, September 30, 2004.

     5. Income Tax Effect of Adjustments: The income tax effect of U.S. GAAP adjustments was a benefit of $606,774 (unaudited) for both the three and nine month periods ended September 30, 2004 and an expense of $20,432 (unaudited) and $2,456,743 (unaudited) for the three and nine month periods ended September 30, 2003. However, the impact of these adjustments is offset by a corresponding fluctuation in the valuation allowance (unaudited) against the deferred tax assets for U.S. GAAP purposes.

              RECONCILIATION OF CANADIAN AND U.S. GAAP NET INCOME

                                                                             CUMULATIVE
                                                                            AMOUNTS FROM
                                         THREE MONTHS       NINE MONTHS     INCEPTION OF
                                             ENDED             ENDED         DEVELOPMENT
                                         SEPTEMBER 30,     SEPTEMBER 30,      STAGE TO
                                        ---------------   ---------------   SEPTEMBER 30,
                                         2004     2003     2004     2003        2004
                                        ------   ------   ------   ------   -------------
                                                           (UNAUDITED)
                                                          (U.S. $'000S)
Net (loss) as shown in unaudited
  interim financial statements in
  accordance with Canadian GAAP.......  (2,978)  (1,511)  (7,145)  (2,029)     (18,176)
Adjustments (before income tax and
  minority interest):
  Recognition of unrealized forward
     contract gains(1)................      --       58       --    6,995        8,239
  Accretion of debt interest(3).......     115       --      115       --          115
  Financing costs(4)..................  (2,061)           (2,061)               (2,061)
Income tax effect of adjustments(3)...      --       --       --       --           --
                                        ------   ------   ------   ------      -------
NET INCOME (LOSS) FROM CONTINUING
  OPERATIONS BEFORE CUMULATIVE EFFECT
  OF ACCOUNTING CHANGE................  (4,924)  (1,453)  (9,091)   4,966      (11,883)
Cumulative effect of accounting
  changes(1)..........................      --       --       --       --       (5,179)
Minority interests share of after tax
  adjustments.........................      27       (1)      27      (92)         172
                                        ------   ------   ------   ------      -------
NET INCOME (LOSS) IN ACCORDANCE WITH
  U.S. GAAP...........................  (4,897)  (1,454)  (9,064)   4,874      (16,890)
                                        ------   ------   ------   ------      -------

---------------

Note: The notes in the above table refer to the discussion above the table.

              STATEMENT OF COMPREHENSIVE INCOME (LOSS), NET OF TAX

                                                                             CUMULATIVE
                                                                            AMOUNTS FROM
                                          THREE MONTHS      NINE MONTHS     INCEPTION OF
                                              ENDED            ENDED         DEVELOPMENT
                                          SEPTEMBER 30,    SEPTEMBER 30,      STAGE TO
                                         ---------------   --------------   SEPTEMBER 30,
                                          2004     2003     2004    2003        2004
                                         ------   ------   ------   -----   -------------
                                                           (UNAUDITED)
                                                          (U.S. $'000S)
NET INCOME (LOSS) IN ACCORDANCE WITH
  U.S. GAAP............................  (4,897)  (1,454)  (9,064)  4,874      (16,890)
Foreign currency translation reserve
  Movement under Canadian GAAP.........     119       --      169      --          169
  Movement under U.S. GAAP.............      --       --       --      --           --
  Deferred hedge loss..................    (789)      --     (789)     --         (789)
Income tax effect of movement in
  foreign currency translation
  reserve..............................      --       --       --      --           --
                                         ------   ------   ------   -----      -------
Other comprehensive income (loss)......    (670)      --     (620)     --         (620)
                                         ------   ------   ------   -----      -------
COMPREHENSIVE INCOME (LOSS) IN
  ACCORDANCE WITH U.S. GAAP............  (5,567)  (1,454)  (9,684)  4,874      (17,510)
                                         ------   ------   ------   -----      -------

     STATEMENT OF ACCUMULATED OTHER COMPREHENSIVE INCOME, NET OF TAX (AOCI)

                                                      FOREIGN                   ACCUMULATED
                                                     CURRENCY                      OTHER
                                                    TRANSLATION    DEFERRED    COMPREHENSIVE
                                                      RESERVE     HEDGE LOSS      INCOME
                                                    -----------   ----------   -------------
                                                                  (UNAUDITED)
                                                                 (U.S. $'000S)
AOCI BALANCE AS OF DECEMBER 31, 2002..............       --            --            --
Current period change.............................       --            --            --
                                                        ---          ----          ----
AOCI BALANCE AS OF MARCH 31, 2003.................       --            --            --
Current period change.............................       --            --            --
                                                        ---          ----          ----
AOCI BALANCE AS OF JUNE 30, 2003..................       --            --            --
Current period change.............................       --            --            --
                                                        ---          ----          ----
AOCI BALANCE AS OF SEPTEMBER 30, 2003.............       --            --            --
                                                        ===          ====          ====
AOCI BALANCE AS OF DECEMBER 31, 2003..............       --            --            --
Current period change.............................       --            --            --
                                                        ---          ----          ----
AOCI BALANCE AS OF MARCH 31, 2004.................       --            --            --
Current period change.............................       50            --            50
                                                        ---          ----          ----
AOCI BALANCE AS OF JUNE 30, 2004..................       50            --            50
                                                        ---          ----          ----
Current period change.............................      119          (789)         (670)
                                                        ---          ----          ----
AOCI BALANCE AS OF SEPTEMBER 30, 2004.............      169          (789)         (620)
                                                        ===          ====          ====

EARNINGS PER SHARE

     Basic earnings per share is computed by dividing net income available to shareholders by the weighted average number of shares outstanding for the reporting period. Diluted earnings per share reflects the potential dilution that could occur if options or contracts to issue shares were exercised or converted into shares.

     For the calculation of diluted earnings per share, the basic weighted average number of shares is increased by the dilutive effect of stock options determined using the treasury method. No (unaudited) potential shares in options on issue were antidilutive for the three and nine month periods ended September 30, 2004 and the three month period ended September 30, 2003. The potential shares in options of 25,000 (unaudited) on issue were antidilutive for the nine month period ended September 30, 2003.

                                           THREE MONTHS ENDED           NINE MONTHS ENDED
                                              SEPTEMBER 30,               SEPTEMBER 30,
                                        -------------------------   -------------------------
                                           2004          2003          2004          2003
                                        -----------   -----------   -----------   -----------
                                        (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
WEIGHTED AVERAGE NUMBER OF SHARES ON
WHICH EARNINGS PER SHARE CALCULATIONS
ARE BASED IN ACCORDANCE WITH U.S. GAAP   ('000S)       ('000S)       ('000S)       ('000S)
                                          ------        ------        ------        ------
                                          25,741        23,218        25,204        21,930
  Basic...............................
                                              --            --            --         1,408
  Effect of dilutive options..........
                                          ------        ------        ------        ------
                                          25,741        23,218        25,204        23,338
  Diluted.............................
                                          ------        ------        ------        ------

    NET INCOME (LOSS) PER SHARE IN          ($)           ($)           ($)           ($)
      ACCORDANCE WITH U.S. GAAP         -----------   -----------   -----------   -----------
  Basic...............................     (0.19)        (0.06)        (0.36)         0.22
  Diluted.............................     (0.19)        (0.06)        (0.36)         0.21
                                          ------        ------        ------        ------

     The adjustments under U.S. GAAP result in changes to the consolidated balance sheet of the Company as follows:

         RECONCILIATION OF CANADIAN AND U.S. GAAP BALANCE SHEET AMOUNTS

                                                                          AS AT DECEMBER 31,
                                               AS AT SEPTEMBER 30, 2004          2003
                                               ------------------------   ------------------
                                                CANADIAN        U.S.      CANADIAN    U.S.
                                                  GAAP          GAAP        GAAP      GAAP
                                               ----------     ---------   --------   -------
                                                                (UNAUDITED)
                                                               (U.S. $'000S)
Current assets(4)............................    104,072       104,072     35,012     35,012
Oil and gas properties.......................     41,682        41,682     23,018     23,018
Capital assets...............................     52,280        52,280     48,855     48,855
Deferred project costs(1)(4).................    171,881       172,879    153,455    156,514
Deferred charges.............................      4,002         4,002         --         --
Future income tax benefit....................        874           874         --         --
                                                 -------       -------    -------    -------
TOTAL ASSETS.................................    374,791       375,789    260,340    263,399
                                                 -------       -------    -------    -------
Current liabilities..........................     80,585        80,585     16,315     16,315
Deferred financing costs.....................        834           834         --         --
Long term debt(3)............................    121,963       133,504     90,600     90,600
Non-controlling interest.....................      6,465         6,293      6,467      6,323
Shareholders' equity(3)......................    164,944       154,573    146,958    150,161
                                                 -------       -------    -------    -------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY.....    374,791       375,789    260,340    263,399
                                                 -------       -------    -------    -------

---------------

Note: The notes in the above table refer to the discussion at the beginning of the Reconciliation to United States Generally Accepted Accounting Principles.

STOCK BASED COMPENSATION

     As permitted by SFAS 123, the Company has elected to follow the intrinsic value method of accounting for stock-based compensation arrangements, as provided for in Accounting Principles Board Opinion 25. In December 2002 the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement No. 123" ("SFAS 148"). SFAS 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosure in annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS 148 became effective in the year ended December 31, 2002. The Company has not adopted a fair value based method of accounting for stock options granted to employees.

     Options are exercisable on a 1:1 basis. At grant date, options are issued at no less than market price to directors, staff and contractors. Options vest at various dates in accordance with the applicable option agreement, have an exercise period of three to five years assuming continuous employment by the InterOil Group and may be exercised at any time after vesting within the exercise period. Upon resignation or retirement, vested options must be exercised within 30 days for employees and 90 days for directors.

     The following summarizes the stock options outstanding at respective balance sheet dates:

                                  THREE MONTHS ENDED SEPTEMBER 30,
                        -----------------------------------------------------
                                  2004                        2003
                        -------------------------   -------------------------
                                       WEIGHTED                    WEIGHTED
                                        AVERAGE                     AVERAGE
                         NUMBER OF     EXERCISE      NUMBER OF     EXERCISE
                          OPTIONS        PRICE        OPTIONS        PRICE
                        (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                          ('000S)       (U.S.$)       ('000S)       (U.S.$)
                        -----------   -----------   -----------   -----------
Outstanding at
  beginning of
  period..............     1,483          9.23         1,448          6.57
Granted...............         2         15.00             1         22.60
Exercised.............      (246)         5.61          (109)         5.20
Expired...............       (20)        12.01            (1)         6.15
                           -----         -----         -----         -----
Outstanding at end of
  period..............     1,219          9.92         1,339          6.69
                           -----         -----         -----         -----
Weighted average fair
  value of options
  granted during the
  period (U.S.
  $'000s).............         5                           4

                                   NINE MONTHS ENDED SEPTEMBER 30,
                        -----------------------------------------------------
                                  2004                        2003
                        -------------------------   -------------------------
                                       WEIGHTED                    WEIGHTED
                                        AVERAGE                     AVERAGE
                         NUMBER OF     EXERCISE      NUMBER OF     EXERCISE
                          OPTIONS        PRICE        OPTIONS        PRICE
                        (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                          ('000S)       (U.S.$)       ('000S)       (U.S.$)
                        -----------   -----------   -----------   -----------
Outstanding at
  beginning of
  period..............     1,363          7.55         1,510          5.48
Granted...............       176         25.17           193         10.91
Exercised.............      (261)         5.62          (363)         4.67
Expired...............       (59)        19.69            (1)         6.15
                           -----         -----         -----         -----
Outstanding at end of
  period..............     1,219          9.92         1,339          6.69
                           -----         -----         -----         -----
Weighted average fair
  value of options
  granted during the
  period (U.S.
  $'000s).............     1,747                         686

     The fair values of the options granted as detailed above have been estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 3.2%; dividend yield of nil; volatility factor of the expected market price of the Company's common stock of 45%; and a weighted average expected life of the options of three years.

     The following table summarizes information about fixed stock options outstanding at September 30, 2004:

                                       OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                             ---------------------------------------           (VESTED)
                                                          WEIGHTED     -------------------------
                                            WEIGHTED       AVERAGE                    WEIGHTED
                                             AVERAGE      REMAINING                    AVERAGE
                              NUMBER OF     EXERCISE     CONTRACTUAL    NUMBER OF     EXERCISE
                               OPTIONS        PRICE         LIFE         OPTIONS        PRICE
RANGE OF EXERCISE PRICES     (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
(U.S.$)                        ('000S)       (U.S.$)       (YEARS)       ('000S)       (U.S.$)
------------------------     -----------   -----------   -----------   -----------   -----------
2.75 to 5.00...............       513          4.37          .85           494           4.36
5.01 to 8.00...............       214          6.31         2.15           154           6.06
8.01 to 12.00..............       264         11.23         1.21           116          11.38
12.01 to 24.00.............        58         21.60         2.23            30          20.28
24.01 to 27.00.............       170         25.22         3.79            90          24.00
                                -----         -----         ----           ---          -----
2.75 to 27.00..............     1,219          9.92         2.27           884           8.11
                                -----         -----         ----           ---          -----

     Where options were granted with exercise prices equal to the market price when the options were granted, no compensation expense has been charged to income at the time of the option grants.

     During the three and nine month periods ended September 30, 2004, the Company recorded compensation expense of $490,376 and $1,060,071, respectively, under Canadian GAAP. This is equivalent to the amount the Company recognized under U.S. GAAP following the fair value treatment required under SFAS 123.

     Had compensation cost for the Company's stock options been determined based on the fair market value at the grant dates of the awards, and amortized on a straight-line basis, consistent with methodology prescribed by SFAS 123, the Company's net income and net income per share for the three and nine month periods ended September 30, 2003 would have been the pro forma amounts indicated as follows:

                                                             THREE MONTHS     NINE MONTHS
                                                                 ENDED           ENDED
                                                             SEPTEMBER 30,   SEPTEMBER 30,
                                                                 2003            2003
                                                             -------------   -------------
                                                                      (UNAUDITED)
                                                                     (U.S. $'000S)
Net income in accordance with U.S. GAAP....................     (1,454)          4,874
Pro forma stock based compensation.........................        (59)           (437)
                                                                ------           -----
Pro forma net income.......................................     (1,513)          4,437
                                                                ------           -----
Net income/(loss) ($ per share as reported)
  Basic....................................................      (0.06)           0.22
  Diluted..................................................      (0.06)           0.21
Pro forma net income/(loss) ($ per share)
  Basic....................................................      (0.07)           0.20
  Diluted..................................................      (0.07)           0.19
                                                                ------           -----

ACQUISITION OF INTEROIL PRODUCTS LIMITED ("IPL")

     The following summary unaudited pro forma condensed consolidated financial information for the nine month periods ended September 30, 2004 and 2003 shows the estimated pro forma impact on the Company's unaudited comparative consolidated financial statements of the acquisition of IPL as of April 28, 2004.

     This pro forma information is based on management's current estimates of, and good faith assumptions regarding, the adjustments arising from the transactions described above. The pro forma adjustments are based on currently available information and actual adjustments could differ materially from the current estimates.

     The pro forma information does not purport to represent what the financial position and results of operations actually would have been had the acquisition of IPL been consummated on the dates indicated or to project the financial position of any future date of operations for any future period.

     The following pro forma statements of earnings for the nine month periods ended September 30, 2004 and 2003 give effect of the acquisition of IPL as if it had occurred on January 1, 2003.

                                                   INTEROIL         IPL(1)         PRO FORMA
                                                 -------------   -------------   -------------
                                                  (UNAUDITED)     (UNAUDITED)     (UNAUDITED)
                                                 (U.S.$ '000S)   (U.S. '000S)    (U.S.$ '000S)
NINE MONTHS ENDED SEPTEMBER 30, 2004
Sales and operating revenue....................     59,990          27,317          87,307
Net income/(loss) -- Canadian GAAP.............     (7,145)          2,350          (4,795)
Net income/(loss) -- U.S. GAAP.................     (9,064)          2,465          (6,599)
Basic loss per share (cents per share)
  Canadian GAAP(2).............................      (0.28)                          (0.19)
  U.S. GAAP(3).................................      (0.36)                          (0.26)
Diluted loss per share (cents per share)
  Canadian GAAP(2).............................      (0.28)                          (0.19)
  U.S. GAAP(3).................................      (0.36)                          (0.26)
NINE MONTHS ENDED SEPTEMBER 30, 2003
Sales and operation revenue....................         --          52,423          52,423
Net income/(loss) -- Canadian GAAP.............     (2,029)          4,856           2,827
Net income/(loss) -- U.S. GAAP.................      4,874          10,821          15,695
Basic income/(loss) per share (cents per share)
  Canadian GAAP(2).............................      (0.09)                           0.13
  U.S. GAAP(3).................................       0.22                            0.72
Diluted income/(loss) per share (cents per
  share)
  Canadian GAAP(2).............................      (0.09)                           0.12
  U.S. GAAP(3).................................       0.21                            0.67

---------------

Notes:

(1) Financial data disclosed in the table for the nine months ended September 30, 2004 represents the results of IPL for the period from January 1, 2004 to April 28, 2004, the effective date of control of IPL, and is derived from the unaudited management accounts of IPL. Financial data disclosed in the table for the nine months ended September 30, 2003 represents a pro rata portion of the audited results of IPL for the year ended 31 December 2003.

(2) The weighted average number of shares used in the earnings per share information is consistent with that used under Canadian GAAP for the respective periods.

(3) The weighted average number of shares used in the earnings per share information is consistent with that used under U.S. GAAP for the respective periods.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     U.S. GAAP requires the disclosure of accounting pronouncements that have been issued but are not yet effective for the Company reporting. The following applicable accounting pronouncements have been recently issued:

     DEBT: In May 2003, the FASB issued SFAS No. 150 "Accounting for certain financial instruments with characteristics of both liabilities and equity" ("SFAS 150"). SFAS 150 changes the classification in the balance sheet of certain common financial instruments from whether equity or mezzanine presentation to liabilities and requires the issuer of those financial instruments to recognize changes in fair value or redemption amount, as applicable, in earnings. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003 and with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003. The effect of adopting SFAS 150 will be recognised as a cumulative effect on an accounting change as of the period beginning the period of adoption. Restatement of prior periods is not permitted. SFAS 150 did not have any impact on the financial position or results of operations.

                          BP PAPUA NEW GUINEA LIMITED

               ANNUAL REPORT OF THE DIRECTORS TO THE SHAREHOLDERS
                      FOR THE YEAR ENDED 31 DECEMBER 2003

     The directors take pleasure in presenting their annual report on the affairs of the company, including the financial statements, for the year ended 31 December 2003.

ACTIVITIES

     The principal continuing activity of the company is that of importing and distribution of petroleum products in Papua New Guinea.

RESULT

     The net profit of the company for the year after tax was K22,010,000 (2002 profit: K11,094,000).

DIVIDEND

     Dividends paid during the year amounted to K8,000,000 (2002: KNil). Dividends declared subsequent to year end totalled K15,729,688 and encompass profits from the 2003 year and the first two months of 2004 and are payable to the owner of the shares at this time as part of the share sale agreement dated 10 March 2004.

DIRECTORS

     The directors at balance date were:

     Gerry R Hueston
     Robert Welsh
     Peter Diezmann

     Mr G Bourne resigned from the Board of Directors on 12 September 2003. Mr GR Hueston was appointed to the Board on 12 September 2003.

AUDITORS

     Details of amounts paid to the auditors for audit and other services are shown in note 2 to the financial statements.

DONATIONS

     The total amount of donations made by the company is stated in note 2 to the financial statements.

REGISTERED OFFICE

     The company's registered office and principal place of business is situated at Section 34, Lot 22, Speybank Street, Lae, Morobe Province.

CHANGE OF NAME

     The Company changed its name to InterOil Products Limited on 29 April 2004.

OTHER DISCLOSURES

     The board has received the agreement of all shareholders for the annual report not to include the disclosures required by Section 212(1)(a) and (1)(d) to (j).

For, and on behalf of, the Board

Director                                       Director

/s/ TOM S. DONOVAN                             /s/ GRAEME K. ALEXANDER

November 9, 2004

PRICEWATERHOUSECOOPERS                                 PRICEWATERHOUSECOOPERS
                                                       ANZ Haus
                                                       Central Avenue
                                                       PO Box 451
                                                       LAE
                                                       PAPUA NEW GUINEA
                                                       Website: www.pwc.com.pg
                                                       Telephone 675 472 2644
                                                       Facsimile 675 472 6270

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members and Directors of BP Papua New Guinea Limited

     In our opinion, the accompanying balance sheets and the related statements of earnings, of cash flows and changes in equity, set out on pages 60 to 70, after the restatement described in Note 21, present fairly, in all material respects, the financial position of BP Papua New Guinea Limited (the "Company") as at 31 December 2003, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three-year period ended 31 December 2003, in conformity with International Financial Reporting Standards and with the Papua New Guinea Companies Act 1997. These financial statements are the responsibility of the directors of the Company. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the International Standards on Auditing and the auditing standards generally accepted in Canada. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     International Financial Reporting Standards vary in certain significant respects from accounting principles generally accepted in Canada and the United States of America. Information relating to the nature and effect of such differences is presented in Note 23 to the financial statements.

                                          /s/ PRICEWATERHOUSECOOPERS

                                          Stephen Beach
                                          Partner

Lae, Papua New Guinea
Dated November 9, 2004

                          BP PAPUA NEW GUINEA LIMITED

                              FINANCIAL STATEMENTS
                     AS AT DECEMBER 31, 2003, 2002 AND 2001

                                 BALANCE SHEET

                                      SUPPLEMENTARY
                                       INFORMATION
                                     ---------------
                                      DECEMBER 31,
                                          2003
                                         USD'000       DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                     @ 1 K = 0.3120        2003            2002            2001
                             NOTE          USD             K'000           K'000           K'000
                             -----   ---------------   -------------   -------------   -------------
                                       (UNAUDITED)
                             (EXPRESSED IN PAPUA NEW GUINEA KINA, EXCEPT SUPPLEMENTARY INFORMATION)
                                               ASSETS
CURRENT ASSETS:
  Cash and cash
     equivalents...........               5,836           18,706           6,452           4,137
  Trade receivables........    5          7,320           23,462          27,029          15,211
  Other receivables and
     prepayments...........    5            200              642           2,607             523
  Inventories..............    6          6,550           20,992          22,538          22,230
                                     ---------------   -------------   -------------   -------------
                                         19,906           63,802          58,626          42,101
NON CURRENT ASSETS:
  Property, plant and
     equipment.............    4          4,758           15,249          12,606          12,971
  Deferred income tax
     benefit...............    3            866            2,776           1,593           2,004
                                     ---------------   -------------   -------------   -------------
                                         25,530           81,827          72,825          57,076
                                     ---------------   -------------   -------------   -------------

                                LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Income tax payable.......    3          1,902            6,097           1,547             225
  Accounts payable and
     accrued liabilities...    8          2,394            7,673           2,843           5,768
  Employee provisions......    9            105              336             209             211
  Due to related parties...   12          3,642           11,674          26,206          19,993
                                     ---------------   -------------   -------------   -------------
                                          8,043           25,780          30,805          26,197
NON CURRENT LIABILITIES:
  Employee provisions......    9            121              388             371             324
                                     ---------------   -------------   -------------   -------------
                                          8,164           26,168          31,176          26,521
                                     ---------------   -------------   -------------   -------------
SHAREHOLDERS' EQUITY:
  Share capital............   10             --               --              --              --
  General reserve..........   10            261              838             838             838
  Retained earnings........              17,105           54,821          40,811          29,717
                                     ---------------   -------------   -------------   -------------
                                         17,366           55,659          41,649          30,555
                                     ---------------   -------------   -------------   -------------
                                         25,530           81,827          72,825          57,076
                                     ---------------   -------------   -------------   -------------

  See accompanying notes to the financial statements approved by the Board on
                                November 2, 2004

/s/ TOM S. DONOVAN                                     /s/ GRAEME K. ALEXANDER
-----------------------------------------------------  -----------------------------------------------------
Director                                               Director

                          BP PAPUA NEW GUINEA LIMITED

                              FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                             STATEMENT OF EARNINGS
     (EXPRESSED IN PAPUA NEW GUINEA KINA, EXCEPT SUPPLEMENTARY INFORMATION)

                                                                    YEAR ENDED
                                            -----------------------------------------------------------
                                            SUPPLEMENTARY
                                             INFORMATION
                                            --------------
                                             DECEMBER 31,
                                                 2003
                                               USD'000       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                            @ 1 K = 0.3120       2003           2002           2001
                                     NOTE        USD            K'000          K'000          K'000
                                     ----   --------------   ------------   ------------   ------------
                                             (UNAUDITED)
Sales revenue......................             75,617          242,361        191,230        164,480
Cost of sales......................            (60,193)        (192,927)      (162,535)      (136,733)
                                      --       -------         --------       --------       --------
GROSS PROFIT.......................             15,424           49,434         28,695         27,747
Other operating income.............                262              840          1,057          1,345
Administrative and general
  expenses.........................   2         (7,949)         (25,479)       (19,448)       (21,373)
Foreign exchange gains/(losses)....              1,778            5,699          4,388           (425)
                                      --       -------         --------       --------       --------
OPERATING PROFIT...................              9,515           30,494         14,692          7,294
Finance income.....................                158              506            159            122
                                      --       -------         --------       --------       --------
PROFIT BEFORE INCOME TAXES.........              9,673           31,000         14,851          7,416
Income tax (expense)...............   3         (2,805)          (8,990)        (3,757)        (1,850)
                                      --       -------         --------       --------       --------
NET PROFIT.........................              6,868           22,010         11,094          5,566
                                      --       -------         --------       --------       --------

               See accompanying notes to the financial statements

                          BP PAPUA NEW GUINEA LIMITED

                              FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                            STATEMENT OF CASH FLOWS
     (EXPRESSED IN PAPUA NEW GUINEA KINA, EXCEPT SUPPLEMENTARY INFORMATION)

                                                                   YEAR ENDED
                                           -----------------------------------------------------------
                                           SUPPLEMENTARY
                                            INFORMATION
                                           --------------
                                            DECEMBER 31,
                                                2003
                                              USD'000       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                           @ 1 K = 0.3120       2003           2002           2001
                                                USD            K'000          K'000          K'000
                                           --------------   ------------   ------------   ------------
                                            (UNAUDITED)
OPERATING ACTIVITIES
Profit before income taxes...............       9,672          31,000         14,851          7,416
Adjustments for non-cash transactions:
  Depreciation and profit on sale of
     property, plant and equipment.......         581           1,863          1,717          2,065
  Unrealized exchange (gain)/loss........          --              --         (2,336)            12
Change in non-cash operating working
  capital:
  Inventories............................         482           1,546           (308)         4,628
  Trade and other receivables............       1,726           5,532        (13,902)         8,823
  Accounts payable and accrued
     liabilities.........................       1,552           4,974         (2,880)         1,723
  Due to related parties.................      (4,534)        (14,532)         8,549        (23,670)
Taxes paid...............................      (1,754)         (5,623)        (2,024)          (445)
                                               ------         -------        -------        -------
Cash flows provided by operating
  activities.............................       7,725          24,760          3,667            552
                                               ------         -------        -------        -------
INVESTING ACTIVITIES
  Expenditure on capital assets..........      (1,461)         (4,682)        (1,640)        (1,442)
  Funds received on sale of assets.......          55             176            288            155
                                               ------         -------        -------        -------
Cash flows used in investing
  activities.............................      (1,406)         (4,506)        (1,352)        (1,287)
                                               ------         -------        -------        -------
FINANCING ACTIVITIES
  Dividend paid..........................      (2,496)         (8,000)            --             --
                                               ------         -------        -------        -------
Cash flows used in investing
  activities.............................      (2,496)         (8,000)            --             --
                                               ------         -------        -------        -------
Increase (decrease) in cash and cash
  equivalents............................       3,823          12,254          2,315           (735)
Cash and cash equivalents, beginning of
  period.................................       2,013           6,452          4,137          4,871
                                               ------         -------        -------        -------
Cash and cash equivalents, end of
  period.................................       5,836          18,706          6,452          4,137
                                               ------         -------        -------        -------
CASH AND CASH EQUIVALENTS COMPRISES:
Cash on hand and at bank.................       5,836          18,706          6,452          4,137
Bank overdrafts..........................          --              --             --             --
                                               ------         -------        -------        -------
                                                5,836          18,706          6,452          4,137
                                               ------         -------        -------        -------

               See accompanying notes to the financial statements

                          BP PAPUA NEW GUINEA LIMITED

                              FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                         STATEMENT OF CHANGES IN EQUITY
     (EXPRESSED IN PAPUA NEW GUINEA KINA, EXCEPT SUPPLEMENTARY INFORMATION)

                                                           YEAR ENDED
                                   -----------------------------------------------------------
                                   SUPPLEMENTARY
                                    INFORMATION
                                   --------------
                                    DECEMBER 31,
                                        2003
                                      USD'000       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                   @ 1 K = 0.3120       2003           2002           2001
                                        USD            K'000          K'000          K'000
                                   --------------   ------------   ------------   ------------
                                    (UNAUDITED)
SHARE CAPITAL
At beginning of year.............          --              --             --             --
Issue of capital stock...........          --              --             --             --
                                       ------          ------         ------         ------
At end of year...................          --              --             --             --
                                       ------          ------         ------         ------
GENERAL RESERVE
At beginning of year.............         261             838            838            838
Change in year...................          --              --             --             --
                                       ------          ------         ------         ------
At end of year...................         261             838            838            838
                                       ------          ------         ------         ------
RETAINED EARNINGS
At beginning of year.............      12,733          40,811         29,717         24,151
Dividends declared and paid......      (2,496)         (8,000)            --             --
Net profit for year..............       6,868          22,010         11,094          5,566
                                       ------          ------         ------         ------
At end of period.................      17,105          54,821         40,811         29,717
                                       ------          ------         ------         ------
SHAREHOLDERS' EQUITY AT END OF
  YEAR...........................      17,366          55,659         41,649         30,555
                                       ------          ------         ------         ------

               See accompanying notes to the financial statements

                          BP PAPUA NEW GUINEA LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

1.  BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

     BP Papua New Guinea Limited (the "Company") is a company incorporated in Papua New Guinea. Its primary business interest is to distribute refined fuel products in Papua New Guinea. All amounts are expressed in Papua New Guinea Kina rounded to the nearest thousand kina, unless noted otherwise.

     These financial statements are presented in accordance with the Papua New Guinea Companies Act 1997 and comply with International Financial Reporting Standards ("IFRS").

     These financial statements were approved for issue by the Board of Directors on November 2, 2004.

  A.  GENERAL ACCOUNTING POLICIES

     The fundamental accounting assumptions recognised as appropriate for the measurement and reporting of results, cash flows and the financial position have been followed in the preparation of these financial statements.

     These accounts have been prepared using the historical cost convention as modified by the re-measurement of certain financial instruments at fair value through profit and loss. Unless otherwise stated, the accounting policies adopted are consistent with those of the previous year.

  B.  PARTICULAR ACCOUNTING POLICIES

     The following particular accounting policies, which significantly affect the measurement of profit and of financial position, have been applied:

     (a) Revenue

     Revenue comprises the fair value for the sale of goods and services net of goods and services tax, rebates and discounts. Revenue is recognised as follows:

          (i) Sales of goods

             Sales of goods are recognised when the Company has delivered products to the customer, the customer has accepted the products and collectability of the related receivables is reasonably assured. It is not the Company's policy to sell products with a right of return.

          (ii) Rental income

             Rental income is recognised on an accrual basis in accordance with the substance of the relevant rental agreements.

          (iii) Interest income

             Interest income is recognised on a time-proportionate basis using the effective interest method.

     (b) Property, Plant and Equipment

     The cost of purchased fixed assets is the value of the consideration given to acquire the assets and the value of other directly attributable costs which have been incurred in bringing the assets to the location and condition necessary for their intended service. Where the carrying amount of an individual non-current asset is greater than its recoverable amount the asset is written down to its recoverable amount. The recoverable amount is the higher of an asset's fair value less costs to sell and value in use.

                          BP PAPUA NEW GUINEA LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 -- (CONTINUED)

     (c) Depreciation

     Depreciation is charged on a straight line basis so as to write off the cost or valuation of the fixed assets to their residual value over the expected useful lives. The estimated economic lives are as follows:

Leasehold land and improvements....................  Shorter of 100 years or lease period
Buildings..........................................                           30-40 years
Plant & equipment..................................                           10-15 years
Motor vehicles.....................................                               4 years
Office furniture & fittings........................                           10-15 years

     (d) Foreign Currencies

     Foreign currency transactions are recorded at the exchange rates in effect at the date of the transaction. Monetary assets and liabilities arising from trading transactions or overseas borrowings are translated at closing rates. Gains and losses due to currency fluctuations on these items are included in the profit and loss account.

     (e) Inventories

     Inventories are stated at the lower of cost or net realisable value.

     Cost is determined on a first in, first out basis including appropriate freight inward, wharfage and insurance costs.

     (f) Taxation

     Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled. Deferred income tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

     The tax effect of transactions or events that are taken directly to reserves are charged or credited directly to the same reserve.

     (g) Components of Cash and Cash Equivalents

     For the purposes of the statement of cash flows, cash is considered to be cash on hand and current accounts in banks, net of bank overdrafts. Cash equivalents are short-term, highly liquid investments with original maturities less than 90 days that are readily convertible to known amounts of cash.

     (h) Employee Entitlements

     The amounts expected to be paid to employees for their pro-rata entitlement to long service and annual leave and leave fares are accrued annually having regard to anticipated periods of service, remuneration levels and statutory obligations.

     (i) Provisions

     A provision is recognised when there is a present obligation to transfer economic benefits as a result of past events. The amount provided is the best estimate of the expenditure that would be required to settle the obligation that existed at the balance sheet date.

                          BP PAPUA NEW GUINEA LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 -- (CONTINUED)

     (j) Leased Assets

     Operating lease payments are representative of pattern of benefit derived from the leased asset and accordingly are charged to the profit and loss account in the periods in which they are incurred.

     (k) Trade Receivables

     Trade receivables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment. A provision for impairment of trade receivables is established when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of receivables. The amount of the provision is the difference between the asset's carrying amount and the present value of estimated future cash flows, discounted at the effective interest rate. The amount of the provision is recognised in the income statement.

     (l) Use of Estimates

     The preparation of the financial statements in conformity with International Financial Reporting Standards and with the Papua New Guinea Companies Act 1997 requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the year. Actual results could differ from those estimates.

  C.  RELEASE OF NEW INTERNATIONAL FINANCIAL REPORTING STANDARDS

     The International Accounting Standards Board has issued 18 revised standards and five new financial reporting standards that will be applicable to the company from 1 January 2005. The company has conducted investigations and does not consider that there are any measurement or recognition issues arising from the release of these new pronouncements that will have a significant impact on the reported financial position or financial performance of the company.

2.  ADMINISTRATIVE AND GENERAL EXPENSES

                                                              2003     2002     2001
                                                             K'000    K'000    K'000
                                                             ------   ------   ------
Auditors remuneration
  Audit....................................................      49       40       38
  Other services...........................................      36       64       42
Bad debts written off......................................     671      197      812
Costs arising from kerosene contamination..................      23    1,636    5,600
Depreciation...............................................   1,939    1,792    2,081
Donations..................................................     102      103       71
Impairment of receivables..................................      --       --     (608)
Lease rentals..............................................     605      695      949
Other operating expenses...................................   9,319    5,869    4,916
Profit on sale of property, plant and equipment............     (76)     (75)     (16)
Repairs and maintenance....................................   4,784    2,454    1,863
Staff costs................................................   8,027    6,673    5,625
                                                             ------   ------   ------
                                                             25,479   19,448   21,373

                          BP PAPUA NEW GUINEA LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 -- (CONTINUED)

3.  (a) INCOME TAX EXPENSE

     The prima facie tax payable on the operating profit differs from the income tax provided in the accounts and is reconciled as follows:

                                                               2003     2002    2001
                                                              K'000    K'000    K'000
                                                              ------   ------   -----
Operating profit before tax.................................  31,000   14,851   7,416
                                                              ------   ------   -----
Prima facie tax payable @ 30% (2002 and 2001: 25%)..........   9,300    3,713   1,854
Effect of change in tax rate................................    (275)      --      --
Over provision in previous year.............................    (151)      --     (78)
Non deductible items........................................     116       44      74
                                                              ------   ------   -----
Income tax expense..........................................   8,990    3,757   1,850
                                                              ------   ------   -----
Comprising
Current year income tax.....................................  10,324    3,346   1,093
Deferred income tax.........................................    (908)     411     835
Effect of change in tax rate................................    (275)      --      --
Prior year tax..............................................    (151)      --     (78)
                                                              ------   ------   -----
                                                               8,990    3,757   1,850
                                                              ------   ------   -----

     The PNG corporate tax rate changed from 25% to 30% effective from January 1, 2003.

     (B) DEFERRED INCOME TAX BENEFIT

                                                              2003    2002    2001
                                                              K'000   K'000   K'000
                                                              -----   -----   -----
At beginning of year........................................  1,593   2,004   2,839
Temporary differences movement..............................  1,183    (411)   (835)
                                                              -----   -----   -----
At end of year..............................................  2,776   1,593   2,004
                                                              -----   -----   -----
The deferred income tax benefit relates to:
Depreciation................................................  1,195     953     995
Employee provisions.........................................    227     145     134
Duty provision..............................................    217     217       0
Unrealized Foreign exchange (gain)/loss.....................     --    (584)      3
Trade receivables impairment................................    439     366     365
Minor capital expenditure...................................    835     627     617
Others......................................................   (137)   (131)   (110)
                                                              -----   -----   -----
                                                              2,776   1,593   2,004
                                                              -----   -----   -----

                          BP PAPUA NEW GUINEA LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 -- (CONTINUED)

4.  PROPERTY, PLANT AND EQUIPMENT

                                         WORK IN     LAND &      PLANT &     MOTOR
                                         PROGRESS   BUILDINGS   EQUIPMENT   VEHICLES   TOTAL
                                          K'000       K'000       K'000      K'000     K'000
                                         --------   ---------   ---------   --------   ------
2003
COST
January 1, 2003........................      491      7,441      23,472      2,054     33,458
Additions..............................    4,685         --          --         --      4,685
Disposals..............................       --       (122)        (12)      (348)      (482)
Transfers..............................   (2,487)       232       1,376        879         --
                                          ------      -----      ------      -----     ------
December 31, 2003......................    2,689      7,551      24,836      2,585     37,661
                                          ------      -----      ------      -----     ------
DEPRECIATION
January 1, 2003........................       --      3,796      15,620      1,436     20,852
Change for the year....................       --        271       1,139        529      1,939
Disposals..............................       --        (46)        (11)      (322)      (379)
                                          ------      -----      ------      -----     ------
December 31, 2003......................       --      4,021      16,748      1,643     22,412
                                          ------      -----      ------      -----     ------
WDV at December 31, 2003...............    2,689      3,530       8,088        942     15,249
                                          ------      -----      ------      -----     ------
2002
COST
January 1, 2002........................      825      7,704      22,377      1,486     32,392
Additions..............................    1,640         --          --         --      1,640
Disposals..............................       --       (387)        (61)      (126)      (574)
Transfers..............................   (1,974)       124       1,156        694         --
                                          ------      -----      ------      -----     ------
December 31, 2002......................      491      7,441      23,472      2,054     33,458
                                          ------      -----      ------      -----     ------
DEPRECIATION
January 1, 2002........................       --      3,863      14,628        930     19,421
Change for the year....................       --        114       1,046        632      1,792
Disposals..............................       --       (181)        (54)      (126)      (361)
                                          ------      -----      ------      -----     ------
December 31, 2002......................       --      3,796      15,620      1,436     20,852
                                          ------      -----      ------      -----     ------
WDV at December 31, 2002...............      491      3,645       7,852        618     12,606
                                          ------      -----      ------      -----     ------

                          BP PAPUA NEW GUINEA LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 -- (CONTINUED)

                                         WORK IN     LAND &      PLANT &     MOTOR
                                         PROGRESS   BUILDINGS   EQUIPMENT   VEHICLES   TOTAL
                                          K'000       K'000       K'000      K'000     K'000
                                         --------   ---------   ---------   --------   ------
2001
COST
January 1, 2001........................       24      7,761      22,730      1,102     31,617
Additions..............................    1,440         --          --         --      1,440
Disposals..............................       --       (108)       (474)       (83)      (665)
Transfers..............................     (639)        51         121        467         --
                                          ------      -----      ------      -----     ------
December 31, 2001......................      825      7,704      22,377      1,486     32,392
                                          ------      -----      ------      -----     ------
DEPRECIATION
January 1, 2001........................       --      3,639      13,588        641     17,868
Change for the year....................       --        324       1,414        343      2,081
Disposals..............................       --       (100)       (374)       (54)      (528)
                                          ------      -----      ------      -----     ------
December 31, 2001......................       --      3,863      14,628        930     19,421
                                          ------      -----      ------      -----     ------
WDV at December 31, 2001...............      825      3,841       7,749        556     12,971
                                          ------      -----      ------      -----     ------

5.  TRADE AND OTHER RECEIVABLES

                                                              2003     2002     2001
                                                             K'000    K'000    K'000
                                                             ------   ------   ------
Trade receivables..........................................  24,924   28,491   16,673
Less: Provision for doubtful debts.........................  (1,462)  (1,462)  (1,462)
                                                             ------   ------   ------
                                                             23,462   27,029   15,211
                                                             ------   ------   ------
Other receivables and prepayments..........................     603      499      486
VAT recoverable............................................      --    1,896       --
Customer loans.............................................      39      212       37
                                                             ------   ------   ------
                                                                642    2,607      523
                                                             ------   ------   ------
Total trade and other receivables..........................  24,104   29,636   15,734
                                                             ------   ------   ------

6.  INVENTORIES

                                                              2003     2002     2001
                                                             K'000    K'000    K'000
                                                             ------   ------   ------
Trading stock -- Petroleum products........................  19,965   21,505   21,469
Stores and other materials.................................   1,027    1,033      761
                                                             ------   ------   ------
                                                             20,992   22,538   22,230
                                                             ------   ------   ------

7.  BANK OVERDRAFT FACILITY

     An unsecured bank overdraft facility of K500,000 is available at all times with Westpac Bank PNG Limited. Additional short term needs to exceed this facility, where required, are discussed and agreed at the time. There was no bank overdraft in existence at the balance date or comparative year ends.

                          BP PAPUA NEW GUINEA LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 -- (CONTINUED)

8.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                              2003    2002    2001
                                                              K'000   K'000   K'000
                                                              -----   -----   -----
Trade creditors.............................................    611     225     152
Accrued expenses............................................  3,226   1,282   3,844
Duty payable................................................  2,756   1,336   1,080
VAT payable.................................................  1,080      --     692
                                                              -----   -----   -----
                                                              7,673   2,843   5,768
                                                              -----   -----   -----

9.  EMPLOYEE PROVISIONS

                                                              2003    2002    2001
                                                              K'000   K'000   K'000
                                                              -----   -----   -----
Current liability...........................................   336     209     211
Non current liability.......................................   388     371     324
                                                              ----    ----     ---
                                                               724     580     535
                                                              ----    ----     ---
Opening balance.............................................   580     535     360
Net charge to provisions during the year....................   406     181     177
Less: Payments..............................................  (262)   (136)     (2)
                                                              ----    ----     ---
Closing balance.............................................   724     580     535
                                                              ----    ----     ---

10.  PAID UP CAPITAL AND RESERVES

                                                              2003   2002   2001
                                                               K      K      K
                                                              ----   ----   ----
Issued and paid up capital
100 ordinary shares.........................................  200    200    200
                                                              ---    ---    ---

     Under the Papua New Guinea Companies Act, shares have no par value and there is no authorised share capital.

     The general reserve of K838,000 has no restrictions on its use. There is no tax on the undistributed profits of the Company. Payments of dividends to shareholders from the retained earnings and reserves of the Company are subject to a dividend withholding tax.

                          BP PAPUA NEW GUINEA LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 -- (CONTINUED)

11.  CONTINGENT LIABILITIES

     The Company had no known contingent liabilities at December 31, 2003 (2002 and 2001: KNil).

12.  RELATED PARTY INFORMATION

     Related parties comprise entities within the BP Group. Refined fuel products are predominantly sourced under contract from BP Australia Limited, with contract rates based on quoted market prices ex Singapore. Amounts attributable to transactions with related parties and outstanding balances are given below.

                                                           2003      2002      2001
                                                           K'000     K'000     K'000
                                                          -------   -------   -------
Refined fuel products...................................  149,498   110,479   100,785
                                                          -------   -------   -------
Payable to BP Australia Limited.........................   11,674    26,206    19,993
                                                          -------   -------   -------

13.  ULTIMATE HOLDING COMPANY

     As at December 31, 2003 the shares in the Company were held by Gas Tanks Nederland BV. The ultimate holding Company was BP Plc, incorporated in UK.

     Subsequent to year-end, the shares in the Company held by Gas Tanks Nederland BV were sold effective April 28, 2004 to InterOil Corporation headquartered in Canada.

14.  RETIREMENT BENEFITS

     The Company participates in the National Superannuation Fund of Papua New Guinea, a multi-employer defined contribution superannuation scheme, in respect of its citizen employees. Mandatory employer and employee contribution rates to an authorised superannuation fund on behalf of citizen employees are established by legislation. Employer contributions expensed during the year amounted to K169,000 (2002: K160,000; 2001: K158,000). No superannuation contributions are made on behalf of non-citizen employees. The Company has no further retirement benefit obligations.

15.  OPERATING LEASE OBLIGATIONS

     Obligations payable after balance date on non-cancellable operating leases are as follows:

                                                              2003    2002    2001
                                                              K'000   K'000   K'000
                                                              -----   -----   -----
Not later than 1 year.......................................    829     571     641
Later than 1 year but not later than 2 years................    213     447     189
Later than 2 years but not later than 3 years...............    176     213     171
Later than 3 years but not later than 4 years...............    193     176     159
Later than 4 years but not later than 5 years...............    103     193     176
Later than 5 years..........................................    103     168     360
                                                              -----   -----   -----
                                                              1,617   1,768   1,696
                                                              -----   -----   -----

     The above operating leases are predominantly for residential and commercial properties, and there are no significant contingent rent or escalation clauses or other restrictions under these leases. In addition, the Company holds State land leases on which annual land rentals are payable. The remaining lease terms on these land leases range from 76 to 99 years. The annual land lease rental expense for 2004 is expected to be K62,634, with anticipated periodic rent increases in future years linked to land values.

                          BP PAPUA NEW GUINEA LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 -- (CONTINUED)

16.  SEGMENT INFORMATION

                                                           2003      2002      2001
                                                           K'000     K'000     K'000
                                                          -------   -------   -------
Revenue derived within Papua New Guinea.................  231,163   177,504   154,653
Export revenue..........................................   11,198    13,726     9,827
                                                          -------   -------   -------
                                                          242,361   191,230   164,480
                                                          -------   -------   -------

     The Company operates in one segment which is the distribution of refined fuel products throughout Papua New Guinea through a network of retail service stations and under commercial contracts. Export sales are incidental to domestic sales and there are no assets or liabilities located outside of Papua New Guinea.

17.  CAPITAL COMMITMENTS

     The Company had no material commitments for future capital expenditure at December 31, 2003 (2002 and 2001: K Nil).

18.  FINANCIAL INSTRUMENTS

  ACTIVITIES AND MANAGEMENT POLICIES

     (a) Foreign Exchange

     The Company undertakes transactions denominated in foreign currencies from time to time in which exposures in foreign currency arise. The Company does not hedge its foreign currency risks.

     The Company imports petroleum products from a related company, BP Australia. At December 31, 2003 the Company's exposure for unpaid shipments and other charges amounted to AUD 2,393,294 (2002: AUD 11,147,666; 2001: AUD 9,098,510) and USD 1,613,189 (2002 and 2001: Nil), which were not hedged.

     The exchange rate applicable at December 31, 2003 to the Kina/AUD was K1= AUD 0.3890 (2002: K1=AUD 0.4396: 2001 K1=AUD0.4952) and Kina/USD was
K1=USD0.2925.

     (b) Credit

     In the normal course of its business the Company incurs credit risk from trade debtors and financial institutions. There are no significant concentrations of credit risk. The Company has a credit policy that is used to manage this exposure to credit risk. As part of this policy, limits on exposures have been set and are monitored on a regular basis.

     (c) Net Fair Value

     The carrying amount of the financial assets and liabilities are considered to approximate their fair value. The Company did not hold any derivative financial instruments for hedging or risk management purposes.

     (d) Petroleum Products

     Contracts for the purchase and sale of petroleum products are held for receipt/delivery in accordance with the Company's expected purchase, sale or usage. The Company has no history of settling such contracts net for cash.

                          BP PAPUA NEW GUINEA LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 -- (CONTINUED)

19.  EMPLOYEES

     The average number of people employed by the Company during the year was 189 (2002: 155; 2001: 154). The increase from 2002 was predominantly due to hired casuals who were required for short-term projects.

20.  VULNERABILITY TO CONCENTRATION RISK

     The Company's predominant activity is to distribute refined fuel products throughout Papua New Guinea through a network of retail service stations and under commercial contracts. There is no dependence on a single customer or geographic region of the country. Refined fuel products are predominantly sourced under contract from BP Australia Limited. Retail fuel prices in Papua New Guinea are subject to price control by an independent regulator.

21.  CORRECTION TO PREVIOUSLY ISSUED FINANCIAL STATEMENTS

     These accounts include adjustments as compared to the financial statements previously issued by the Company as of and for the years ended December 31, 2003 and 2002. The adjustments correct the recognition of a provision for a duty claim in 2003 that should have been recognized in 2002 including the tax effect. The effect of these adjustments are as follows:

                                                               2003     2002
                                                              K'000    K'000
                                                              ------   ------
NET PROFIT
As reported.................................................  21,503   11,601
As restated.................................................  22,010   11,094
TOTAL SHAREHOLDERS' EQUITY
As reported.................................................  55,659   42,156
As restated.................................................  55,659   41,649

22.  CONVENIENCE TRANSLATION INTO UNITED STATES DOLLAR AMOUNTS

     The Company reports its financial statements in Papua New Guinea Kina. The United States dollar ("U.S. dollar") amounts disclosed in the accompanying financial statements are presented solely for the convenience of the reader, and have been converted at the rate of one Papua New Guinea Kina to 0.3120 U.S. dollar, the spot rate as of September 30, 2004. Such convenience translations should not be construed as representations that the Papua New Guinea Kina amounts represent, have been, or could be, converted into, United States dollars at that or any other rate. The U.S. dollar amounts are unaudited and are not presented in accordance with International Financial Reporting Standards.

23. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE U.S.

     The Company's financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") and the Papua New Guinea Companies Act 1997. IFRS differs in certain significant respects from accounting principles generally accepted in Canada ("Canadian GAAP") and in the United States of America ("U.S. GAAP"). However, there are no significant reconciling differences between IFRS and Canadian and U.S. GAAP, as those standards relate to the Company and these financial statements.

                          BP PAPUA NEW GUINEA LIMITED

                       NOTES TO THE FINANCIAL STATEMENTS
      FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001 -- (CONTINUED)

24.  EVENTS AFTER THE BALANCE SHEET DATE

     On 10 March 2004 an agreement was signed for all the shares in the company to be acquired by InterOil Corporation, with control passing effective 28 April 2004. The purchase price at the date of transfer was U.S.$12.2 million for assets and inventory. In accordance with the sale agreement, dividends of K15,729,688 are payable to the former shareholder, comprising profits from the 2003 year and the first two months of 2004. The Company changed its name to InterOil Products Limited on 29 April 2004.

                          BP PAPUA NEW GUINEA LIMITED

                     CONDENSED INTERIM FINANCIAL STATEMENTS
                         AS AT MARCH 31, 2004 AND 2003

                            CONDENSED BALANCE SHEET
     (EXPRESSED IN PAPUA NEW GUINEA KINA, EXCEPT SUPPLEMENTARY INFORMATION)

                                           SUPPLEMENTARY
                                    NOTE    INFORMATION
                                    ----   --------------
                                           MARCH 31, 2004
                                              USD'000
                                           @ 1 K = 0.3120   MARCH 31, 2004   DECEMBER 31, 2003   MARCH 31, 2003
                                                USD             K'000              K'000             K'000
                                           --------------   --------------   -----------------   --------------
                                            (UNAUDITED)      (UNAUDITED)                          (UNAUDITED)
                                                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......              6,495           20,819            18,706              6,901
  Trade receivables...............              7,286           23,352            23,462             26,441
  Other receivables and
     prepayments..................              1,082            3,468               642              1,316
  Inventories.....................              8,138           26,084            20,992             25,948
                                               ------           ------            ------             ------
                                               23,001           73,723            63,802             60,606
NON CURRENT ASSETS:
  Property, plant and equipment...              4,681           15,002            15,249             12,809
  Deferred income tax benefit.....                670            2,147             2,776              2,320
                                               ------           ------            ------             ------
                                               28,352           90,872            81,827             75,735
                                               ------           ------            ------             ------

                                     LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Income tax payable..............              1,790            5,736             6,097              5,025
  Accounts payable and accrued
     liabilities..................   4          1,271            4,074             7,673              2,871
  Employee provisions.............                101              323               336                198
  Dividends payable...............   6          4,908           15,730                --                 --
  Due to related parties..........              6,365           20,403            11,674             19,141
                                               ------           ------            ------             ------
                                               14,435           14,435            25,780             27,235
NON CURRENT LIABILITIES:
  Employee provisions.............                127              406               388                384
                                               ------           ------            ------             ------
                                               14,562           46,672            26,168             27,619
                                               ------           ------            ------             ------
SHAREHOLDERS' EQUITY:
  Share capital...................                 --               --                --                 --
  General reserve.................                261              838               838                838
  Retained earnings...............             13,529           43,362            54,821             47,278
                                               ------           ------            ------             ------
                                               13,790           44,200            55,659             48,116
                                               ------           ------            ------             ------
                                               28,352           90,872            81,827             75,735
                                               ------           ------            ------             ------

          See accompanying notes to the condensed financial statements
                   Approved by the Board on November 2, 2004




          /s/ "TOM S. DONOVAN"                     /s/ "GRAEME K. ALEXANDER"
----------------------------------------    ----------------------------------------
                Director                                    Director

                          BP PAPUA NEW GUINEA LIMITED

                     CONDENSED INTERIM FINANCIAL STATEMENTS
             FOR THE 3 MONTH PERIODS ENDED MARCH 31, 2004 AND 2003

                        CONDENSED STATEMENT OF EARNINGS
     (EXPRESSED IN PAPUA NEW GUINEA KINA, EXCEPT SUPPLEMENTARY INFORMATION)

                                                      SUPPLEMENTARY
                                               NOTE    INFORMATION
                                               ----   --------------
                                                      31 MARCH 2004
                                                         USD'000
                                                      @ 1 K = 0.3120   31 MARCH 2004   31 MARCH 2003
                                                           USD             K'000           K'000
                                                      --------------   -------------   -------------
                                                       (UNAUDITED)      (UNAUDITED)     (UNAUDITED)
Sales revenue................................             18,861           60,453          59,095
Cost of sales................................            (14,982)         (48,020)        (44,529)
                                                         -------          -------         -------
GROSS PROFIT.................................              3,879           12,433          14,566
Other operating income.......................                101              324             151
Administrative and general expenses..........   3         (1,979)          (6,342)         (4,764)
Foreign exchange gains/(losses)..............               (142)            (456)           (798)
                                                         -------          -------         -------
OPERATING PROFIT.............................              1,859            5,959           9,155
Finance income...............................                 32              104              73
                                                         -------          -------         -------
PROFIT BEFORE INCOME TAXES...................              1,891            6,063           9,228
Income tax (expense).........................   3           (559)          (1,792)         (2,761)
                                                         -------          -------         -------
NET PROFIT...................................              1,332            4,271           6,467
                                                         -------          -------         -------

                          BP PAPUA NEW GUINEA LIMITED

                     CONDENSED INTERIM FINANCIAL STATEMENTS
             FOR THE 3 MONTH PERIODS ENDED MARCH 31, 2004 AND 2003

                       CONDENSED STATEMENT OF CASH FLOWS
     (EXPRESSED IN PAPUA NEW GUINEA KINA, EXCEPT SUPPLEMENTARY INFORMATION)

                                                                   3 MONTH PERIOD ENDED
                                                     ------------------------------------------------
                                                     SUPPLEMENTARY
                                                      INFORMATION
                                                     --------------
                                                     MARCH 31, 2004
                                                        USD'000
                                                     @ 1 K = 0.3120   MARCH 31, 2004   MARCH 31, 2003
                                                          USD             K'000            K'000
                                                     --------------   --------------   --------------
                                                      (UNAUDITED)      (UNAUDITED)      (UNAUDITED)
OPERATING ACTIVITIES
Profit before income taxes.........................       1,891            6,063            9,228
Adjustments for non-cash transactions:
  Depreciation and profit on sale of property,
     plant and equipment...........................         101              323              437
  Unrealized exchange loss.........................         214              687              670
Change in non-cash operating working capital:
  Inventories......................................      (1,589)          (5,092)          (3,410)
  Trade and other receivables......................        (847)          (2,716)           1,879
  Accounts payable and accrued liabilities.........      (1,122)          (3,594)              30
  Due to related parties...........................       2,509            8,042           (7,735)
Taxes paid.........................................        (475)          (1,524)             (10)
                                                         ------           ------           ------
Cash flows provided by operating activities........         682            2,189            1,089
                                                         ------           ------           ------
INVESTING ACTIVITIES
  Expenditure on capital assets....................        (187)            (602)            (652)
  Funds received on sale of assets.................         164              526               11
                                                         ------           ------           ------
Cash flows used in investing activities............         (23)             (76)            (641)
                                                         ------           ------           ------
Increase in cash and cash equivalents..............         659            2,113              448
Cash and cash equivalents, beginning of period.....       5,836           18,706            6,452
                                                         ------           ------           ------
Cash and cash equivalents, end of period...........       6,495           20,819            6,901
                                                         ------           ------           ------
CASH AND CASH EQUIVALENTS COMPRISES:
Cash on hand and at bank...........................       6,495           20,819            6,901
Bank overdrafts....................................          --               --               --
                                                         ------           ------           ------
                                                          6,495           20,819            6,901
                                                         ------           ------           ------

          See accompanying notes to the condensed financial statements

                          BP PAPUA NEW GUINEA LIMITED

                     CONDENSED INTERIM FINANCIAL STATEMENTS
             FOR THE 3 MONTH PERIODS ENDED MARCH 31, 2004 AND 2003

                    CONDENSED STATEMENT OF CHANGES IN EQUITY
     (EXPRESSED IN PAPUA NEW GUINEA KINA, EXCEPT SUPPLEMENTARY INFORMATION)

                                                                   3 MONTH PERIOD ENDED
                                                     ------------------------------------------------
                                                     SUPPLEMENTARY
                                                      INFORMATION
                                                     --------------
                                                     MARCH 31, 2004
                                                        USD'000
                                                     @ 1 K = 0.3120   MARCH 31, 2004   MARCH 31, 2003
                                                          USD             K'000            K'000
                                                     --------------   --------------   --------------
                                                      (UNAUDITED)      (UNAUDITED)      (UNAUDITED)
SHARE CAPITAL
At beginning of period.............................          --               --               --
Issue of capital stock.............................          --               --               --
                                                         ------          -------           ------
At end of period...................................          --               --               --
                                                         ------          -------           ------
GENERAL RESERVE
At beginning of period.............................         261              838              838
Change in period...................................          --               --               --
                                                         ------          -------           ------
At end of period...................................         261              838              838
                                                         ------          -------           ------
RETAINED EARNINGS
At beginning of period.............................      17,104           54,821           40,811
Dividends declared.................................      (4,907)         (15,730)              --
Net profit for period..............................       1,332            4,271            6,467
                                                         ------          -------           ------
At end of period...................................      13,529           43,362           47,278
                                                         ------          -------           ------
SHAREHOLDERS' EQUITY AT END OF PERIOD..............      13,790           44,200           48,116
                                                         ------          -------           ------

          See accompanying notes to the condensed financial statements

                            PAPUA NEW GUINEA LIMITED

              NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
             FOR THE 3 MONTH PERIODS ENDED MARCH 31, 2004 AND 2003
                                  (UNAUDITED)

1.  STATEMENT OF ACCOUNTING POLICIES

     BP Papua New Guinea Limited (the "Company") is incorporated in Papua New Guinea, and all amounts are expressed in Papua New Guinea Kina rounded to the nearest thousand kina, unless noted otherwise and with the Papua New Guinea Companies Act 1997.

     These financial statements comply with International Accounting Standard IAS 34: Interim Financial Reporting and with the Papua New Guinea Companies Act 1997.

     In the opinion of management, the accompanying condensed financial statements contain all adjustments, consisting only of normal recurring adjustments, that are necessary to present fairly the financial position of the Company as of March 31, 2004 and 2003 and the statement of earnings and of cash flows for the three month periods ended March 31, 2004 and 2003.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the annual financial statements of the Company for the year ended December 31, 2003. The results of operations for the interim periods are not necessarily indicative of the results of the full fiscal year.

2.  GENERAL ACCOUNTING POLICIES

     The fundamental accounting assumptions recognised as appropriate for the measurement and reporting of results, cash flows and the financial position have been followed in the preparation of these financial statements.

     These accounts have been prepared using the historical cost convention as modified by the re-measurement of certain financial instruments at fair value through profit and loss.

     The accounting policies adopted and methods of computation used are consistent with those of the previous financial year ended December 31, 2003.

3.  INTERIM OPERATIONS

     There are no significant seasonal or cyclical factors that impact the interim financial periods ended March 31, 2004 and 2003.

                            PAPUA NEW GUINEA LIMITED

              NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
      FOR THE 3 MONTH PERIODS ENDED MARCH 31, 2004 AND 2003 -- (CONTINUED)
                                  (UNAUDITED)

4.  ADMINISTRATIVE AND GENERAL EXPENSES

                                                           MARCH 31, 2004   MARCH 31, 2003
                                                               K'000            K'000
                                                           --------------   --------------
Auditors remuneration
  Audit..................................................         31               11
  Other services.........................................         12               --
Bad debts written off....................................         --               --
Depreciation.............................................        544              448
Donations................................................         34               69
Environmental remediation................................        120              116
Lease rentals............................................        185              273
Other operating expenses.................................      2,502            1,529
Profit on sale of property, plant and equipment..........       (221)             (11)
Repairs and maintenance..................................      1,258              575
Staff costs..............................................      1,877            1,754
                                                               -----            -----
                                                               6,342            4,764
                                                               -----            -----

5.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                           MARCH 31, 2004   MARCH 31, 2003
                                                               K'000            K'000
                                                           --------------   --------------
Trade creditors..........................................        153              392
Accrued expenses.........................................      1,870            1,313
Duty payable.............................................      2,051            1,166
VAT payable..............................................         --               --
                                                               -----            -----
                                                               4,074            2,871
                                                               -----            -----

6.  PAID UP CAPITAL

                                                           MARCH 31, 2004   MARCH 31, 2003
                                                                 K                K
                                                           --------------   --------------
Issued and paid up capital
100 ordinary shares......................................       200              200
                                                                ---              ---

7.  DIVIDENDS PAID AND PAYABLE

     There were no dividends paid in the periods ended March 31, 2004 or 2003. Dividends declared in the period to March 31, 2004 totalled K15,729,688 and encompass profits from the 2003 year and the first two months of 2004 and are payable to the owner of the shares at this time as part of the share sale agreement dated March 10, 2004.

                            PAPUA NEW GUINEA LIMITED

              NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
      FOR THE 3 MONTH PERIODS ENDED MARCH 31, 2004 AND 2003 -- (CONTINUED)
                                  (UNAUDITED)

8.  CONTINGENT LIABILITIES

     The Company had no known contingent liabilities at March 31, 2004 (2003:
KNil).

9.  RELATED PARTY INFORMATION

     Related parties comprise entities within the BP Group and InterOil Corporation. Refined fuel products are predominantly sourced under contract from BP Australia Limited, with contract rates based on quoted market prices ex Singapore. There were no material transactions with InterOil Corporation. Amounts attributable to transactions with the BP Group during the three month periods ended March 31, 2004 and 2003 and outstanding balances at March 31, 2004 and 2003 are given below

                                                           MARCH 31, 2004   MARCH 31, 2003
                                                               K'000            K'000
                                                           --------------   --------------
Refined fuel products....................................      42,991           42,053
                                                               ------           ------
Payable to BP Australia Limited, excluding dividend......      20,403           19,141
                                                               ------           ------

10.  ULTIMATE HOLDING COMPANY

     As at April 28, 2004, the shares in the Company were held by S.P. Distribution Limited, a subsidiary of InterOil Corporation, a company registered in New Brunswick, Canada. Prior to April 28, 2004, the shares were owned by Gas Tanks Nederland BV., and the ultimate holding company was BP Plc, incorporated in UK. The purchase price at the date of transfer was U.S.$12.2 million for assets and inventory. The Company changed its name to InterOil Products Limited on 29 April 2004.

11.  CONVENIENCE TRANSLATION INTO UNITED STATES DOLLAR AMOUNTS

     The Company reports its financial statements in Papua New Guinea Kina. The United States dollar ("U.S. dollar") amounts disclosed in the accompanying financial statements are presented solely for the convenience of the reader, and have been converted at the rate of one Papua New Guinea Kina to 0.3120 U.S. dollar, the spot rate as of September 30, 2004. Such convenience translations should not be construed as representations that the Papua New Guinea Kina amounts represent, have been, or could be, converted into, United States dollars at that or any other rate. The U.S. dollar amounts are unaudited and are not presented in accordance with International Financial Reporting Standards..

12. RECONCILIATION TO ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND THE U.S.

     The Company's financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") and the Papua New Guinea Companies Act 1997. IFRS differs in certain significant respects from accounting principles generally accepted in Canada ("Canadian GAAP") and the United States of America ("U.S. GAAP"). However, there are no significant reconciling differences between IFRS and Canadian and U.S. GAAP, as those standards relate to the Company.

                           CERTIFICATE OF THE COMPANY

                                                               December 13, 2004

     This short form prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of the last supplement to this prospectus relating to the securities offered by this prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement(s) as required by the securities legislation of Ontario.




           /s/ PHIL E. MULACEK                          /s/ TOM S. DONOVAN
 ----------------------------------------    ----------------------------------------
         Chief Executive Officer                     Chief Financial Officer

                      On behalf of the Board of Directors




           /s/ CHRISTIAN VINSON                          /s/ EDWARD SPEAL
 ----------------------------------------    ----------------------------------------
                 Director                                    Director

                                    PART II

       INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

     Section 22 of the Bylaws of the Company provides, with regard to indemnity and insurance under the Business Corporations Act (New Brunswick) (the "Act"), in part as follows:

          "Subject to Section 81 of the Act, except in respect of an action by or on behalf of the Corporation or Another Body Corporate (as hereinafter defined) to procure a judgement in its favour, the Corporation shall indemnify each director and officer of the Corporation and each former director and officer of the Corporation and each person who acts or acted at the Corporation's request as a director or officer of Another Body Corporate, and his heirs and legal representatives, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or Another Body Corporate, as the case may be, if

             (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and

             (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

          "Another Body Corporate" as used herein means a body corporate of which the Corporation is or was a shareholder or creditor."

     The Act provides that no officer or director of the Company may be indemnified in connection with the defense of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the corporation or body corporate, unless a court of competent jurisdiction has approved the terms of such indemnification. However, the Act further provides that notwithstanding any provision to the contrary therein, any officer or director is entitled to indemnification if such person (i) was substantially successful on the merits of the defense of the action or proceeding; (ii) acted honestly and in good faith with a view to the best interests of the corporation; and (iii) where a criminal or administrative action or monetary penalty is involved, such person had reasonable grounds for believing that his or her conduct was lawful.

     Insofar as indemnification for liabilities arising from the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    PART III

                 UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1.  UNDERTAKING.

     The Company undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Amendment No. 1 to Form F-10 or to transactions in said securities.

ITEM 2.  CONSENT TO SERVICE OF PROCESS.

     The Company previously filed with the Commission on November 12, 2004 a written Appointment of Agent for Service of Process and Undertaking on Form F-X. Any change to the name or address of the agent for service of the Registrant or the trustee shall be communicated promptly to the Commission by amendment of Form F-X referencing the file number of the relevant registration statement.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 13th day of December, 2004.

                                          INTEROIL CORPORATION

                                          By:     /s/ PHIL E. MULACEK*
                                            ------------------------------------
                                                      Phil E. Mulacek
                                                   Chairman of the Board,
                                                Chief Executive Officer and
                                                          President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, on the 13th day of December, 2004.


               /s/ PHIL E. MULACEK*                  Chairman of the Board, Chief Executive Officer and
 ------------------------------------------------         President (Principal Executive Officer)
                 Phil E. Mulacek


               /s/ TOM S. DONOVAN*                        General Manager -- Finance/Accounts and
 ------------------------------------------------                 Chief Financial Officer
                  Tom S. Donovan                              (Principal Financial Officer and
                                                               Principal Accounting Officer)


             /s/ CHRISTIAN M. VINSON*                    Director; Chief Operating Officer and Vice
 ------------------------------------------------                        President
               Christian M. Vinson


              /s/ GEOFFREY M. FOLIE*                            Deputy Chairman of the Board
 ------------------------------------------------
                Geoffrey M. Folie


               /s/ ROGER N. GRUNDY*                                       Director
 ------------------------------------------------
                 Roger N. Grundy


               /s/ GAYLEN J. BYKER*                                       Director
 ------------------------------------------------
                 Gaylen J. Byker


               /s/ EDWARD N. SPEAL*                                       Director
 ------------------------------------------------
                 Edward N. Speal

---------------

* Pursuant to a previously filed power of attorney, Gary M. Duvall, as attorney-in-fact, does hereby sign this Registration Statement on behalf of each such person, in each case in the capacity indicated and on the date indicated.

                                          By:      /s/ GARY M. DUVALL
                                            ------------------------------------
                                                       Gary M. Duvall
                                                      Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   1      Base Shelf Prospectus (included herein as Part I of this
          Registration Statement)
   2      Annual Information Form dated May 19, 2004 (incorporated
          herein by reference to Exhibit 1 of the Company's Report on
          Form 6-K dated December 10, 2004)
   3      U.S. GAAP reconciliation which includes audited comparative financial statements of the Registrant and notes thereto for the years ended December 31, 2003, December 31, 2002,
          December 31, 2001 and cumulative, together with the report and rates of the auditors thereon (incorporated herein by
          reference to Exhibit 5 of the Company's Report on Form 40-F dated May 12, 2004)
   4      Amending Agreement to Securities Purchase Agreement, dated
          September 1, 2004, by and among, InterOil Corporation,
          Portside Growth and Opportunity Fund, Manchester Securities
          Corp. and Provident Master Fund LTD.*
   5      8.78% Senior Convertible Debenture due August 28, 2009 of
          InterOil Corporation, dated August 27, 2004*
   6      Management's Discussion and Analysis for the year ended
          December 31, 2003, contained on pages 43-48 of the 2003
          Annual Report of the Company (incorporated herein by
          reference to Exhibit 3 of the Company's Report on Form 40-F dated May 12, 2004)
   7      Amended unaudited comparative consolidated financial
          statements for the six months ended June 30, 2004, June 30,
          2003 and June 30, 2002*
   8      Management Information Circular for the annual meeting of
          shareholders held on June 29, 2004 (excluding those
          portions, which, in accordance with National Instrument
          44-101, need not be incorporated by reference)*
   9      Unaudited comparative consolidated financial statements for the six months ended June 30, 2004 and June 30, 2003 and
          management's discussion and analysis thereof*
  10      Material Change Report dated February 2, 2004 in respect of a revision to the estimate for completion of our refinery
          project in Papua New Guinea (incorporated herein by
          reference to Exhibit 123 of the Company's Report on Form
          40-F dated May 12, 2004)
  11      Material Change Report dated March 16, 2004 in respect of
          the share sale agreement with British Petroleum plc to
          acquire British Petroleum's Papua New Guinea subsidiary, BP
          PNG (incorporated herein by reference to Exhibit 122 of the
          Company's Report on Form 40-F dated May 12, 2004)
  12      Material Change Report dated June 17, 2004 in respect of the arrival of the first shipment of crude oil for our refinery at our marine terminal located across the harbor from Port
          Moresby, Papua New Guinea*
  13      Material Change Report dated July 7, 2004 in respect of our refinery's crude distillation unit accepting feedstock for the first time*
  14      Material Change Report dated August 27, 2004 in respect of the definitive agreement for the private placement of
          U.S.$30 million to U.S.$40 million of Debentures*
  15      Material Change Report dated September 10, 2004 in respect of closing the issuance of an additional U.S.$15 million of
          Debentures, raising a total of U.S.$45 million*
  16      Refinery State Project Agreement by and among InterOil
          Limited to InterOil, Ltd. and the Independent State of Papua
          New Guinea dated May 29, 1997*
  17      Agreement for the Sale and Purchase of Naphtha dated
          February 8, 2001*
  18      Export Marketing and Shipping Agreement by and between EP
          InterOil, Ltd. and Shell International Eastern Trading
          Company dated March 23, 2001*
  19      Domestic Sales Agreement by and between InterOil Limited and
          Shell Papua New Guinea Limited dated April 9, 2001*
  20      Sale and Purchase Undertaking Agreement, by and between
          InterOil Corporation and Shell Overseas Holdings Limited
          dated July 21, 2004*
  21      Crude Supply Agency and Sales Agreement by and between EP
          InterOil, Ltd. and BP Singapore Plc Limited dated December
          21, 2001*
  22      Engineering Procurement and Construction Contract by and
          between InterOil Limited and Clough Niugini Limited dated
          March 26, 2002*

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  23      Facilities Management Contract by and between InterOil
          Limited and Petrofac Niugini Limited dated November 9, 2003*
  24      Share Sale Agreement by and among InterOil Corporation, SPI
          Distribution Limited, Gas Tank Nederland B.V., and BP Papua
          New Guinea Limited dated March 9, 2004*
  25      Securities Purchase Agreement by and between InterOil
          Corporation and the Initial Purchasers as listed therein
          dated August 26, 2004*
  26      CSIRO Petroleum Confidential Report No. 02-019, Preliminary
          Report on the Geochemistry of Solid Bitumens in the Pale
          Sandstone, Subu-1 Well and Outcrop at the Aure Scarp, East
          Papuan Basin, dated April 2002*
  27      CSIRO Petroleum Confidential Report No. 04-002 (Part I), The
          Geochemistry and Organic Petrology of Oil Shows and
          Fine-Grained Rocks in Moose-1 and Moose-1ST1, East Papuan
          Basin, dated January 2004*
  28      CSIRO Petroleum Confidential Report No. 04-059 (Part I), The
          Geochemistry of Oil Shows in the Moose-2 Well, East Papuan
          Basin, dated September 2004*
  29      CSIRO Petroleum Confidential Report No. 04-059 (Part II),
          The Geochemistry of Oil Shows in the Moose-2 Well, East
          Papuan Basin, dated September 2004*
  30      Registration Rights Agreement by and among InterOil
          Corporation and the Purchasers signatory thereto, dated
          August 26, 2004
  31      Consent of KPMG
  32      Awareness Letter of KPMG
  33      Consent of PricewaterhouseCoopers
  34      Power of Attorney*

---------------

* Previously filed.